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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
LIBERATE TECHNOLOGIES
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        $25,500,000 aggregate transaction value

	(4)	Proposed maximum aggregate value of transaction: $25,500,000
	(5)	Total fee paid: $3,001.35
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

LIBERATE TECHNOLOGIES
2655 Campus Drive, Suite 250
San Mateo, California 94403
                , 2005

To Our Stockholders:

        You are cordially invited to attend a special meeting of stockholders of Liberate Technologies to be held at the Hotel Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California, on                ,                , 2005 at            , local time.

        At the special meeting, you will be asked to approve and adopt the sale of substantially all of the assets, including technology, patents and other intellectual property, relating to our Non-North America business to SeaChange International, Inc. pursuant to the Asset Purchase Agreement by and among Liberate, Liberate Technologies B.V., our subsidiary, and SeaChange. More information about the asset sale is contained in the accompanying proxy statement, which we strongly encourage you to read in its entirety. A copy of the Asset Purchase Agreement is attached as Annex A to the proxy statement.

        After careful consideration, our board of directors has approved the Asset Purchase Agreement and asset sale and determined that it is expedient and for the best interests of Liberate and its stockholders that Liberate enter into the Asset Purchase Agreement and consummate the asset sale. The asset sale cannot be completed unless, among other things, stockholders holding a majority of the outstanding shares of our common stock approve and adopt the transactions contemplated by the Asset Purchase Agreement. Our board of directors recommends that you vote "FOR" the proposal to approve and adopt the transactions contemplated by the Asset Purchase Agreement.

        Your vote is very important. Whether or not you plan to attend the special meeting, we encourage you to mark, sign and date your proxy and return it promptly in the enclosed, pre-addressed, prepaid envelope to ensure that your shares will be represented and voted at the meeting. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting "AGAINST" the approval and adoption of the transactions contemplated by the Asset Purchase Agreement. If you sign, date and send us your proxy but do not indicate how you want to vote, your proxy will be voted "FOR" the approval and adoption of the transactions contemplated by the Asset Purchase Agreement.

Sincerely,

David Lockwood
Chairman and Chief Executive Officer

This proxy statement is first being mailed to stockholders on or about                , 2005.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD                , 2005

        A special meeting of the stockholders of Liberate Technologies will be held at the Hotel Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California, on                ,                , 2005 at            , local time, to consider and vote on the following matters:

  1.
  To approve and adopt the sale of substantially all of the assets of our Non-North America business pursuant to the terms of the Asset Purchase Agreement, dated as of April 15, 2005, by and among Liberate, Liberate Technologies B.V. and SeaChange International, Inc.; and

  2.
  To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

        For more information about the asset sale and the other transactions contemplated by the Asset Purchase Agreement, we strongly encourage you to review the accompanying proxy statement and the Asset Purchase Agreement attached as Annex A to the proxy statement.

        After careful consideration, our board of directors has approved the Asset Purchase Agreement and the asset sale, has determined that the asset sale is expedient and for the best interests of Liberate and its stockholders and recommends that you vote "FOR" the proposal to approve and adopt the transactions contemplated by the Asset Purchase Agreement.

        Only stockholders of record at the close of business on                , 2005, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of stockholders of record entitled to vote at the special meeting will be available for review during ordinary business hours for a period of 10 days before the special meeting at our executive offices for any purpose germane to the special meeting.

        Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted. Whether or not you attend the special meeting, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

By Order of the Board of Directors,

David Lockwood Chairman and Chief Executive Officer
San Mateo, California , 2005

i

Nature of Our Business After the Asset Sale	31
Interests of Certain Persons in the Asset Sale	31
Tax Consequences of the Asset Sale	32
Unaudited Combined Financial Statements of the Non-North America Business	32
Selected Pro Forma Financial Information	32
No Appraisal Rights	32
Regulatory Approvals	33
THE ASSET PURCHASE AGREEMENT	34
Assets to be Sold	34
Assets to be Retained	34
Liabilities to be Assumed	35
Liabilities to be Retained	35
Consideration for the Assets	36
Purchase Price Adjustments	36
Representations and Warranties	36
Covenants	38
Labor and Employee Benefit Matters	40
Closing Conditions	41
Termination; Expense Reimbursement	42
Amendment; Assignment	43
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	44
STOCKHOLDER PROPOSALS	46
WHERE YOU CAN FIND MORE INFORMATION	46
OTHER MATTERS	47
INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS	F-1
ANNEXES
Annex A Asset Purchase Agreement
Annex B Stockholder Voting Agreement
Annex C Opinion of Allen & Company LLC
Annex D Unaudited Pro Forma Condensed Consolidated Financial Statements

ii

SUMMARY TERM SHEET

        This summary highlights selected information from this proxy statement and the asset purchase agreement and may not contain all of the information about the asset sale that is important to you. To understand the asset sale fully and for a more complete description of the legal terms of the asset sale, you should carefully read this proxy statement, the asset purchase agreement, the stockholder voting agreement, the opinion of Allen & Company LLC, and the other documents to which we refer you in their entirety.

The Companies (page     )

        The parties to the asset purchase agreement are Liberate Technologies and our subsidiary, Liberate Technologies B.V., as sellers, and SeaChange International, Inc., a Delaware corporation, as purchaser.

Description of the Assets to be Sold (pages     )

        We have agreed to sell to SeaChange substantially all of the assets relating to our Non-North America business, including:

  •
  our Non-North America Navigator Platforms, which include all software, including source and object code, and associated documentation developed and marketed by Liberate and its subsidiaries under the names "TV Navigator 1.x," "TV Navigator 1.x ME," "TV Navigator 2.x ME" and "TV Navigator 4.x" and all associated intellectual property owned or licensed by us;

  •
  certain contracts relating to our Non-North America business;

  •
  the lease relating to our office in San Mateo, California;

  •
  all tangible personal property, used, held for use or intended to be used to conduct our Non-North America business, subject to certain exceptions;

  •
  transferable permits and governmental authorizations relating to our Non-North America business;

  •
  all causes of action, claims and rights against third parties relating to the assets to be sold or to our Non-North America business generally, subject to certain exceptions; and

  •
  certain other tangible and intangible assets relating to the transferred assets or our Non-North America business.

Description of Liabilities to be Assumed (page     )

        SeaChange has agreed to assume certain liabilities relating to our Non-North America business, including:

  •
  certain obligations and liabilities, to the extent they are attributable to the period after closing, relating to the transferred assets;

  •
  pre-closing obligations and liabilities relating to the transferred assets for which SeaChange receives a credit pursuant to the purchase price adjustment mechanism in the asset purchase agreement; and

  •
  certain obligations and liabilities relating to employee benefit matters, if applicable.

Description of the Assets to be Retained by Liberate (pages     )

        We will retain all assets not sold to SeaChange, including the following:

  •
  all of our cash and cash equivalent items and all equity securities owned by us or our affiliates;

  •
  our rights under all leases other than the San Mateo, California lease;

  •
  rights to or claims for refunds or rebates of taxes and other governmental charges and the benefit of certain tax attributes of Liberate and Liberate Technologies B.V.;

  •
  all causes of action, claims and rights against (i) certain third parties named in the asset purchase agreement (to the extent attributable to the period prior to the closing of the asset sale), (ii) former officers of Liberate and (iii) other third parties to the extent not relating to the transferred assets or our Non-North America business subject to certain exceptions;

  •
  all assets in respect of and insurance policies and rights under any employee benefit plan, unless specifically assigned to or assumed by SeaChange pursuant to the asset purchase agreement;

  •
  all accounts receivable, or portions thereof, attributable to or arising out of our Non-North America business before the closing;

  •
  all assets used specifically in connection with our corporate functions;

  •
  all tangible personal property not used, held for use or intended to be used in our Non-North America business;

  •
  certain proprietary and confidential business information; and

  •
  all assets sold to Double C Technologies, LLC pursuant to the Asset Purchase Agreement, dated as of January 14, 2004, by and among Liberate, Liberate Technologies Canada Ltd. and Double C Technologies, LLC.

Description of Liabilities to be Retained by Liberate (pages     )

        We will retain all liabilities not assumed by SeaChange, including liabilities relating to:

  •
  all leases other than the San Mateo, California lease;

  •
  all causes of action, claims and rights of (i) certain third parties named in the asset purchase agreement (to the extent attributable to the period prior to the closing of the asset sale), (ii) former officers of Liberate and (iii) other third parties to the extent not relating to the transferred assets or our Non-North America business;

  •
  any contract that is not assigned or asset that is not transferred to SeaChange;

  •
  any employee benefit plans other than obligations and liabilities relating to COBRA coverage assumed by SeaChange, if any; and

  •
  the conduct or operation of our Non-North America business or the ownership of the transferred assets prior to the closing, our North America business, or any other businesses of Liberate and its affiliates.

        In addition to the assets and liabilities transferred pursuant to the asset purchase agreement, at the closing of the asset sale, we will also enter into trademark license agreement with SeaChange pursuant to which we will grant SeaChange a perpetual, nonexclusive and royalty-free license to use our "Liberate" trademark and logo in connection with the Non-North America TV Navigator platforms. We have also agreed to assign to SeaChange our rights in the "Liberate" trademark and logo upon dissolution of our corporate existence to the extent that we have not otherwise conveyed, transferred, assigned or otherwise disposed of such trademark and logo.

Purchase Price (pages     )

        Upon consummation of the asset sale, Liberate will receive $25.5 million in cash, as adjusted pursuant to the asset purchase agreement to prorate pre- and post-closing expenses, deposits and other liabilities.

Reasons for the Asset Sale (page     )

        We are proposing to sell our Non-North America business to SeaChange because we believe that the asset sale and the terms of the asset purchase agreement are in the best interests of Liberate and our stockholders. In reaching its determination to approve the asset sale, the asset purchase agreement and related agreements, our board of directors consulted with senior management and our financial and legal advisors and considered a number of factors, including other potential strategic alternatives, the opportunities and challenges facing Liberate, the fairness opinion delivered by our financial advisor and the terms of the asset purchase agreement.

Recommendation of Our Board of Directors (page     )

        After careful consideration, our board recommends that you vote "FOR" the proposal to approve and adopt the asset sale pursuant to the asset purchase agreement.

Opinion of Our Financial Advisor (page     )

        Our board of directors retained Allen & Company LLC to act as our financial advisor in connection with a review and analysis of our potential strategic alternatives, including the sale of our Non-North America business. As part of the engagement, Allen & Company was asked to determine whether, in its view, the consideration we are to receive from SeaChange in connection with the asset sale is fair, from a financial point of view, to Liberate. Allen & Company delivered an opinion, attached as Annex C to this proxy statement, to our board of directors to the effect that, as of April 15, 2005, and subject to and based on the considerations referred to in its opinion, the consideration to be provided in connection with the asset sale is fair, from a financial point of view, to Liberate.

Vote Required to Approve the Asset Sale (page     )

        The asset sale requires approval and adoption by the holders of a majority of the outstanding shares of our common stock entitled to vote on the asset sale. If we fail to obtain the requisite vote for the proposal, we will not be able to consummate the asset sale and either Liberate or SeaChange may terminate the asset purchase agreement.

        As of                2005, David Lockwood, our Chairman and Chief Executive Officer, and Lockwood Fund LLC (a private investment fund managed by Lockwood Capital Advisors LLC, of which Mr. Lockwood is the Managing Member) together owned of record            shares of our common stock, representing approximately    % of our outstanding common stock and have entered into a stockholder voting agreement, pursuant to which each has appointed SeaChange as such stockholder's proxy and attorney-in-fact to vote the shares of our common stock held by such stockholder as of the record date in favor of the proposal to approve and adopt the asset sale and the asset purchase agreement. A copy of the stockholder voting agreement is attached as Annex B to this proxy statement.

Covenants (page     )

        Under the asset purchase agreement, we have made a number of covenants, including the following:

  •
  not to in Europe acquire a financial interest in or be a principal, partner, member, officer, director, owner, agent, representative, employee or consultant to, directly or indirectly, any business the same as, similar to or in general competition with the Non-North America business operated by Liberate at or prior to closing, for a period of five years after the closing;

  •
  not to solicit for employment or employ any transferred employees for a period of one year after the closing;

  •
  not to solicit, encourage, initiate or participate in any inquiries, negotiations or discussions, or approve or enter into an agreement with respect to a sale of the assets to be acquired by SeaChange under the asset purchase agreement to any other person, except as otherwise expressly permitted in the asset purchase agreement with respect to an unsolicited alternative proposal, subject to certain conditions; and

  •
  other customary covenants governing the operation of our Non-North America business prior to the closing.

Conditions to Completion of the Asset Sale (pages     )

        The parties' obligations to consummate the asset sale are subject to satisfaction or waiver of a number of closing conditions, including:

  •
  approval and adoption by Liberate's stockholders of the asset sale pursuant to the asset purchase agreement;

  •
  representations and warranties being true and correct;

  •
  the absence of any material adverse effect (as such term is defined in the asset purchase agreement) on our Non-North America business, the transferred assets or our ability to consummate the asset sale;

  •
  the absence of any legal restraint that would prevent consummation of the asset sale or subject the asset sale to a condition that would reasonably be expected to have a material adverse effect on our Non-North America business or the transferred assets, SeaChange or its affiliates, or on Liberate and its affiliates taken as a whole;

  •
  Liberate's delivery of audited financial statements for the Non-North America business as of May 31, 2004 and May 31, 2005 to SeaChange;

  •
  Liberate's delivery of consent to assignment of certain license agreements with certain customers;

  •
  the absence of any material breach by Liberate of any principal customer agreement that has not been cured after having received written notice of such breach;

  •
  performance or compliance in all material respects with all obligations and covenants; and

  •
  other customary closing conditions.

Termination of the Asset Purchase Agreement; Expense Reimbursement (page     )

        The asset purchase agreement may be terminated under certain circumstances, including:

  •
  by mutual written consent of Liberate and SeaChange;

  •
  by either Liberate or SeaChange if our stockholders have not approved and adopted the asset sale pursuant to the asset purchase agreement or if the asset sale is not completed by October 15, 2005;

  •
  by either Liberate or SeaChange if the other party materially and uncurably breaches its representations, warranties, covenants or agreements contained in the asset purchase agreement;

  •
  by either Liberate or SeaChange if any order, decree or ruling permanently prohibiting consummation of the contemplated transactions becomes final and non-appealable;

  •
  by SeaChange if Liberate's board of directors (i) fails to recommend the asset sale, (ii) withdraws, modifies or qualifies its recommendation in a manner adverse to SeaChange, (iii) fails to reconfirm its recommendation within five business days after a written request to do so or (iv) recommends that our stockholders approve, accept or tender their shares in response to any alternative proposal;

  •
  by SeaChange if we breach our covenant not to solicit, enter into or take certain other actions with respect to an alternative transaction; or

  •
  by SeaChange if we enter into (or our board of directors authorizes entry into) a letter of intent, agreement in principle, acquisition agreement or other similar undertaking with respect to any alternative proposal;

  •
  by Liberate if (i) we are not in material breach of any terms of the asset purchase agreement, (ii) our board of directors has authorized us to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and we notify SeaChange in writing that we intend to enter into such an agreement, and (iii) SeaChange does not within two business days of receipt of such notice, make an offer that our board of directors determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to our stockholders as the superior proposal; or

  •
  by Liberate if (i) we have for a period of at least 30 calendar days after notifying SeaChange of a material breach of a principal customer agreement attempted with reasonable efforts to resolve or cure such material breach in accordance with the terms of such agreement, (ii) we notify SeaChange that such material breach continues to exist at the end of such 30 calendar day period, (iii) we meet, with certain exceptions, all conditions to closing, and (iv) SeaChange does not within in five calendar days after our notice waive the condition that we not be in breach of any principal customer agreement.

        We have agreed if the asset purchase agreement is terminated under certain circumstances to reimburse SeaChange's reasonable costs and expenses, up to a maximum of $400,000.

Agreement Related to the Asset Purchase Agreement (page     )

        At the closing of the asset sale, we will also enter into a trademark license agreement with SeaChange pursuant to which we will grant SeaChange a perpetual, nonexclusive and royalty-free license to use our "Liberate" trademark and logo in connection with the Non-North America TV Navigator platforms. We have also agreed to assign to SeaChange our rights in the "Liberate" trademark and logo upon dissolution of our corporate existence to the extent that we have not otherwise conveyed, transferred, assigned or otherwise disposed of such trademark and logo.

Interests of Management, Directors and Significant Stockholders in the Asset Sale (page     )

        Liberate has entered into retention agreements with certain executive officers under which they may receive payments if their employment is terminated under certain circumstances following the asset sale of approximately $2,250,000 to $3,000,000 in the aggregate. These agreements will not be assigned to SeaChange and will remain obligations of Liberate following the asset sale. Other than these agreements, no director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the asset sale that is not otherwise shared by all other stockholders.

Tax Consequences of the Asset Sale (page     )

        The sale of assets by Liberate pursuant to the asset purchase agreement will be a taxable transaction for United States federal income tax purposes as discussed in this proxy statement.

No Appraisal Rights (page     )

        Holders of our common stock are not entitled to appraisal rights in connection with the asset sale under the Delaware General Corporation Law, our Certificate of Incorporation or our Amended and Restated Bylaws.

Regulatory Approvals (page     )

        The asset sale is not subject to review by the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE,
THE ASSET PURCHASE AGREEMENT AND THE SPECIAL MEETING

        Following are some commonly asked questions that may be raised by our stockholders and answers to each of those questions.

1.     WHAT AM I BEING ASKED TO VOTE ON AT THE SPECIAL MEETING?

        Our stockholders will consider and vote upon a proposal to approve and adopt the sale of substantially all of the assets, including technology, patents and other intellectual property, relating to our Non-North America business to SeaChange International, Inc. pursuant to the asset purchase agreement between Liberate, Liberate Technologies B.V. (our subsidiary) and SeaChange, for a purchase price of $25,500,000 in cash (subject to adjustment).

2.     WHAT DOES IT MEAN TO SELL SUBSTANTIALLY ALL OF THE ASSETS RELATING TO OUR "NON-NORTH AMERICA BUSINESS"?

        We are proposing to sell to SeaChange substantially all of the assets related to the business we and our subsidiaries have historically conducted in markets outside of North America, including developing, marketing and selling our products and related services intended to enable cable operators to provide interactive television services outside of the United States, Canada and Mexico. We refer to this as our Non-North America business in this proxy statement.

3.     WHAT WILL HAPPEN IF THE ASSET SALE IS APPROVED AND ADOPTED BY OUR STOCKHOLDERS?

        If the asset sale pursuant to the asset purchase agreement is approved and adopted by our stockholders, we will sell substantially all of the assets relating to our Non-North America business to SeaChange under the terms of the asset purchase agreement, as more fully described in this proxy statement. In connection with the asset sale, we have made certain covenants, as more fully described in this proxy statement. Following the sale of the assets relating to the Non-North America business, we will have no immediate significant operating product or services business. We will continue our efforts to resolve outstanding liabilities and prosecute and defend pending litigation and pursue other claims as appropriate that we may have against third parties. We also intend to evaluate and potentially explore all available alternatives. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders. Although our board of directors has not yet made any determination, such alternatives may include dissolution and liquidation of Liberate, a going private transaction effected through a reverse stock split or otherwise in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend or other transactions to maximize stockholder value and manage our outstanding liabilities.

4.     WHAT WILL HAPPEN IF THE ASSET SALE IS NOT APPROVED AND ADOPTED BY OUR STOCKHOLDERS?

        If the asset sale is not approved by our stockholders, we will not sell our assets to SeaChange at this time and we will continue to conduct our business in the ordinary course and evaluate all available strategic alternatives. In addition, SeaChange would have the right to terminate the asset purchase agreement, and as the result of any such termination, SeaChange would have rights to expense reimbursement.

5.     WHEN IS THE ASSET SALE EXPECTED TO BE COMPLETED?

        If the asset sale pursuant to the asset purchase agreement is approved and adopted at the special meeting, we expect to complete the asset sale as soon as practicable after all of the conditions in the asset purchase agreement have been satisfied or waived. Liberate and SeaChange are working toward satisfying the conditions to closing and completing the asset sale as soon as reasonably possible. We expect to be able to complete the asset sale in the second half of 2005.

6.     HOW WAS THE PURCHASE PRICE FOR THE ASSETS DETERMINED?

        The purchase price for the assets proposed to be sold to SeaChange was negotiated between representatives of Liberate and representatives of SeaChange. We have received a fairness opinion from Allen & Company LLC concluding that the consideration to be received by us for the assets is fair, from a financial point of view, to Liberate. A copy of the fairness opinion from Allen & Company is included as Annex C to this proxy statement.

7.     AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE ASSET SALE?

        No. Delaware law does not provide for stockholder appraisal rights in connection with the sale of a company's assets.

8.     WHAT WILL HAPPEN TO MY LIBERATE SHARES IF THE ASSET SALE IS APPROVED?

        The asset sale will not alter the rights, privileges or nature of the outstanding shares of Liberate. A stockholder who owns shares of Liberate common stock immediately prior to the closing of the asset sale will continue to hold the same number of shares immediately following the closing.

9.     HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THE PROPOSAL?

        The board of directors recommends that you vote "FOR" the proposal to approve and adopt the asset sale pursuant to the asset purchase agreement.

10.   HOW DO I VOTE?

        Sign and date each proxy card you receive and return it in the enclosed envelope prior to the special meeting.

11.   CAN I CHANGE MY VOTE?

        Yes. You may change your proxy instructions at any time before your proxy is voted at the special meeting. Proxies may be revoked by taking any of the following actions:

  •
  filing a written notice of revocation with our corporate secretary at our principal executive office (2655 Campus Drive, Suite 250, San Mateo, CA 94403);

  •
  filing a properly executed proxy showing a later date with our corporate secretary at our principal executive office; or

  •
  attending the special meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

12.   WHAT SHARES ARE INCLUDED ON THE PROXY CARD(S)?

        The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

13.   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

        If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

14.   WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

        Only holders of record of our common stock as of the close of business on                , 2005 are entitled to notice of and to vote at the special meeting.

15.   HOW MANY SHARES WERE OUTSTANDING ON THE RECORD DATE?

        At the close of business on                , 2005 there were            shares of common stock outstanding and entitled to vote. A stockholder may vote (a) shares that are held of record directly in the stockholder's name, and (b) shares held for the stockholder, as the beneficial owner, through a broker, bank or other nominee. At the meeting, each outstanding share of common stock will be entitled to one vote.

16.   WHAT IS A "QUORUM" FOR PURPOSES OF THE SPECIAL MEETING?

        In order to conduct business at the special meeting, a quorum must be present. A "quorum" is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the special meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

17.   WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSAL?

        Once a quorum has been established, for the asset sale to be approved and adopted, a majority of our outstanding shares must vote "FOR" the proposal.

        If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Liberate common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of Liberate common stock is required to approve and adopt the asset sale and the asset purchase agreement, a failure to provide your broker with instructions on how to vote your shares will have the effect of a vote against the proposal to approve and adopt the asset sale pursuant to the asset purchase agreement.

18.   WHAT HAPPENS IF I ABSTAIN?

        Proxies marked "abstain" will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by such proxies will be treated as votes against the proposal.

19.   HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

        Although we do not know of any business to be considered at the special meeting other than the asset sale proposal described in this proxy statement, if any other business is properly presented at the special meeting, your signed proxy card gives authority to the proxy holders, David Lockwood and Gregory Wood, to vote on such matters at their discretion.

20.   WHO WILL BEAR THE COST OF THIS SOLICITATION?

        Liberate will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. We may solicit proxies by personal interview, mail, telephone and electronic communications. Liberate has not retained a proxy solicitor to assist with the solicitation of proxies for the special meeting. Our directors, officers, and employees (acting without additional compensation) may assist in soliciting proxies by telephone, email, or direct contact. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

THE SPECIAL MEETING OF LIBERATE STOCKHOLDERS

        We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

When and Where the Special Meeting Will be Held

        We will hold the special meeting at the Hotel Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California, on                , 2005 at                ., local time.

What Will be Voted Upon

        At the special meeting, we are asking holders of record of Liberate common stock to consider and vote on the following proposals:

  •
  The approval and adoption of the sale of substantially all of the assets relating to our Non-North America business to SeaChange pursuant to the asset purchase agreement by and among Liberate, Liberate Technologies B.V., and SeaChange (see "The Asset Sale" beginning on page     and "The Asset Purchase Agreement" beginning on page     ); and

  •
  The transaction of any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting.

Voting Securities; Quorum

        Only holders of record of Liberate common stock at the close of business on                        , 2005, the record date, are entitled to notice of and to vote at the special meeting. On the record date,                        shares of Liberate common stock were issued and outstanding and held by    holders of record. Holders of record of Liberate common stock on the record date are entitled to one vote per share at the special meeting on each proposal. A complete list of stockholders of record will be available for review at our executive offices for any purpose germane to the special meeting during ordinary business hours for a period of ten days before the special meeting.

        A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of the shares of Liberate common stock outstanding and entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Shares voting against the asset sale will not be voted in favor of adjournment. Abstentions, discussed below, count as present for establishing a quorum for the transaction of all business.

Votes Required for Approval

        Under Section 271 of the Delaware General Corporation Law and under our Amended and Restated Bylaws, the asset sale requires approval by the holders of a majority of outstanding shares of our common stock entitled to vote at the special meeting. If we fail to obtain the requisite vote for approval and adoption of the asset sale pursuant to the asset purchase agreement, we will not be able to consummate the asset sale and either Liberate or SeaChange may terminate the asset purchase agreement. Stockholders representing    % of our outstanding common stock have executed a voting agreement pursuant to which each has appointed SeaChange as such stockholder's proxy and attorney-in-fact to vote the shares held by such stockholder as of the record date in favor of the proposal to approve and adopt the asset sale pursuant to the asset purchase agreement. A copy of the stockholder voting agreement is attached as Annex B to this proxy statement.

Voting Your Shares and Changing Your Vote

        You may vote by proxy or in person at the special meeting.

Voting in Person

        If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in "street name," which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Voting by Proxy

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the approval and adoption of the asset purchase agreement and the asset sale.

Revocation of Proxy

        Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder's previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

How Proxies are Counted

        Only shares affirmatively voted for the approval and adoption of the asset sale pursuant to the asset purchase agreement, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the asset sale proposal. Shares of Liberate common stock held by persons attending the special meeting but not voting, and shares of Liberate common stock for which we received proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes against the approval and adoption of the asset sale pursuant to the asset purchase agreement for purposes of determining whether or not a majority of the outstanding shares has voted for the approval and adoption of the asset sale pursuant to the asset purchase agreement.

Cost of Solicitation

        We are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Liberate common stock held by them and secure their voting instructions if necessary. We will reimburse those record holders for their reasonable expenses in so doing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Those statements herein that involve expectations or intentions (such as those related to the closing of the transactions contemplated by the asset purchase agreement) are forward-looking statements within the meaning of the U.S. securities laws, involving risks and uncertainties, and are not guarantees of future performance. You are cautioned that these statements are only predictions and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: future decisions by the SEC or other governmental or regulatory bodies; the vote of our stockholders; business disruptions resulting from the announcement of the asset sale; uncertainties related to litigation; economic and political conditions in the U.S. and abroad; and other risks outlined in our filings with the SEC, including the annual report on Form 10-K for the year ended May 31, 2004. All forward-looking statements are effective only as of the date they are made and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ASSET SALE RISK FACTORS

        You should carefully consider the following risk factors relating to the asset sale before you decide whether to vote for the proposal to approve and adopt the asset sale pursuant to the asset purchase agreement. You should also consider the other information in the proxy statement and the additional information in our other reports on file with the Securities and Exchange Commission.

Our business may be harmed if the asset sale disrupts the operations of our business and prevents us from realizing intended benefits.

        The asset sale may disrupt our business and prevent us from realizing intended benefits as a result of a number of obstacles, such as:

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  loss of key employees or customers;

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  failure to adjust or implement our business model;

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  additional expenditures required to facilitate this divestiture; and

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  the diversion of management's attention from our day-to-day business.

The failure to complete the asset sale may result in a decrease in the market value of our common stock.

        The asset sale is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions. We cannot predict whether we will succeed in obtaining the approval of our stockholders. As a result, we cannot assure you that the asset sale will be completed. If our stockholders fail to approve the proposal at the special meeting or if the asset sale is not completed for any other reason, the market price of our common stock may decline.

If our stockholders do not approve and adopt the asset sale pursuant to the asset purchase agreement, there may not be any other offers from potential acquirors.

        If our stockholders do not approve the asset sale, we may seek another strategic transaction, including the sale of all or part of our business. Although we have had such discussions with various parties in the past, none of these parties may now have an interest in a strategic transaction with Liberate or be willing to offer a reasonable purchase price.

If our stockholders do not approve the asset sale and asset purchase agreement or if we do not complete the asset sale, we will continue to face challenges and uncertainties in our ability to achieve business success.

        We have faced challenges and uncertainties surrounding our ability to successfully execute our business plan, such as our history of operating losses, the failure of our software platform to achieve wide commercial adoption, the uncertainty of successfully licensing our software platform to additional cable customers and the uncertainty of securing license agreements providing for significant license fees and on-going royalties. We have faced other uncertainties such as a lack of prospects for potential licensing transactions in the near future; the technology risks of further developing our TV Navigator software; the uncertainty of having sufficient resources to continue development of new technologies to compete with new offerings from competitors with significantly greater resources; the untested nature of our new subscription royalty model; the potential adoption of technologies by our competitors, such as NDS, OpenTV or an internal development group controlled by one of the large cable companies; the ongoing need to successfully defend against patent infringement actions against us; and the risk of meeting market expectations regarding the pace of signing new licensing agreements for our software platforms.

        If our stockholders do not approve and adopt the asset purchase agreement or if the asset sale is not completed, we will continue to face these challenges and uncertainties.

We will be unable to compete with the Non-North America business for five years from the date of the closing.

        We have agreed for a period of five years from the date of the closing of the asset sale (i) not to solicit or otherwise communicate with any customer of the Non-North America business for the purpose of inducing such customer to refrain from or to discontinue its relationship with SeaChange; and (ii) except with respect to investments held by Liberate as of April 15, 2005 and held through the closing of the asset sale, not to, within Europe, acquire a financial interest in or be a principal, partner, member, officer, director, owner, agent, representative, employee or consultant to any business the same as, similar to or in general competition with the Non-North America business operated by Liberate at or prior to the closing of the asset sale.

THE ASSET SALE

        This section of the proxy statement describes certain aspects of the sale of substantially all of the assets relating to our Non-North America business to SeaChange. However, this description may not be complete or may not provide all the information that may be important to you. We highly recommend that you carefully read the complete asset purchase agreement included as Annex A to this proxy statement for the precise legal terms of the agreement and other information that may be important to you.

The Companies

Liberate Technologies and Liberate Technologies B.V.

        Liberate Technologies is a provider of software for digital cable systems. Based on industry standards, Liberate's software enables cable operators to run multiple services—including interactive programming guides, high-definition television, video on demand, personal video recorders and games—on multiple platforms. Liberate Technologies B.V. is a subsidiary of Liberate. Our principal executive offices are located at 2655 Campus Drive, Suite 250, San Mateo, CA 94403 and the telephone number of our principal executive offices is (650) 645-4000.

SeaChange International, Inc.

        SeaChange is a leading developer, manufacturer and marketer of digital video storage, management and streaming systems, which automate the distribution of video content, such as movies, television programs, games, and advertising. The address of SeaChange's principal executive office is 124 Acton Street, Maynard, Massachusetts 01754 and the telephone number of its principal executive office is (978) 897-0100.

Terms of the Asset Purchase Agreement

        The asset purchase agreement is the primary legal document governing the rights and obligations of Liberate and SeaChange. In the asset purchase agreement, we make certain representations and warranties and agree to perform or to refrain from performing certain actions. Stockholders are urged to carefully read the asset purchase agreement in its entirety, a copy of which is attached as Annex A to this proxy statement.

Description of Assets to be Sold and Retained

Assets to be Sold to SeaChange

        Subject to and upon the terms and conditions set forth in the asset purchase agreement, we are selling to SeaChange substantially all of the assets relating to our Non-North America business, including the following:

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  our Non-North America Navigator Platforms, which include all software, including source and object code, and associated documentation developed and marketed by Liberate and its subsidiaries under the names "TV Navigator 1.x," "TV Navigator 1.x ME," "TV Navigator 2.x ME" and "TV Navigator 4.x";

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  the intellectual property embodied in or associated with the Non-North America Navigator Platforms that is owned by or licensed to Liberate and its subsidiaries and used or held for use in connection with our Non-North America business;

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  certain contracts relating to our Non-North America business;

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  the lease for our San Mateo, California facility;

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  subject to certain scheduled exceptions, all tangible personal property, including all plant, machinery, equipment, supplies, inventory, spare parts, tools, leasehold improvements, furniture, furnishings, software, hardware and vehicles, used, held for use or intended to be used to conduct our Non-North America business;

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  all transferable licenses, permits, orders, approvals and other authorizations by, and any applications for any of the foregoing filed with, any governmental authority used, held for use or intended to be used in our Non-North America business;

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  all books and records (other than tax records and certain other records), relating to our Non-North America business or the transferred assets;

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  all prepaid expenses, credits, deferred charges, prepaid items, advances and deposits, or portions thereof, arising out of or relating to the transferred assets or our Non-North America business;

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  all causes of action, claims and rights against third parties that relate to the transferred assets or our Non-North America business other than litigation that is specifically being retained by Liberate; and

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  all goodwill related to the transferred assets or our Non-North America business and the right to represent to third parties that SeaChange is the successor to our Non-North America business.

Assets to be Retained by Liberate

        We will retain all assets not sold to SeaChange, including the following:

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  all of our cash and cash equivalent items, including uncashed checks, received or accrued by us prior to consummation of the asset sale, and all equity securities owned by Liberate or its affiliates;

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  our rights under all leases other than the San Mateo, California lease;

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  rights to or claims for refunds or rebates of taxes and other governmental charges and the benefit of net operating loss carryforwards, carrybacks, credits or other tax attributes of Liberate and Liberate Technologies B.V.;

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  proprietary or confidential business information, records and policies that relate generally to Liberate and Liberate Technologies B.V. and are not used, held for use, intended to be used in or otherwise necessary to conduct our Non-North America business;

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  all causes of action, claims and rights against (i) certain third parties named in the asset purchase agreement (to the extent attributable to the period prior to the closing of the asset sale), (ii) former officers of Liberate and (iii) other third parties to the extent not relating to the transferred assets or our Non-North America business subject to certain exceptions;

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  all assets in respect of any employee benefit plan, other than those, if any, specifically assigned to SeaChange pursuant to the asset purchase agreement;

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  all tangible personal property not used, held for use or intended to be used in our Non-North America business, wherever located, including all machinery, equipment, furniture, furnishings, software, hardware and vehicles, or all tangible personal property used specifically in connection with Liberate's corporate functions;

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  all other assets used exclusively in connection with Liberate's corporate functions;

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  all insurance policies and rights under any employee benefit plans, other than insurance contracts, if any, assumed by SeaChange pursuant to the asset purchase agreement;

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  all of Liberate's books and records and other documents related to the sale of our Non-North America business and negotiations with other parties; and

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  all accounts receivable, or portions thereof, attributable to or arising out of our Non-North America business billed or accrued with respect to the period prior to the close of business on the date of the consummation of the asset sale.

Description of Liabilities to be Assumed and Retained

Liabilities to be Assumed by SeaChange

        In connection with the purchase of the assets, SeaChange will assume certain liabilities related to our Non-North America business, including:

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  obligations and liabilities of Liberate and Liberate Technologies B.V. under or with respect to the assigned contracts and other transferred assets transferred to SeaChange that are to be paid, discharged and performed after the closing of the asset sale, but only to the extent they are attributable to the period after the closing of the asset sale, except for certain taxes;

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  pre-closing obligations and liabilities relating to the transferred assets in respect of which SeaChange receives a corresponding credit pursuant to the purchase price adjustment mechanism in the asset purchase agreement; and

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  certain obligations and liabilities relating to COBRA coverage and other employee benefit matters, if applicable.

Liabilities to be Retained by Liberate

        We will retain all liabilities not assumed by SeaChange, including liabilities relating to:

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  all leases other than the San Mateo, California lease;

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  all causes of action, claims and rights of (i) certain third parties named in the asset purchase agreement (to the extent attributable to the period prior to the closing of the asset sale), (ii) former officers of Liberate and (iii) other third parties to the extent not relating to the transferred assets or our Non-North America business;

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  any contract that is not assigned to SeaChange;

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  any employee benefit plans other than obligations and liabilities relating to COBRA coverage and insurance contracts assumed by SeaChange, if any;

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  any asset that is not transferred to SeaChange;

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  the conduct or operation of the North America business and any other businesses of Liberate and its affiliates; and

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  the conduct or operation of our Non-North America business or the ownership of the transferred assets during the period prior to the close of business on the date of consummation of the asset sale.

Purchase Price and Adjustments

        SeaChange has agreed to pay Liberate $25.5 million in cash for the assets to be sold, subject to adjustment for the following:

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  The purchase price will be decreased by an amount equal to $651,000 per month for the period from April 15, 2005 to the closing of the asset sale (pro rated for the actual number of days elapsed).

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  The purchase price will be increased or decreased as necessary to assure that we are responsible for all expenses and liabilities relating to our Non-North America business prior to the close of business on the closing date, and that SeaChange is responsible for all such expenses and liabilities after the close of business on the closing date.

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  The purchase price will be decreased by an amount equal to any customer payments or other advance payments or deposits received by us or our affiliates before closing that are attributable to products or services to be provided after closing and the cost of all accrued vacation for Liberate employees who accept offers of employment from SeaChange or one of its subsidiaries.

        At least 10 business days prior to the closing, we will deliver to SeaChange a preliminary determination of the adjustments described above. We will negotiate in good faith with SeaChange to resolve any disputes and to reach an agreement prior to the closing date on the preliminary adjustments to the purchase price paid at closing. Within 90 days after the closing date, SeaChange will deliver to us a final determination of any adjustments which were not calculated as of the closing date and any corrections to our preliminary report. If we determine that there are any discrepancies, we will negotiate in good faith with SeaChange to resolve them. If we cannot resolve the discrepancies we will jointly retain a national independent public accounting firm not regularly engaged by us or by SeaChange to make a final determination.

Background of the Asset Sale

        Beginning in the fall of 2003, we commenced a process for evaluating a potential strategic transaction in response to an inquiry from an industry participant, indicating an interest in exploring a potential acquisition of Liberate. Over the course of more than one year, we and our financial advisor, Allen & Company contacted approximately 20 parties that were considered the most likely to have an interest in pursuing a potential acquisition of all or part of Liberate's business. This process eventually resulted in the sale of our North American business to Double C Technologies, LLC pursuant to the Asset Purchase Agreement dated as of January 14, 2005. The closing of the transaction with Double C occurred on April 7, 2005.

        We first contacted SeaChange in the beginning of the summer of 2004 to explore a potential acquisition by SeaChange of Liberate. We entered into a non-disclosure agreement with SeaChange on July 15, 2004. SeaChange indicated to us that it would be interested in potentially acquiring Liberate's European business but not our entire company. Over the course of months, we engaged in a number of business discussions with SeaChange regarding the framework for a potential sale of our European business.

        After we had entered into the Asset Purchase Agreement with Double C to sell our North American business in January 2005, we and our financial advisor reinitiated contact with SeaChange and approximately 14 other parties to determine their interest in potentially acquiring Liberate's remaining business outside of North America. We also contacted as part of such 14 parties two of our major customers, ntl Communications Services Limited ("ntl") and Telewest Communications Group Limited ("Telewest"), to determine their interest. SeaChange confirmed that it was still highly interested in exploring a potential acquisition of Liberate's remaining business. Two other parties indicated an interest in exploratory discussions. However, all other parties, including ntl and Telewest, indicated that they were not interested in a potential acquisition of our remaining business.

        Over the course of the following weeks, SeaChange and the other two interested parties conducted due diligence, including a thorough review of our business, technology, and intellectual property. We also engaged in a number of business discussions with these three parties to discuss potential terms of a transaction.

        In late February 2005, we began negotiation of principal terms with SeaChange regarding a proposed purchase of the assets of our business outside of North America. SeaChange indicated it was prepared to proceed with completion of its due diligence and negotiation of definitive agreements once the parties reached a preliminary understanding with respect to principal terms. However, SeaChange requested that we enter into an exclusive negotiation commitment as a condition to SeaChange proceeding with further diligence and negotiation of definitive agreements for the proposed transaction. At this time, the other two parties had not submitted any written proposals, and had orally indicated valuations that were below SeaChange's proposal. On February 24, 2005, we reached a preliminary understanding with SeaChange and entered into a letter agreement dated February 24, 2005 pursuant to which we agreed to engage in exclusive negotiations with SeaChange with respect to an asset purchase of our business outside of North America for a period from February 24, 2005 to March 23, 2005.

        We and our legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, commenced preparing the first draft of an asset purchase agreement. On March 3, 2005, we provided the first draft of an asset purchase agreement to SeaChange and its legal counsel. Over the course of the following weeks, we and SeaChange and our respective legal counsels engaged in numerous negotiations of the terms of the asset purchase agreement, including terms relating to assumed liabilities, price adjustments, employee related obligations, deal protection, indemnity obligations, closing contingencies and other customary terms for this type of transaction. In particular, SeaChange insisted that we obtain all required consents to assign customer agreements with our major cable customers (ntl, Telewest and United Pan-Europe Communications, N.V. ("UPC")) as a condition to the closing of the asset sale.

        Concurrently with our negotiations, SeaChange continued its extensive due diligence review of our technology and business. SeaChange and its legal counsel made frequent and numerous requests for, and were provided with, documents and materials pertaining to our business and technology. SeaChange also made a site visit to our San Mateo location on April 6, 2005 to perform detailed diligence on our technology and engineering organization.

        On April 4, 2005, David Lockwood, our Chairman and Chief Executive Officer, met with the Eric Tveter, President of Telewest, to inform Telewest of our proposed asset sale to SeaChange, and to request their consent to the transaction. Mr. Tveter first expressed that Telewest had reconsidered their interest in potentially acquiring our European business and was prepared to engage in a discussion on such acquisition. He also stated that he had previously communicated with ntl and that ntl was potentially interested in cooperating with Telewest on such transaction. Mr. Tveter indicated the valuation that Telewest and ntl together were prepared to consider; however, such valuation was below the consideration that SeaChange had proposed. Upon being informed of our proposed transaction, Mr. Tveter expressed approval of the transaction with SeaChange. Mr. Tveter agreed to instruct his organization to execute appropriate documentation to provide Telewest's consent and approval of the asset sale to SeaChange and the assignment to SeaChange of our customer agreement with Telewest.

        On April 6, 2005, Mr. Lockwood met with Simon Duffy, CEO of ntl. Mr. Lockwood informed Mr. Duffy of our proposed asset sale to SeaChange. Mr. Duffy expressed his support for the transaction and indicated that ntl would consent to SeaChange's purchase of our remaining business outside of North America.

        On April 14, Phil Vachon, President of Liberate International, contacted Sudhir Ispahani, Chief Technology Officer of UPC, to inform UPC of our proposed asset sale to SeaChange. Mr. Ispahani also expressed approval of the transaction and indicated that UPC would consent to our assignment to SeaChange of our customer agreement with UPC.

        During the period from January 2005 until the execution of the asset purchase agreement with SeaChange, our board of directors held several meetings at which our management, legal counsel and, in some cases, Allen & Company informed the board of the status and progress of our strategic process, including meetings on March 8 and March 25, 2005. Our management provided updates on negotiations with SeaChange and interactions with interested parties, and received guidance from the board of directors.

        We substantially completed our negotiation of the terms of the asset purchase agreement and other transaction documents on April 14, 2005. On April 15, 2005, our board of directors held a meeting to discuss SeaChange's proposed asset purchase transaction. Our management and a representative of Skadden Arps provided an update to the board of directors on the negotiations with SeaChange, and reviewed a detailed summary of the terms of the asset purchase agreement and related transaction documents. A representative of Skadden Arps also advised the board of directors of its legal obligations and fiduciary duties in the context of the proposed asset sale to SeaChange. Allen & Company reviewed for the board of directors the discussions it held with potential strategic partners in the preceding year, the outcome of those discussions to date and the fact that the only definitive proposal resulting from those discussions was from SeaChange. Allen & Company also noted that indications of valuation from the other two interested parties as well as from ntl and Telewest were below the consideration offered by SeaChange. Allen & Company provided an analysis of the transaction with SeaChange and delivered Allen & Company's opinion (later confirmed in writing) that the consideration to be received by Liberate in the proposed transaction was fair, from a financial point of view, to Liberate. A copy of the written opinion of Allen & Company is attached to this proxy statement as Annex C. Following discussion, our board of directors determined that the asset sale pursuant to the asset purchase agreement with SeaChange was expedient and for the best interests of Liberate and its stockholders, approved the asset purchase agreement and the transactions contemplated thereby, and resolved to recommend that our stockholders approve the sale of substantially all of the assets relating to our Non-North America business pursuant to the asset purchase agreement with SeaChange.

        Later on April 15, 2005, Liberate and SeaChange executed and exchanged signature pages to the asset purchase agreement and other transaction documents.

        On the morning of April 18, 2005, prior to the opening of the stock market, SeaChange and Liberate issued a joint press release announcing the purchase by SeaChange of substantially all of the assets relating to Liberate's Non-North America business pursuant to the asset purchase agreement.

Reasons for the Asset Sale

        In reaching its decision to approve and recommend the asset purchase agreement and the asset sale, our board of directors consulted with our management and financial and legal advisors, and considered a variety of factors, including the following:

        Alternatives.    Our board of directors considered the fact that, over a period of approximately 17 months, we solicited indications of interest from a number of parties in potential strategic transactions with Liberate, including the possible sale of all or a portion of Liberate's assets or business. Several potential strategic partners previously identified for Liberate had indicated little interest or had discontinued discussions with us. Only SeaChange made a definitive acquisition proposal of our business outside of North America. The unanimous view of our board of directors was that the final agreement with SeaChange was the best available alternative for Liberate and our stockholders, taking into account the terms of the transaction, including price and type of consideration, assumed liabilities and closing contingencies, and the ability of SeaChange to consummate a transaction in the most expeditious time and manner. In particular, our board of directors considered the indication of interest from two other companies and ntl and Telewest less favorable because their proposed consideration was less than the proposal made by SeaChange and would likely require significant additional negotiations and due diligence.

        The Opportunities and Challenges Facing Liberate and the Uncertainties Surrounding Liberate's Ability to Achieve Business Success.    Our board of directors considered the opportunities and challenges facing us, as well as the uncertainties surrounding our ability to successfully execute our business plan. Specifically, our board of directors considered the opportunities and challenges relating to, among other things, the uncertainty in our remaining business outside of North America to be a sustainable and successful stand-alone business given the costs of being a publicly-traded company, the uncertainty of successfully licensing our software platform to additional cable customers, and the uncertainty of having sufficient resources to continue development of new technologies to compete with new offerings from competitors with significantly greater resources. Our board of directors also considered the challenges and risks we face in preventing our customers from switching to our competitors' technology prior to or upon the expiration of our existing customer agreements. In addition, our board considered that cable companies are increasingly adopting strategies of internal development rather than licensing third party software platforms such as ours. If one or more major cable companies were to develop its own technology, the prospects of Liberate's licensing business would be significantly diminished without a potential licensing transaction with such cable companies. In addition, our board of directors also considered the lack of prospects for potential licensing transactions in the near future; the technology risks and the potential costs of further developing our TV Navigator software for markets outside of North America, the untested nature of our new subscription royalty model; the potential adoption of competitive technologies, such as those from NDS, OpenTV or an internal development group controlled by one of the large cable companies; the ongoing need to successfully defend against patent infringement actions against us; and the risk of meeting market expectations regarding the pace of signing new licensing agreements for our software platforms.

        Fairness Opinion.    Our board of directors considered the oral opinion of Allen & Company delivered at the April 15, 2005 meeting of the board of directors, and subsequently confirmed in writing on the same date, to the effect that, as of such date, and based upon and subject to the matters set forth in its opinion, the $25.5 million in cash, subject to adjustment and the assumption by SeaChange of specified liabilities and obligations of Liberate and Liberate Technologies B.V. relating to the Non-North America business, to be received by Liberate in the asset sale is fair from a financial point of view to Liberate.

        Business Synergies and Customer Approval.    Our board of directors considered the business synergies between Liberate and SeaChange. SeaChange is a provider of video-on-demand technology to many of our customers and has an intimate understanding and appreciation of our non-North America software platforms and our development and engineering organization. Our significant customers, ntl and Telewest, have expressed a preference for SeaChange over a number of other parties as a potential acquirer of our remaining business. Moreover, when informed of the proposed asset sale to SeaChange, executives of these companies expressed approval of the transaction and willingness to provide necessary consent to assignment of our customer agreements to SeaChange. Our board of directors believed that these facts would increase the likelihood of the consummation of the asset sale to SeaChange.

        Terms of the Asset Purchase Agreement.    Our board of directors considered the general terms and conditions of the asset purchase agreement, and, with the assistance of legal counsel, considered in detail specific provisions of the asset purchase agreement, including: (i) the definition of material adverse effect; (ii) the prohibition on our solicitation of other acquisition proposals, but the ability of Liberate to engage in any negotiations concerning, or provide any confidential information or data to and otherwise have any discussion with any person relating to, an alternative proposal if we receive an unsolicited alternative proposal that our board of directors determines is reasonably likely to lead to a superior proposal and certain requirements are met; (iii) the ability of our board of directors to withdraw its recommendation to our stockholders with respect to the asset sale (and terminate the asset purchase agreement) in the exercise of its fiduciary duties and under specified conditions; (iv) the reimbursement of SeaChange's reasonable costs and expenses up to a maximum of $400,000 upon the termination of the asset purchase agreement by SeaChange under certain circumstances; and (v) the fact that there are no indemnification provisions and no escrowed funds under the asset purchase agreement.

        Employment Offers.    Our board of directors also considered that SeaChange would extend offers of employment to all employees who are actively employed in and/or primarily provide services to our Non-North America business.

        Lack of Financing Condition.    Our board of directors considered that the purchase price in the asset purchase agreement is in cash and is not tied to Liberate's ongoing financial performance or operating results and SeaChange's obligation to consummate the asset sale is not subject to any financing contingencies, providing greater certainty for Liberate and our stockholders.

        Taxable Transaction.    Our board of directors considered that although the asset sale will result in a taxable gain to Liberate for United States federal income tax purposes, a substantial portion of the taxable gain is anticipated to be offset by current year losses from operations and available net operating loss carryforwards.

        Expenses.    Our board of directors also considered that Liberate will incur costs and expenses in connection with completing the asset sale which are estimated to be approximately $2,100,000 and there will be substantial management time and effort devoted to closing the asset sale, which could cause disruptions to our business.

        Employment Agreements.    Our board of directors considered that under employment agreements with certain executives, Liberate will be required to make termination payments to these executives if their employment is terminated following the asset sale. The total cost of such payments would be approximately $2,250,000 to $3,000,000 in the aggregate.

        Risk of Not Completing Asset Sale.    While our board of directors expects to complete the asset sale, our board of directors also considered that there is no assurance that all conditions to the parties' obligations to complete the asset sale will be satisfied or waived and, as a result, it is possible that the asset sale may not be completed.

        The foregoing discussion of the information and factors considered by our board of directors is not exhaustive. Our board of directors did not quantify or attach any particular relative or specific weight to the various factors it considered in reaching its determination that the asset sale is fair to and in the best interests of Liberate and its stockholders. Rather, the determination to recommend that our stockholders approve the asset purchase agreement and the asset sale was made after consideration of all of the factors taken as a whole. In addition, individual members of our board of directors may have given different weights to different factors.

Recommendation of Our Board of Directors

        Our board of directors has determined that the asset sale is expedient and for the best interests of Liberate and its stockholders. Our board of directors has approved the asset sale pursuant to the asset purchase agreement and recommends that the stockholders vote in favor of the proposal to approve and adopt the asset sale pursuant to the asset purchase agreement.

Opinion of Our Financial Advisor

        Our board of directors retained Allen & Company to act as Liberate's financial advisor in connection with a review and analysis of our potential strategic alternatives, including the sale of our Non-North America business. As part of the engagement, Allen & Company was requested to consider whether the cash consideration to be received by Liberate in the asset sale was fair, from a financial point of view, to Liberate. At a meeting of the board of directors held on April 15, 2005, Allen & Company delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of April 15, 2005, the consideration to be received by Liberate in the sale of our Non-North America business is fair, from a financial point of view, to Liberate.

        The full text of Allen & Company's written opinion is attached as Annex C to this proxy statement, and describes the assumptions made, matters and factors considered, procedures followed and limits on the review undertaken in rendering the opinion. The summary description of Allen & Company's opinion contained in this document should be reviewed together with the full text of the written opinion, which you are urged to read carefully in its entirety. The summary of the opinion of Allen & Company set forth in this document is qualified in its entirety by reference to the full text of Allen & Company's written opinion.

        Allen & Company's opinion is for the benefit of our board of directors and its opinion was rendered to the board of directors solely in connection with its consideration of the sale of our Non-North America business. Allen & Company's opinion is not intended to, and does not, constitute a recommendation to any holder of Liberate's common stock as to whether such holder should vote to approve any matter related to the sale of our Non-North America business. Allen & Company's opinion does not address the relative merits of the sale of our Non-North America business versus any alternative business transaction that might be available to Liberate, or Liberate's underlying decision to pursue the sale of our Non-North America business.

        In arriving at its opinion, Allen & Company, among other things:

  i.
  reviewed the financial terms and conditions of a draft of the asset purchase agreement, dated April 14, 2005, and certain related documents (which prior to the delivery of Allen & Company's opinion had not been executed by Liberate and SeaChange but were substantially similar to the executed versions of the documents);

  ii.
  participated in certain discussions and negotiations among representatives of Liberate and SeaChange and their respective legal advisors;

  iii.
  reviewed certain publicly available historical financial and operating information filed by Liberate with the Securities and Exchange Commission;

  iv.
  held discussions with members of the senior management of Liberate with respect to the business prospects and financial condition of Liberate and our Non-North America business;

  v.
  reviewed certain information furnished to Allen & Company by Liberate, including financial performance and financial forecasts for fiscal years 2005-2010, relating to the business, earnings, cash flow, assets, liabilities and prospects of Liberate and its affiliates and our Non-North American business;

  vi.
  reviewed the general trends in the interactive television services industry;

  vii.
  analyzed the common stock price and valuation multiples of selected publicly traded companies that Allen & Company deemed to be relevant;

  viii.
  reviewed the financial terms, to the extent publicly available, of certain mergers, acquisitions and asset sale transactions which Allen & Company believed to be generally comparable to the sale of our Non-North America business; and

  ix.
  considered such other factors and performed such other analyses as Allen & Company deemed appropriate.

        In rendering its opinion, Allen & Company assumed and relied upon the accuracy and completeness of the financial and other information that was available to Allen & Company from public sources, that was provided to Allen & Company by Liberate or its representatives, or that was otherwise reviewed by Allen & Company. Allen & Company did not assume any responsibility for, and did not conduct, any independent verification of such information or any independent valuation or appraisal of any of the assets of SeaChange or Liberate, including our Non-North America business, or the solvency of any of their respective affiliates. In addition, Allen & Company assumed no obligation to conduct any physical inspection of the properties or facilities of the Non-North America business. With respect to the financial forecasts referred to above, Allen & Company assumed that they were reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of Liberate as to the future financial performance of Liberate generally and our Non-North America business in particular, and that such financial information was materially complete. Allen & Company assumed no responsibility for, and expressed no view as to, those forecasts or the assumptions on which they were based. Further, Allen & Company's opinion was necessarily based on economic, monetary, market and other conditions as in effect on the date of its opinion, and the information made available to Allen & Company as of the date of its opinion. In rendering its opinion, Allen & Company assumed that the asset sale will be consummated on the terms set forth in the asset purchase agreement, without any waiver or modification by the parties to the asset purchase agreement of any material terms or conditions contained in the asset purchase agreement, and that obtaining the regulatory and other approvals necessary in connection with the sale of our Non-North America business will not have an adverse effect on the ability of Liberate, SeaChange or their respective affiliates to consummate the sale of our Non-North America business on the terms and subject to the conditions set forth in the asset purchase agreement. Allen & Company also assumed that no material changes would be made to the asset purchase agreement or any related documents from the drafts Allen & Company reviewed for purposes of rendering its opinion, and that the representations and warranties of SeaChange and Liberate contained in the asset purchase agreement are true and complete in all respects material to Allen & Company's analysis. Allen & Company also assumed that management of Liberate is not aware of any information or facts that would make the information provided to Allen & Company incomplete or misleading, and that there had been no material change to Liberate's or our affiliates' assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Allen & Company prior to the date of its opinion. In regard to all legal, financial reporting and accounting matters, Allen & Company relied on (i) the advice of counsel, (ii) public filings made by Liberate and (iii) reports provided by Liberate to Allen & Company. In rendering its opinion, Allen & Company did not attempt to assign any value to any other arrangements entered into by Liberate, SeaChange and their respective affiliates in connection with the asset purchase agreement.

        This summary is not a complete description of Allen & Company's opinion to our board of directors or the financial analyses performed and factors considered by Allen & Company in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Allen & Company believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Allen & Company's analyses and opinion.

        In performing its analyses, Allen & Company considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Liberate. No company or business used in the analyses as a comparison is identical to Liberate, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or business segments analyzed. The estimates contained in Allen & Company's analysis and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Allen & Company's analyses and estimates are inherently subject to substantial uncertainty. The type and amount of consideration payable in the sale of our Non-North America business was determined through negotiation among the parties to the transactions, and the decision to enter into the transactions was solely that of our board of directors. Allen & Company's opinion and financial analyses were only two of many factors considered by the board of directors in its evaluation of the transactions and should not be viewed as determinative of the views of the board of directors or Liberate management with respect to the sale of our Non-North America business or the consideration to be paid in connection with the asset sale.

        The following are summaries of the material financial and comparative analyses utilized by Allen & Company in arriving at its opinion. Some of these summaries include information in a tabular format. In order to understand fully the financial analyses used by Allen & Company, the tables must be read together with the text of each summary. The tables do not constitute a complete description of the analyses.

        Discounted Cash Flow Analysis.    Allen & Company performed two discounted cash flow analyses to estimate the present value of the future unlevered, after-tax cash flows of Liberate's Non-North America business. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the "present value" of estimated future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

        The first discounted cash flow analysis was based on financial estimates under the terms of the current contracts (for the fiscal years ending May 31, 2006 and May 31, 2007) provided to Allen & Company by Liberate's management. Using a range of discount rates of 13.0% to 16.0%, based on a weighted average cost of capital analysis performed by Allen & Company and no terminal value, Allen & Company calculated an implied valuation range for Liberate's Non-North America business of between $9.2 million and $9.5 million. Allen & Company noted that the consideration to be paid by SeaChange for the Non-North America business is $25.5 million pursuant to the asset purchase agreement. Allen & Company's assumption of no terminal value for the purpose of this first discounted cash flow analysis was intended to assess the approximate value of the existing contracts under their current terms given the uncertainty around our ability to renew our European contracts.

        The second discounted cash flow analysis Allen & Company performed used a longer-term set of financial projections and a revised cost structure in order to evaluate the effect on valuation of operating the Non-North American business assuming we could competitively secure the renewal of our European contracts. Our management provided Allen & Company financial estimates through May 31, 2010 under a revised cost structure to reflect the additional costs of product updates and customer support. Using a range of discount rates of 13.0% to 16.0%, based on a weighted average cost of capital analysis performed by Allen & Company, and terminal values of 7.5x - 12.5x 2010 EBITDA (based on comparable companies), Allen & Company calculated an implied valuation range for Liberate's Non-North America business of between $8.2 million and $24.1 million. Allen & Company noted that the consideration to be paid by SeaChange for the Non-North America business is $25.5 million pursuant to the asset purchase agreement.

        Comparable Company Analysis.    Allen & Company compared certain financial and operating multiples for Liberate's Non-North America business with the corresponding financial and operating multiples for the following group of selected publicly traded companies that Allen & Company deemed to be generally comparable to Liberate's Non-North America business. The comparable companies, which are listed below, represent selected companies in the interactive television industry:

        Gemstar-TV Guide International, Inc.

        NDS Group plc

        OpenTV Corp.

        SeaChange International, Inc.

        TiVo Inc.

        Allen & Company calculated the "enterprise value" (as defined below) of each of the comparable companies as a multiple of estimated revenues for the calendar years ending 2004, 2005 and 2006, and, where applicable, as a multiple of estimated earnings before interest, taxes and depreciation and amortization, or EBITDA, for the calendar years ending 2004, 2005 and 2006. Enterprise value was calculated as the sum of equity value, debt, preferred stock and minority interests, less cash and any unconsolidated interests. The results of this analysis are summarized below:

Comparable Multiple Range
Metric
	Low	Median	Mean	High
Enterprise Value Multiples
2004E Revenues	1.0x	2.5x	2.4x	3.6x
2005E Revenues	0.9x	1.8x	2.0x	2.9x
2006E Revenues	0.8x	1.5x	1.5x	2.2x
2004E EBITDA	8.7x	15.9x	13.7x	16.5x
2005E EBITDA	7.4x	12.5x	13.4x	20.3x
2006E EBITDA	4.3x	6.6x	7.1x	10.4x

        Allen & Company compared this range of implied multiples to the 2.2x multiple of 2005 estimated calendar-year revenues and 1.9x 2006 estimated calendar-year revenues for Liberate's Non-North America business implied by the $25.5 million price to be paid by SeaChange, which are within the range of 2005 estimated and 2006 estimated multiples of the comparable companies. Since Liberate's Non-North America business has a cost structure that reflects only business maintenance levels expenses (as opposed to the full cost required to competitively service and renew the European contracts), no relevant basis existed to which to compare the multiples of EBITDA of the comparable companies.

        To calculate the multiples utilized in the comparative company analysis, Allen & Company used publicly available information concerning the historical and projected financial performance of the comparable companies, including public historical financial information and recent Wall Street analyst reports containing future revenue and EBITDA estimates.

        No company utilized in the comparative company analysis is identical to Liberate's Non-North America business. Interpreting the results of this analysis therefore requires weighing complex considerations and judgments regarding the financial and operating characteristics of Liberate's Non-North America business and the comparable companies, as well as other factors that could affect their public trading values. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to the comparable companies.

        Comparable Company Analysis Plus Enterprise Value Premium.    Allen & Company also applied an enterprise value premium analysis to the range of implied enterprise values from the comparative company analysis above. To derive a range of enterprise value premiums, Allen & Company analyzed merger and acquisition transactions involving transaction amounts up to $150.0 million in value that had been completed since 2000 in the software industry. This analysis yielded a range of enterprise value premiums from 0.9% to 519.2%, with a median premium of 36.2%, based on the transaction value relative to its value one day prior to announcement of the applicable transaction.

        Allen & Company applied the low (0.9%), median (36.2%) and high (519.2%) premiums to Liberate's implied value, based on the range of enterprise value to revenue multiples as described under "Comparable Company Analysis," of Liberate's Non-North America business based on its 2005 estimated and 2006 estimated calendar-year revenues. This analysis yielded implied enterprise values for Liberate's Non-North America business of between $10 million and $214 million, with medians of $28 million (based on 2005 estimated calendar-year revenues) and $29 million (based on 2006 estimated calendar-year revenues). Allen & Company compared this range of implied enterprise values for Liberate's Non-North America business to the $25.5 million enterprise value to be paid by SeaChange for Liberate's Non-North America business in the asset sale.

        Comparative Transaction Analysis.    Using publicly available information, Allen & Company considered selected transactions in the interactive television industry that Allen & Company deemed to be generally similar to the proposed transaction. Specifically, Allen & Company reviewed the following transactions that it deemed to be generally comparable to the proposed asset sale:

  •
  Gemstar International Group Ltd.'s acquisition of VideoGuide, Inc., announced in July 1996;

  •
  Gemstar's acquisition of StarSight Telecast, Inc., announced in December 1996;

  •
  Liberate's acquisition of SourceMedia, Inc., announced in January 2000;

  •
  Liberty Media Corporation's acquisition of OpenTV, announced in May 2002;

  •
  Thomson's acquisition of Canal+ Technologies, announced in September 2002;

  •
  OpenTV's acquisition of Wink Communication, Inc., announced in September 2002;

  •
  OpenTV's acquisition of ACTV, Inc., announced in September 2002;

  •
  Kudelski Group's acquisition of MediaGuard from Thomson, announced in August 2003;

  •
  NDS Group plc's acquisition of MEDIAHIGHWAY from Thomson, announced in August 2003;

  •
  Comcast's formation of Guideworks with Gemstar, announced in February 2004;

  •
  Echostar Communications Corp.'s long-term license and distribution agreement with Gemstar-TV Guide International, Inc., announced in February 2004;

  •
  Tandberg's acquisition of systems and monitoring provider N2 Broadband announced in December 2004; and

  •
  Double C Technologies' acquisition of our North American business announced in January 2005.

        Using publicly available information concerning historical financial performance, Allen & Company calculated the transaction values for these comparable transactions as a multiple of revenue of the target companies for the twelve months immediately preceding the announcement of the respective transactions, or "LTM revenue." This analysis resulted in the following multiples of LTM revenue:

High	28.8x
Mean	7.9x
Median	4.6x
Low	1.3x

        Allen & Company compared this range of implied multiples to the 2.2x multiple of 2005 estimated calendar-year revenue implied by the price to be paid by SeaChange in the proposed asset sale.

        No company utilized in the comparative transaction analysis is identical to Liberate's Non-North America business nor is any transaction identical to the proposed asset sale between Liberate and SeaChange. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of Liberate's Non-North America business and the companies involved in the comparable transactions, as well as other factors that could affect their publicly-traded and/or transaction values. The numerical results are not in themselves meaningful in analyzing the proposed asset sale as compared to the comparable transactions.

        Allen & Company is a nationally recognized investment banking firm that, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. Liberate retained Allen & Company based on those qualifications as well as its familiarity with Liberate, its management and the industry.

        In addition, in the ordinary course of Allen & Company's business, Allen & Company and its affiliates may have long or short positions, either on a discretionary or nondiscretionary basis, for it and its affiliates' own account or for those of its and its affiliates' clients, in the securities of Liberate and/or SeaChange. Allen & Company has not in the past performed financial advisory services for SeaChange for which it has received customary fees. Allen & Company does not have an equity interest in Liberate or SeaChange.

        Under the terms of an engagement letter, dated as of February 26, 2004, Liberate has agreed to pay Allen & Company 1.75% of the consideration received for the asset sale. Liberate has also agreed to reimburse Allen & Company for its reasonable out-of-pocket expenses, including, without limitation, reasonable fees of Allen & Company's legal counsel and all reasonable travel, database and courier expenses in connection with this engagement, and to indemnify Allen & Company and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Allen & Company's engagement.

Vote Required to Approve the Asset Sale and the Asset Purchase Agreement; Stockholder Voting Agreement

        Under Section 271 of the Delaware General Corporation Law and under our Amended and Restated Bylaws, the asset sale requires approval by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. If we fail to obtain the stockholder approval of the asset sale, we will not be able to consummate the asset sale and either Liberate or SeaChange may terminate the asset purchase agreement.

        As of                , 2005 David Lockwood, our Chairman and Chief Executive Officer, and the Lockwood Fund LLC (a private investment fund managed by Lockwood Capital Advisors LLC, of which Mr. Lockwood is the Managing Member) together owned of record                shares, representing approximately    % of our outstanding common stock. Mr. Lockwood and Lockwood Fund have entered into a stockholder voting agreement pursuant to which each has appointed SeaChange as such stockholder's proxy and attorney-in-fact to vote the shares held by such stockholder as of the record date in favor of the proposal approving and adopting the asset sale pursuant to the asset purchase agreement. A copy of the stockholder voting agreement is attached as Annex B to this proxy statement.

Conditions to Completion of the Asset Sale; Termination of the Asset Purchase Agreement

Conditions to Completion of the Asset Sale

        The parties' obligations to consummate the asset sale are subject to the prior satisfaction or waiver of the conditions set forth below:

  •
  approval and adoption by our stockholders of the asset sale pursuant to the asset purchase agreement.

        SeaChange's obligation to consummate the asset sale is also subject to the prior satisfaction or waiver of the additional conditions set forth below:

  •
  the representations and warranties of Liberate and Liberate Technologies B.V. must be true and correct, disregarding any materiality qualifiers, as of April 15, 2005 (unless an earlier date is specified) and as of the closing date, with only such exceptions as do not individually or in the aggregate have or may not reasonably be expected to have a material adverse effect on Liberate, our Non-North America business or the assets to be sold;

  •
  performance or compliance in all material respects with all obligations and covenants required by the asset purchase agreement to be performed or complied with by Liberate and Liberate Technologies B.V. prior to closing;

  •
  delivery of officers' certificates;

  •
  the absence of any material adverse effect on our North America business, the assets to be sold or our ability and the ability of Liberate Technologies B.V. to perform our obligations under and consummate the contemplated transactions;

  •
  the absence of any injunction or legal restraint that would prevent consummation of the contemplated transactions or subject them to a condition that would reasonably be expected to have a material adverse effect on our Non-North America business or the assets to be sold or SeaChange or its affiliates;

  •
  Liberate's delivery of audited financial statements for the Non-North America business as of May 31, 2004 and May 31, 2005;

  •
  Liberate's delivery of required consent to assignment of certain license agreements with certain customers; and

  •
  the absence of any material breach by Liberate of any principal customer agreement that has not been cured after having received written notice of such breach.

        Liberate and Liberate Technologies B.V.'s obligations to consummate the asset sale are also subject to the prior satisfaction or waiver of the additional conditions set forth below:

  •
  SeaChange's representations and warranties must be true and correct, disregarding any materiality qualifiers, as of April 15, 2005 (unless an earlier date is specified) and as of the closing date, with only such exceptions as do not individually or in the aggregate have or may not reasonably be expected to have a material adverse effect on SeaChange;

  •
  delivery of officers' certificates; and

  •
  the absence of any injunction or legal restraint that would prevent consummation of the contemplated transactions or subject them to a condition that would reasonably be expected to have a material adverse effect on Liberate and its affiliates taken as a whole.

        For purposes of the asset purchase agreement, a material adverse effect on Liberate, Liberate Technologies B.V., SeaChange or any affiliate thereof, means a material adverse effect on (i) the business, assets, financial condition or results of operations of such entity and its subsidiaries, taken as a whole or (ii) the ability of such entity to perform its obligations under the asset purchase agreement and to consummate the transactions contemplated by the asset purchase agreement. A material adverse effect on the assets to be sold means a change, event, violation, inaccuracy, circumstance or effect that materially and adversely affects the ownership, value, or use of such assets in the aggregate. A material adverse effect on our Non-North America business means a change, event, violation, inaccuracy, circumstance or effect that materially and adversely affects the business, assets or liabilities of our Non-North America business.

        In determining whether there has been or will be a material adverse effect, none of the following factors may be taken into account: (i) any change, event, violation, inaccuracy, circumstance or effect resulting from: (A) compliance with the terms and conditions of the asset purchase agreement with SeaChange or the asset purchase agreement, dated as of January 14, 2005, by and among Liberate, Liberate Technologies Canada Ltd. and Double C Technologies, LLC, (B) the announcement or pendency of the asset sale with SeaChange or the Double C Agreement, (C) changes affecting the industry in which such person, the assets to be sold or the Non-North America business, as applicable, operates generally or the United States or European economy generally (which changes in each case do not disproportionately affect such person, the assets to be sold or the Non-North America business, as applicable, in any material respect) and (D) changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such person, the assets to be sold or the Non-North America business, as applicable, in any material respect), (ii) stockholder class action litigation relating to the asset purchase agreement or the Double C Agreement and (iii) any failure by such person or the Non-North America business, as applicable, to meet published revenue or earnings projections (in the absence of a material deterioration in the business or financial condition of such person or the Non-North America business, as applicable, that would otherwise constitute a material adverse effect but for this clause).

Termination of the Asset Purchase Agreement

        The asset purchase agreement may be terminated and the asset sale abandoned at any time prior to the closing (whether before or after stockholder approval) under the following circumstances:

  •
  by mutual written consent of Liberate and SeaChange;

  •
  by Liberate or SeaChange if the closing does not occur by October 15, 2005, other than as a result of a failure by the party proposing to terminate the asset purchase agreement to perform any of its obligations;

  •
  by Liberate or SeaChange if our stockholders do not approve and adopt the asset sale pursuant to the asset purchase agreement, other than as a result of a failure by the party proposing to terminate the asset purchase agreement to fulfill any obligation under the agreement that contributes to the failure to obtain stockholder approval;

  •
  by Liberate or SeaChange if any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the contemplated transactions becomes final and non-appealable;

  •
  by Liberate upon SeaChange's uncurable material breach of any representation, warranty, covenant or agreement;

  •
  by Liberate if (i) we are not in material breach of any terms of the asset purchase agreement, (ii) our board of directors has authorized us to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and we notify SeaChange in writing that we intend to enter into such an agreement, and (iii) SeaChange does not within two business days of receipt of such notice, make an offer that our board of directors determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to our stockholders as the superior proposal;

  •
  by Liberate if (i) we have for a period of at least 30 calendar days after notifying SeaChange of a material breach of a principal customer agreement attempted with reasonable efforts to resolve or cure such material breach in accordance with the terms of such agreement, (ii) we notify SeaChange that such material breach continues to exist at the end of such 30 calendar day period, (iii) we meet, with certain exceptions, all conditions to closing, and (iv) SeaChange does not within in five calendar days after our notice waive the condition that we not be in breach of any principal customer agreement;

  •
  by SeaChange if Liberate's board of directors (i) fails to recommend the asset sale, (ii) withdraws, modifies or qualifies its recommendation in a manner adverse to SeaChange, (iii) fails to reconfirm its recommendation within five business days after a written request to do so or (iv) recommends that our stockholders approve, accept or tender their shares in response to any alternative proposal (as that term is defined in the asset purchase agreement);

  •
  by SeaChange if we breach our non-solicitation covenant;

  •
  by SeaChange if we enter into (or our board of directors authorizes entry into) a letter of intent, agreement in principle, acquisition agreement or other similar undertaking with respect to any alternative proposal; or

  •
  by SeaChange upon our or Liberate Technologies B.V.'s uncurable material breach of any representation, warranty, covenant or agreement.

Effect of Termination

        If the asset purchase agreement is terminated, it shall become void with no liability on the part of any party thereto, except (i) for damages or other liability resulting from any willful or intentional breach and (ii) that Liberate may be required under certain circumstances to reimburse SeaChange for its reasonable costs and expenses, up to a maximum of $400,000.

Nature of Our Business After the Asset Sale

        After the asset sale to SeaChange, we will have no immediate significant operating product or services business. We will continue our efforts to resolve outstanding liabilities and prosecute and defend pending litigation and pursue other claims as appropriate that we may have against third parties. We also intend to evaluate and potentially explore all available alternatives. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders. Although our board of directors has not yet made any determination, such alternatives may include dissolution and liquidation of Liberate, a going private transaction effected through a reverse stock split or otherwise in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend or other transactions to maximize stockholder value and manage our outstanding liabilities.

Interests of Certain Persons in the Asset Sale

        Liberate has entered into employee retention agreements with our executive officers, David Lockwood, Philip Vachon, Gregory Wood and Patrick Nguyen. Under the terms of the retention agreements, in connection with the asset sale, each of these executive officers would become entitled to receive a payment equal to twice his total taxable compensation for the prior fiscal year, with a minimum payment of $500,000 and a maximum payment of $750,000, upon actual or constructive termination of his employment within one year following the closing of the asset sale. In that event, Messrs. Lockwood, Vachon, Wood and Nguyen would be entitled to severance payments in the aggregate equal to a range of $2,250,000 up to $3,000,000. These retention agreements will not be assigned to SeaChange, and will remain obligations of Liberate following the asset sale. Other than these agreements, no director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the asset sale.

Tax Consequences of the Asset Sale

        The following is a summary of certain United States federal income tax consequences from the asset sale. This discussion does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction.

        The sale of assets by Liberate pursuant to the asset purchase agreement will be a taxable transaction for United States federal income tax purposes. Accordingly, Liberate will recognize a gain or loss with respect to the sale of assets pursuant to the asset purchase agreement in an amount equal to the difference between the amount of the consideration received for each asset over the adjusted tax basis in the asset sold. The amount of consideration will include the amount of liabilities assumed, for United States federal income tax purposes, by SeaChange in the asset sale. Although the asset sale will result in a taxable gain to Liberate, we believe that a substantial portion of the taxable gain will be offset by current year losses from operations and available net operating loss carryforwards.

Unaudited Combined Financial Statements of the Non-North America Business

        Unaudited combined financial statements presenting the financial condition, results of operations, cash flows and changes in owner's net investment for the assets relating to Liberate's Non-North America business as if that business had been conducted on a standalone basis for the three fiscal years ended May 31, 2002, 2003 and 2004 and the nine months ended February 28, 2005 and February 29, 2004 are included in this proxy statement beginning at page F-1.

Selected Pro Forma Financial Information

        Pro forma financial information is attached to this proxy statement as Annex D. The unaudited pro forma condensed consolidated statements of operations give effect to the asset sale as if it had occurred on June 1, 2001, and the unaudited pro forma condensed consolidated balance sheet gives effect to the asset sale as if it had occurred on February 28, 2005.

No Appraisal Rights

        Our stockholders will not experience any change in their rights as stockholders as a result of the asset sale. Neither Delaware law, our Certificate of Incorporation nor our Amended and Restated Bylaws provide for appraisal or other similar rights for dissenting stockholders in connection with the asset sale. Accordingly, Liberate stockholders will have no right to dissent and obtain payment for their shares specifically as a result of this asset sale.

        After the asset sale to SeaChange, we will have no immediate significant operating product or services business. We will continue our efforts to resolve outstanding liabilities and prosecute and defend pending litigation and pursue other claims as appropriate that we may have against third parties. We also intend to evaluate and potentially explore all available alternatives. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders. Although our board of directors has not yet made any determination, such alternatives may include dissolution and liquidation of Liberate, a going private transaction effected through a reverse stock split or otherwise in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend or other transactions to maximize stockholder value and manage our outstanding liabilities.

Regulatory Approvals

        The asset sale is not subject to review by the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Liberate is not aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the asset sale, except for compliance with the applicable regulations of the SEC in connection with this proxy statement and compliance with the Delaware General Corporation Law in connection with the asset sale. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the asset sale.

THE ASSET PURCHASE AGREEMENT

        This section of the proxy statement contains a summary of the material provisions of the asset purchase agreement. It is not intended to provide any other factual information regarding its terms. This description does not purport to be complete and is qualified in its entirety by the full text of the asset purchase agreement attached as Annex A to this proxy statement. We recommend that you carefully read the complete asset purchase agreement for the precise legal terms and other information that may be important to you.

Assets to be Sold

        Subject to and upon the terms and conditions set forth in the asset purchase agreement, we are selling to SeaChange substantially all of the assets relating to our Non-North America business, including the following:

  •
  our Non-North America Navigator Platforms, which include all software, including source and object code, and associated documentation developed and marketed by Liberate and its subsidiaries under the names "TV Navigator 1.x," "TV Navigator 1.x ME," "TV Navigator 2.x ME" and "TV Navigator 4.x";

  •
  the intellectual property embodied in or associated with the Non-North America Navigator Platforms and other intellectual property that is owned by or licensed to Liberate and its subsidiaries and used or held for use in connection with our Non-North America business;

  •
  certain contracts relating to our Non-North America business;

  •
  the lease for our San Mateo, California facility;

  •
  subject to certain scheduled exceptions, all tangible personal property, including all plant, machinery, equipment, supplies, inventory, spare parts, tools, leasehold improvements, furniture, furnishings, software, hardware and vehicles, used, held for use or intended to be used to conduct our Non-North America business;

  •
  all transferable licenses, permits, orders, approvals and other authorizations by, and any applications for any of the foregoing filed with, any governmental authority used, held for use or intended to be used in our Non-North America business;

  •
  all books and records (other than tax records and certain other records), relating to our Non-North America business or the transferred assets;

  •
  all prepaid expenses, credits, deferred charges, prepaid items, advances and deposits, or portions thereof, arising out of or related to the transferred assets or our Non-North America business;

  •
  all causes of action, claims and rights against third parties that relate to the transferred assets or our Non-North America business other than litigation that is specifically being retained by Liberate; and

  •
  all goodwill related to the transferred assets or our Non-North America business and the right to represent to third parties that SeaChange is the successor to our Non-North America business.

Assets to be Retained

        We will retain all assets not sold to SeaChange, including the following:

  •
  all of our cash and cash equivalent items, including uncashed checks, received or accrued by us prior to consummation of the asset sale, and all equity securities owned by Liberate or its affiliates;

  •
  certain assets associated with our Non-North America business and certain other scheduled intellectual property;

  •
  our rights under all leases other than the San Mateo, California lease;

  •
  rights to or claims for refunds or rebates of taxes and other governmental charges and the benefit of net operating loss carryforwards, carrybacks, credits or other tax attributes of Liberate;

  •
  proprietary or confidential business information, records and policies that relate generally to Liberate and Liberate Technologies B.V. and are not used, held for use, intended to be used in or otherwise necessary to conduct our Non-North America business;

  •
  all causes of action, claims and rights against (i) certain third parties named in the asset purchase agreement (to the extent attributable to the period prior to the closing of the asset sale), (ii) former officers of Liberate and (iii) other third parties to the extent not relating to the transferred assets or our Non-North America business subject to certain exceptions;

  •
  all assets in respect of any employee benefit plan, other than those, if any, specifically assigned to SeaChange pursuant to the asset purchase agreement;

  •
  all tangible personal property not used, held for use or intended to be used in our Non-North America business, wherever located, including all machinery, equipment, furniture, furnishings, software, hardware and vehicles, or all tangible personal property used specifically in connection with Liberate's corporate functions;

  •
  all other assets used exclusively in connection with Liberate's corporate functions;

  •
  all insurance policies and rights under any employee benefit plans, other than insurance contracts, if any, assumed by SeaChange pursuant to the asset purchase agreement;

  •
  all of Liberate's books and records and other documents related to the sale of our Non-North America business and negotiations with other parties; and

  •
  all accounts receivable, or portions thereof, attributable to or arising out of our Non-North America business billed or accrued with respect to the period prior to the close of business on the date of the consummation of the asset sale.

Liabilities to be Assumed

        In connection with the purchase of the assets, SeaChange will assume certain liabilities related to our Non-North America business, including:

  •
  obligations and liabilities of Liberate and Liberate Technologies B.V. under or with respect to the assigned contracts and other transferred assets transferred to SeaChange that are to be paid, discharged and performed after the closing of the asset sale, but only to the extent they are attributable to the period after the closing of the asset sale, except for certain taxes;

  •
  pre-closing obligations and liabilities relating to the transferred assets in respect of which SeaChange receives a corresponding credit pursuant to the purchase price adjustment mechanism in the asset purchase agreement; and

  •
  certain obligations and liabilities relating to COBRA coverage and other employee benefit matters, if applicable.

Liabilities to be Retained

        We will retain all liabilities not assumed by SeaChange, including liabilities relating to:

  •
  all leases other than the San Mateo, California lease;

  •
  all causes of action, claims and rights of (i) certain third parties named in the asset purchase agreement (to the extent attributable to the period prior to the closing of the asset sale), (ii) former officers of Liberate and (iii) other third parties to the extent not relating to the transferred assets or our Non-North America business;

  •
  any contract that is not assigned to SeaChange;

  •
  any employee benefit plans other than obligations and liabilities relating to COBRA coverage and insurance contracts assumed by SeaChange, if any;

  •
  any asset that is not transferred to SeaChange;

  •
  the conduct or operation of our North America business and any other businesses of Liberate and its affiliates; and

  •
  the conduct or operation of our Non-North America business or the ownership of the transferred assets during the period prior to the close of business on the date of consummation of the asset sale.

Consideration for the Assets

        SeaChange has agreed to pay Liberate $25,500,000 million in cash for the assets to be sold, subject to adjustment as described below.

Purchase Price Adjustments

        The consideration paid by SeaChange for the assets shall be adjusted as follows:

  •
  The purchase price will be decreased by an amount equal to $651,000 per month for the period from April 15, 2005 to the closing of the asset sale (pro rated for the actual number of days elapsed).

  •
  The purchase price will be increased or decreased as necessary to assure that we are responsible for all expenses and liabilities relating to our Non-North America business prior to the close of business on the closing date, and that SeaChange is responsible for all such expenses and liabilities after the close of business on the closing date.

  •
  The purchase price will be decreased by an amount equal to any customer payments or other advance payments or deposits received by us or Liberate Technologies B.V. before closing that are attributable to products or services to be provided after closing and the cost of all accrued vacation for Liberate and Liberate Technologies B.V. employees who accept offers of employment from SeaChange or one of its subsidiaries.

        At least 10 business days prior to the closing, we will deliver to SeaChange a preliminary determination of the adjustments described above. We will negotiate in good faith with SeaChange to resolve any disputes and to reach an agreement prior to the closing date on the preliminary adjustments to the purchase price paid at closing. Within 90 days after the closing date, SeaChange will deliver to us a final determination of any adjustments which were not calculated as of the closing date and any corrections to our preliminary report. If we determine that there are any discrepancies, we will negotiate in good faith with SeaChange to resolve them. If we cannot resolve the discrepancies we will jointly retain a national independent public accounting firm not regularly engaged by us or SeaChange to make a final determination.

Representations and Warranties

        The asset purchase agreement contains representations and warranties the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Liberate and SeaChange and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Representations and Warranties of Liberate and Liberate Technologies B.V.

        In the asset purchase agreement, we make a number of representations and warranties to SeaChange, including with respect to the matters set forth below:

  •
  authority; no conflicts; governmental consents; other corporate matters;

  •
  SEC filings; financial statements; absence of changes;

  •
  this proxy statement;

  •
  taxes;

  •
  title to and sufficiency of the assets to be sold;

  •
  real property;

  •
  intellectual property;

  •
  contracts;

  •
  legal proceedings;

  •
  licenses; compliance with regulatory requirements;

  •
  employee benefit matters; labor and employee relations;

  •
  receipt of a fairness opinion;

  •
  recommendation of our board of directors;

  •
  vote required;

  •
  brokers;

  •
  affiliate transactions;

  •
  no investment company;

  •
  insurance;

  •
  the rights agreement; and

  •
  no alternative proposal.

Representations and Warranties of SeaChange

        In the asset purchase agreement, SeaChange makes a number of representations and warranties to us, including with respect to the matters set forth below:

  •
  authority; no conflicts; governmental consents;

  •
  this proxy statement;

  •
  litigation;

  •
  brokers; and

  •
  capital resources.

Covenants

        Under the asset purchase agreement, we have made a number of covenants, including the following:

  •
  to take all actions necessary to call and hold the special meeting as soon as practicable to approve and adopt the transactions contemplated by the asset purchase agreement;

  •
  to use our reasonable best efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the asset sale as soon as reasonably practicable;

  •
  to cause our Non-North America business to be conducted in the ordinary course and consistent with past practice and in compliance in all material respects with all obligations under the assigned contracts;

  •
  to use our commercially reasonable efforts to preserve all rights, privileges, franchises and other authority adequate or necessary for the conduct of our Non-North America business as currently conducted;

  •
  to use commercially reasonable efforts consistent with past practice to maintain good relationships with material licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with our Non-North America business;

  •
  to give prompt notice to SeaChange of (i) any event that would cause any of our representations or warranties in the asset purchase agreement to be untrue and incorrect in any material respect as of April 15, 2005 and as of the closing of the asset sale, (ii) any event that will result, or is reasonably likely to result in, the failure of any closing condition in the asset purchase agreement to be satisfied and (iii) any notice from a third party alleging that their consent may be required in connection with the asset sale or that the asset sale otherwise may materially violate their rights or confer material remedies upon them;

  •
  not to take or allow any of our subsidiaries to take specified actions relating to our operations pending closing, including entering into new license agreements with customers, except as expressly contemplated by the asset purchase agreement and related documents;

  •
  to cause our subsidiaries to take all actions necessary to effectuate the asset sale; and

  •
  other customary covenants governing the operation of our Non-North America business prior to the closing.

Non-Solicitation Covenant

        Under the asset purchase agreement, we have agreed not to (and to not permit our subsidiaries, affiliates, directors, employees or agents to): (i) solicit, encourage, initiate or otherwise facilitate or participate in any inquiries, negotiations or discussions with respect to an alternative proposal, (ii) cooperate with or furnish non-public information in connection with an alternative proposal, or (iii) approve, enter into or take any other actions with respect to an alternative proposal. Under the asset purchase agreement, an alternative proposal means any proposal (other than (a) as contemplated by the asset purchase agreement or the Double C Agreement, (b) as otherwise proposed by SeaChange or its affiliates, or (c) solely with respect to the sale of all or part of our North America business) regarding (i) a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving Liberate, (ii) the issuance by Liberate of any equity interest in or any voting securities of Liberate which constitutes 20% or more of the total of such equity interests or voting securities of Liberate, (iii) the acquisition in any manner of 20% or more of the consolidated assets of Liberate or Liberate Technologies B.V. or any equity interest of Liberate's subsidiaries, (iv) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Liberate or (v) any transaction for any material portion of the assets to be transferred to SeaChange in the asset sale or our Non-North America business or any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the transactions contemplated by the asset purchase agreement; or the occurrence of any of the transactions described in clauses (i)-(v) above or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        At any time prior to our stockholders' approval and adoption of the asset sale pursuant to the asset purchase agreement, and if we are not otherwise in material violation of the non-solicitation covenant, the non-solicitation covenant does not prohibit us from engaging in discussions or negotiations with, or furnishing confidential information concerning us and our business and assets to, a person who makes a written, unsolicited, bona fide alternative proposal after our board of directors by vote has determined in its good faith judgment (after consultation with outside legal counsel), that such alternative proposal is reasonably likely to lead to a superior proposal and that failure to take such action would result in a reasonable probability that our board of directors would breach its fiduciary duties to our stockholders under applicable law for purposes of determining whether such alternative proposal is a superior proposal.

        In connection with a bona fide alternative proposal that is a superior proposal and is received prior to the time of our stockholders' approval and adoption of the asset sale pursuant to the asset purchase agreement, our board of directors may change its recommendation if: (i) our board of directors by vote determines in its good faith judgment that failure to do so would result in a reasonable probability that it would breach its fiduciary duties to our stockholders, after receiving the advice of its outside legal counsel, (ii) we have complied in all material respects with our obligation to provide SeaChange an opportunity to propose an amendment to the asset purchase agreement to provide for terms and conditions no less favorable than the superior proposal, as determined by our board of directors, and our board of directors has considered in good faith and consistent with its fiduciary duties any proposed changes to the asset purchase agreement proposed by SeaChange, (iii) after taking into account any such proposed changes by SeaChange, such alternative proposal remains a superior proposal, and (iv) we have complied in all material respects with our obligations under the covenants regarding the stockholder meeting, the proxy statement and no solicitation.

        For purposes of the non-solicitation covenant, a superior proposal is an alternative proposal that

  •
  if relating to the issuance by us or any of our subsidiaries of any equity interest or voting securities, contemplates the issuance of more than 50%, rather than 20%, of the total of such equity interests or voting securities; or

  •
  if relating to the acquisition in any manner of any assets of us or our subsidiaries, contemplates the acquisition of more than 50%, rather than 20%, of the total of such assets; or

  •
  if relating to the acquisition by any person in any manner of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" which beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of our capital stock, contemplates the acquisition of more than 50%, rather than 20%, of our then-outstanding shares of capital stock; or

  •
  if relating to any transaction for the assets to be transferred to SeaChange or the Non-North America business, must contemplate the acquisition of all or substantially all, rather than a material portion, of the assets to be transferred to SeaChange or the Non-North America business and the assumption of all or substantially all of the liabilities to be assumed by SeaChange,

        and,

  •
  is financially superior to, and is more favorable and provides greater value to all of our stockholders, than the asset sale to SeaChange, as determined in good faith by our board of directors after consultation with our financial advisors; and

  •
  will constitute a transaction for which financing, to the extent required, is then committed or which, in the good faith judgment of our board of directors, is reasonably capable of being obtained; and

  •
  if accepted, is reasonably likely to be consummated, as determined in the good faith judgment of our board of directors after consultation with outside legal counsel.

Non-Solicitation and Non-Competition Covenants

        Liberate and Liberate Technologies B.V. have agreed for a period of one year from the closing of the asset purchase not to solicit for employment or employ any of our employees who are actively employed in and/or primarily provide services to our Non-North America business who accept an offer of employment from SeaChange.

        SeaChange has acknowledged and agreed that SeaChange and its affiliates, as successors to the Non-North America business, are subject to certain non-solicitation and non-competition covenants we agreed to in the Double C Agreement. Specifically, SeaChange has acknowledged and agreed that: (i) for a period of five years from April 7, 2005, SeaChange and its affiliates shall not develop, market, license, grant forbearances not to sue, or grant any rights to or authorize the use of, any Non-North America intellectual property (including the Non-North America Navigator Platforms) for commercial use or deployment in the United States, Canada or Mexico; (ii) for a period of one year from April 7, 2005 not to solicit for employment or employ former employees of our North America business that became employed by Double C or its affiliates in connection with the Double C Agreement; and (iii) it will be bound by the terms of the Technology Cross-License Agreement, dated as of April 7, 2005, by and between Liberate and Double C.

        Under the asset purchase agreement, Liberate has agreed for a period of five years from the closing of the asset sale: (i) not to solicit or otherwise communicate with any customer of the Non-North America business for the purpose of inducing such customer to refrain from or to discontinue its relationship with SeaChange; and (ii) except with respect to investments held by Liberate as of April 15, 2005 and held through the closing of the asset sale, not to acquire, within Europe, a financial interest in or be a principal, partner, member, officer, director, owner, agent, representative, employee or consultant to any business the same as, similar to or in general competition with the Non-North America business operated by Liberate at or prior to the closing of the asset sale.

Labor and Employee Benefit Matters

        Under the asset purchase agreement, Liberate and SeaChange have agreed, among other things, that SeaChange or one of its subsidiaries will extend offers of employment to all employees who are actively employed in and/or primarily provide services to our Non-North America business. SeaChange or its applicable affiliate shall provide each employee who accepts such offer with (i) a base salary no less favorable than such employee's base salary immediately prior to the closing and (ii) health and welfare benefits comparable in the aggregate to those provided under Liberate or Liberate Technologies B.V.'s plans in effect immediately prior to the closing.

        From April 15, 2005 to the closing of the asset sale, Liberate and Liberate Technologies B.V. have each agreed that we and our affiliates will not solicit for employment (after closing of the asset sale) any employee actively employed in and/or primarily providing services to our Non-North America business. Furthermore, for a period of one year after the closing of the asset sale, Liberate and Liberate Technologies B.V. are restricted from soliciting for employment or employing any employee who accepts an offer of employment from SeaChange or its affiliates.

Closing Conditions

        The parties' obligations to consummate the asset sale are subject to the prior satisfaction or waiver of the condition set forth below:

  •
  approval and adoption by our stockholders of the asset purchase agreement.

        SeaChange's obligation to consummate the asset sale is also subject to the prior satisfaction or waiver of the additional conditions set forth below:

  •
  the representations and warranties of Liberate and Liberate Technologies B.V. must be true and correct, disregarding any materiality qualifiers, as of April 15, 2005 (unless an earlier date is specified) and as of the closing date, with only such exceptions as do not individually or in the aggregate have or may not reasonably be expected to have a material adverse effect on Liberate, our Non-North America business or the assets to be sold;

  •
  performance or compliance in all material respects with all obligations and covenants required by the asset purchase agreement to be performed or complied with by Liberate and Liberate Technologies B.V. prior to the closing of the asset sale;

  •
  delivery of officers' certificates;

  •
  the absence of any material adverse effect on our Non-North America business, the assets to be sold or our ability and the ability of Liberate Technologies B.V. to perform our obligations under and consummate the contemplated transactions;

  •
  the absence of any injunction or legal restraint that would prevent consummation of the contemplated transactions or subject them to a condition that would reasonably be expected to have a material adverse effect on our Non-North America business or the assets to be sold or SeaChange;

  •
  Liberate's delivery of audited financial statements for the Non-North America business as of May 31, 2004 and May 31, 2005 to SeaChange;

  •
  Liberate's delivery of required consent to assignment of certain license agreements with certain customers; and

  •
  the absence of any material breach by Liberate of any principal customer agreement that has not been cured after having received written notice of such breach.

        Liberate and Liberate Technologies B.V.'s obligations to consummate the asset sale are also subject to the prior satisfaction or waiver of the additional conditions set forth below:

  •
  SeaChange's representations and warranties must be true and correct, disregarding any materiality qualifiers, as of April 15, 2005 (unless an earlier date is specified) and as of the closing date, with only such exceptions as do not individually or in the aggregate have or may not reasonably be expected to have a material adverse effect on SeaChange;

  •
  delivery of officers' certificates; and

  •
  the absence of any injunction or legal restraint that would prevent consummation of the contemplated transactions or subject them to a condition that would reasonably be expected to have a material adverse effect on Liberate and its affiliates taken as a whole.

Termination; Expense Reimbursement

Termination

        The asset purchase agreement may be terminated and the asset sale abandoned at any time prior to closing (whether before or after stockholder approval) under the following circumstances:

  •
  by mutual written consent of Liberate and SeaChange;

  •
  by Liberate or SeaChange if the closing does not occur by October 15, 2005, other than as a result of a failure by the party proposing to terminate the asset purchase agreement to perform any of its obligations;

  •
  by Liberate or SeaChange if our stockholders do not approve and adopt the asset sale pursuant to the asset purchase agreement (other than as a result of a failure by the party proposing to terminate the asset purchase agreement to fulfill any obligation under the agreement that contributes to the failure to obtain such stockholder approval);

  •
  by Liberate or SeaChange if any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the contemplated transactions becomes final and non-appealable;

  •
  by Liberate upon SeaChange's uncurable material breach of any representation, warranty, covenant or agreement;

  •
  by Liberate if (i) we are not in material breach of any terms of the asset purchase agreement, (ii) our board of directors has authorized us to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and notifies SeaChange in writing that we intend to enter into such an agreement, and (iii) SeaChange does not within two business days of receipt of such notice, make an offer that our board of directors determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to our stockholders as the superior proposal;

  •
  by Liberate if (i) we have for a period of at least 30 calendar days after notifying SeaChange of a material breach of a principal customer agreement attempted with reasonable efforts to resolve or cure such material breach in accordance with the terms of such agreement, (ii) we notify SeaChange that such material breach continues to exist at the end of such 30 calendar day period, (iii) we meet, with certain exceptions, all conditions to closing, and (iv) SeaChange does not within in five calendar days after our notice waived the condition that we not be in breach of any principal customer agreement;

  •
  by SeaChange if Liberate's board of directors (i) fails to recommend the asset purchase agreement, (ii) withdraws, modifies or qualifies its recommendation in a manner adverse to SeaChange, (iii) fails to reconfirm its recommendation within five business days after a written request to do so or (iv) recommends that our stockholders approve, accept or tender their shares in response to any alternative proposal (as that term is defined in the asset purchase agreement);

  •
  by SeaChange if we breach our non-solicitation covenant;

  •
  by SeaChange if we enter into (or our board of directors authorizes entry into) a letter of intent, agreement in principle, acquisition agreement or other similar undertaking with respect to any alternative proposal; or

  •
  by SeaChange upon our or Liberate Technologies B.V.'s uncurable material breach of any representation, warranty, covenant or agreement.

Effect of Termination

        If the asset purchase agreement is terminated, it shall become void with no liability on the part of any party thereto, except (i) for damages or other liability resulting from any willful or intentional breach and (ii) reimbursement of SeaChange's reasonable costs and expenses, as described below.

Expense Reimbursement

        We have agreed to reimburse SeaChange's reasonable costs and expenses up to a maximum of $400,000 if: (i) the asset purchase agreement is terminated by us or SeaChange because our stockholders did not approve the asset sale pursuant to the asset purchase agreement; or (ii) the asset purchase agreement is terminated by us if (a) we are not in material breach of any terms of the asset purchase agreement, (b) our board of directors has authorized us to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and we notify SeaChange in writing that we intend to enter into such an agreement, and (c) SeaChange does not within two business days of receipt of such notice, make an offer that our board of directors determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to our stockholders as the superior proposal.

Amendment; Assignment

Amendment

        The asset purchase agreement may be amended by action of all the parties, via action taken or authorized by their respective boards of directors, at any time before or after approval of the asset sale by our stockholders. After approval by our stockholders, no amendment shall be made which by law requires further approval by our stockholders without such further approval. The asset purchase agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Assignment

        The asset purchase agreement and the rights and obligations thereunder are not assignable or transferable by us or Liberate Technologies B.V., on the one hand, or, SeaChange, on the other hand (other than following the closing by operation of law or in connection with a merger or sale of substantially all the assets of Liberate or SeaChange) without the prior written consent of the other. However, SeaChange may assign in whole or in part its rights and obligations under the asset purchase agreement to any affiliate without our consent, and may assign its rights to acquire any assets owned or held by Liberate Technologies B.V. and to employ employees of Liberate Technologies B.V. to a newly formed subsidiary, provided that SeaChange shall remain liable for its obligations thereunder and any such assignee must satisfy any representations, requirements, obligations or covenants of SeaChange in respect of any tax elections or any other tax matters.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table shows how much of our common stock was beneficially owned as of April 30, 2005 by (i) each known holder of 5% or more of our common stock, (ii) each director, (iii) each executive officer and (iv) all current directors and executive officers as a group. To our knowledge and except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless indicated otherwise, each holder's address is c/o Liberate Technologies, 2655 Campus Drive, Suite 250, San Mateo, California 94403.

        The column labeled "Options/Units" below reflects shares of common stock that are subject to options or stock units that are currently exercisable or will become vested or exercisable within 60 days of April 30, 2005. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options or units, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 110,788,980 shares outstanding on April 30, 2005.

Amount and Nature of Beneficial Ownership

Beneficial Owner	Shares	Options/Units	Total	Percent of Class
CCM Master Fund, Ltd.(1)	15,764,621	—	15,764,621	14.2%
David Lockwood(2)	13,332,901	—	13,332,901	12.0%
SeaChange International, Inc.(3)	13,332,901	—	13,332,901	12.0%
Glenview Capital Management, LLC(4)	10,395,000	—	10,395,000	9.4%
OZ Management, L.L.C.(5)	10,322,680	—	10,322,680	9.3%
Highfields Capital Management LP(6)	10,000,000	—	10,000,000	9.0%
Deutsche Bank AG(7)	5,889,600	—	5,889,600	5.3%
Philip A. Vachon	96,506	1,700,000	1,796,506	1.6%
Gregory S. Wood	1,447,911	—	1,447,911	1.3%
Patrick P. Nguyen	1,437,911	—	1,437,911	1.3%
Dr. David C. Nagel	13,574	210,000	223,574	*
Charles N. Corfield	56,976	109,930	166,906	*
Patrick S. Jones	13,574	—	13,574	*
Robert R. Walker	13,574	—	13,574	*
All current directors and executive officers as a group (8 persons)	16,412,927	2,019,930	18,432,857	16.6%

*
Less than 1% of our outstanding shares of common stock.

(1)
Includes 15,744,521 shares owned directly by CCM Master Fund, Ltd., 13,600 shares held by Grant R. Coghill, and 6,500 shares held by Grace A. Coghill. Clint D. Coghill is the managing member of Coghill Capital Management, L.L.C., an entity that serves as the investment manager of CCM Master Fund, Ltd. Clint D. Coghill also serves as the investment custodian for Grant R. Coghill and Grace A. Coghill. The address of CCM Master Fund, Ltd. and the other beneficial owners of these securities is One North Wacker Drive, Suite 4725, Chicago, IL 60606. This information has been taken from a Schedule 13G/A filed by the beneficial owners on February 20, 2003.

(2)
Shares include 5,107,201 shares owned directly by Mr. Lockwood and 8,225,700 shares owned directly by Lockwood Fund LLC. Mr. Lockwood is managing member of Lockwood Capital Advisors LLC, which is the managing member of Lockwood Fund LLC. The address of the principal office of Lockwood Fund LLC and Lockwood Capital Advisors LLC is c/o Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, Attention: Stuart D. Freedman, Esq.

(3)
SeaChange International, Inc., pursuant to a stockholder voting agreement dated as of April 15, 2005, has acquired the right to vote the shares held by David Lockwood and Lockwood Fund LLC in favor of the proposal to approve and adopt the asset purchase agreement and the asset sale. SeaChange may be deemed to beneficially own 13,332,901 shares. The address of SeaChange is 124 Acton Street, Maynard, MA 01754. The information regarding SeaChange has been taken from a Schedule 13D filed on April 24, 2005.

(4)
These shares are beneficially owned by Glenview Capital Management, LLC, Glenview Capital GP, LLC, Glenview Capital Partners, LLC, Glenview Capital Master Fund, Ltd., Glenview Institutional Partners, L.P. and Laurence M. Robins. The address of Glenview Capital Master Fund, Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, North Church Street, P.O. Box 896GT, George Town, Grand Cayman, Cayman Islands, B.W.I. The address for all other entities is 399 Park Avenue, Floor 39, New York, NY 10022. This information has been taken from a Schedule 13G/A filed on February 10, 2005.

(5)
OZ Management, L.L.C. and Daniel S. Och, its Senior Managing Member, may be deemed to be the beneficial owners of all these shares. This amount includes 9,671,343 shares beneficially owned by OZ Master Fund, Ltd., of which OZ Management, L.L.C. is the principal investment manager. The address of OZ Management, L.L.C. and Daniel S. Och is 9 West 57th Street, 39th Floor, New York, NY 10019. The address of OZ Master Fund, Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, G.T. Harbour Centre, Second Floor, North Church Street, George Town, Grand Cayman, Cayman Islands. This information has been taken from a Schedule 13G/A filed on February 14, 2005.

(6)
The 10,000,000 shares are directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (which directly owns 6,969,110 of the shares). These shares are also beneficially owned by Highfields Capital Management LP, the investment manager to the three direct owners; Highfields GP LLC, the General Partner of Highfields Capital Management LP; and Jonathon S. Jacobson and Richard L. Grubman, the Managing Members of Highfields GP LLC. The address of Highfields Capital Management LP, Highfields GP LLC, Mr. Jacobson and Mr. Grubman is c/o Highfields Capital Management, 200 Clarendon Street, 51st Floor, Boston, MA 02116. The address of Highfields Capital Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, Second Floor, George Town, Grand Cayman, Cayman Islands, B.W.I. This information has been taken from a Schedule 13G filed on July 8, 2003.

(7)
The address of Deutsche Bank AG is Taunusanlage 12, D-60325 Frankfurt am Main, Federal Republic of Germany.

STOCKHOLDER PROPOSALS

        Only such business will be conducted at this special meeting as will have been brought by our board of directors before the meeting pursuant to the attached Notice of Special Meeting of Stockholders.

        If you want to submit a proposal for presentation at our 2005 Annual Meeting, you must submit it to us by May 17, 2005, in order to be considered for inclusion in our proxy statement and related proxy materials for that meeting. Otherwise, if you intend to present a proposal at the 2005 meeting without including that proposal in Liberate's proxy materials, you must provide advance notice of the proposal to Liberate not earlier than July 1, 2005 nor later than July 31, 2005. Address all stockholder proposals to Liberate Technologies, 2655 Campus Drive, Suite 250, San Mateo, California 94403, Attn: General Counsel. We reserve the right to reject, rule out-of-order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements, including conditions established by the Securities and Exchange Commission (SEC). We advise you to review our Amended and Restated Bylaws, which contain this and other requirements with respect to advance notice of stockholder proposals and director nominations. Our Amended and Restated Bylaws were filed with the SEC as an exhibit to our annual report on Form 10-K filed on September 16, 2003, which can be viewed by visiting our investor relations website at http://investors.liberate.com and may also be obtained by writing to our General Counsel at our principal executive office (2655 Campus Drive, Suite 250, San Mateo, CA 94403).

WHERE YOU CAN FIND MORE INFORMATION

        Liberate files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Liberate files with the SEC at the SEC's public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

        You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation. This proxy statement is dated                , 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

OTHER MATTERS

        The board of directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, the board of directors intends that the persons named in the proxies received by Liberate will vote upon those matters in accord with their best judgment.

By order of the board of directors,

David Lockwood
Chairman and Chief Executive Officer
San Mateo, California
                , 2005

NON-NORTH AMERICA BUSINESS

INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS

Page No.
Unaudited Combined Balance Sheets as of February 28, 2005, May 31, 2004 and 2003	F-2
Unaudited Combined Statements of Operations for the nine months ended February 28, 2005 and February 29, 2004, and the years ended May 31, 2004, 2003 and 2002	F-3
Unaudited Combined Statements of Changes in Owner's Net Investment for the nine months ended February 28, 2005 and the years ended May 31, 2004, 2003 and 2002	F-4
Unaudited Combined Statements of Cash Flows for the nine months ended February 28, 2005 and February 29, 2004, and the years ended May 31, 2004, 2003 and 2002	F-5
Notes to Unaudited Combined Financial Statements	F-6

NON-NORTH AMERICA BUSINESS
Unaudited Combined Balance Sheets
(In thousands)

		May 31,
	February 28, 2005
		2004	2003
Assets
Current assets:
Accounts receivable, net	$1,453	$2,553	$2,579
Prepaid expenses and other current assets	125	466	432

Total current assets	1,578	3,019	3,011
Property and equipment, net	403	609	2,634
Restricted cash	1,161	1,495	462
Other assets	—	—	70

Total assets	$3,142	$5,123	$6,177

Liabilities and Owners Net Investment
Current liabilities:
Accounts payable	$50	$70	$483
Accrued liabilities	1,234	1,018	1,882
Accrued payroll and related expenses	112	162	736
Short term deferred revenues	352	711	2,737

Total current liabilities	1,748	1,961	5,838
Long term excess facilities charges	138	631	—
Long term deferred revenues	5,630	—	—

Total liabilities	7,516	2,592	5,838

Commitments and contingencies (Note 4)
Owner's net investment (deficit):
Accumulated other comprehensive income	(2,190)	(2,190)	(311)
Owner's net investment	59,501	64,673	57,545
Accumulated deficit	(61,685)	(59,952)	(56,895)

Total owner's net investment (deficit)	(4,374)	2,531	339

Total liabilities and owner's net investment (deficit)	$3,142	$5,123	$6,177

The accompanying notes are an integral part of these unaudited combined financial statements.

NON-NORTH AMERICA BUSINESS
Unaudited Combined Statements of Operations
(In thousands)

	Nine Months Ended		Years Ended May 31,
	February 28, 2005	February 29, 2004	2004	2003	2002
Revenues:
License and royalty	$926	$708	$2,172	$4,226	$18,412
Service	1,208	4,597	5,733	10,772	21,659

Total revenues	2,134	5,305	7,905	14,998	40,071

Cost of revenues:
License and royalty	8	290	266	715	1,137
Service	779	1,523	2,323	4,578	7,295

Total cost of revenues	787	1,813	2,589	5,293	8,432

Gross margin	1,347	3,492	5,316	9,705	31,639

Operating expenses:
Research and development	1,981	3,881	4,863	20,620	39,665
Sales and marketing	729	1,900	1,604	11,802	15,037
General and administrative	310	356	(38)	922	846
Restructuring costs	—	537	512	5,595	1,877
Amortization of deferred stock based compensation	—	—	—	716	920
Excess facilties charges and related asset impairment	—	—	1,457	—	—

Total operating expenses	3,020	6,674	8,398	39,655	58,345

Loss from operations	(1,673)	(3,182)	(3,082)	(29,950)	(26,706)
Interest expense	—	(2)	(2)	(3)	—
Other income (expense), net	(60)	2	(30)	(200)	(26)

Loss from operations before income tax provision	(1,733)	(3,182)	(3,114)	(30,153)	(26,732)
Income tax provision (benefit)	—	—	(57)	10	—

Net loss	$(1,733)	$(3,182)	$(3,057)	$(30,163)	$(26,732)

The accompanying notes are an integral part of these unaudited combined financial statements.

NON-NORTH AMERICA BUSINESS
Unaudited Combined Statement of Changes in Owner's Net Investment
in Non-North America Business
(In thousands)

	Accumulated Other Comprehensive Income (Loss)	Owner's Net Investment	Accumulated Deficit	Total Owner's Net Investment
Balance at June 1, 2001	$675	$1,594	$—	$2,269
Net loss	—	—	(26,732)	(26,732)
Foreign currency translation adjustments	(132)	—	—	(132)
Amortization of deferred stock-based compensation	—	920	—	920
Issuance of stock related to stock option exercises and ESPP	—	515	—	515
Net cash transferred to Non-North America Business	—	28,578	—	28,578

Balance at May 31, 2002	543	31,607	(26,732)	5,418

Net loss	—	—	(30,163)	(30,163)
Foreign currency translation adjustments	(854)	—	—	(854)
Amortization of deferred stock-based compensation	—	716	—	716
Issuance of stock related to stock option exercises and ESPP	—	15	—	15
Net cash transferred to Non-North America Business	—	25,207	—	25,207

Balance at May 31, 2003	(311)	57,545	(56,895)	339

Net loss	—	—	(3,057)	(3,057)
Foreign currency translation adjustments	(1,879)	—	—	(1,879)
Stock award grants surrendered by employees in consideration of taxes payable	—	(70)	—	(70)
Amortization of deferred stock-based compensation, net of cancellations	—	264	—	264
Issuance of stock related to stock option exercises	—	61	—	61
Net cash transferred to Non-North America Business	—	6,873	—	6,873

Balance at May 31, 2004	(2,190)	64,673	(59,952)	2,531

Net loss	—	—	(1,733)	(1,733)
Stock award grants surrendered by employees in consideration of taxes payable	—	(75)	—	(75)
Amortization of deferred stock-based compensation, net of cancellations	—	169	—	169
Issuance of stock related to stock option exercises	—	3	—	3
Net cash transferred to Non-North America Business	—	(5,269)	—	(5,269)

Balance at February 28, 2005	$(2,190)	$59,501	$(61,685)	$(4,374)

The accompanying notes are an integral part of these unaudited combined financial statements.

NON-NORTH AMERICA BUSINESS
Unaudited Combined Statements of Cash Flow
(In thousands)

	Nine Months Ended		Years Ended May 31,
	February 28, 2005	February 29, 2004	2004	2003	2002
Cash flows from operating activities:
Net loss	$(1,733)	$(3,182)	$(3,057)	$(30,163)	$(26,732)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	232	1,650	2,088	3,879	4,955
Non-cash compensation expense	169	185	264	716	920
Stock units surrendered in consideration of taxes payable	(75)	(63)	(70)	—	—
Loss on disposal of property and equipment	(8)	127	126	516	758
Provision for doubtful accounts	(29)	231	(216)	(289)	169
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,129	(571)	242	7,251	(1,567)
Prepaid expenses and other current assets	341	(125)	(34)	344	244
Other assets	—	(55)	70	281	(50)
Accounts payable	(20)	116	(413)	(34)	173
Accrued liabilities	354	(1,151)	(864)	(1,464)	(1,661)
Accrued payroll and related expenses	(50)	(472)	(574)	(1,898)	(824)
Deferred revenues	4,640	371	(1,395)	(2,985)	(2,707)

Net cash provided by (used in) operating activities	4,950	(2,939)	(3,833)	(23,846)	(26,322)

Cash flows from investing activities:
Proceeds from the sale of property and equipment	8	74	103	64	—
Purchases of property and equipment	(24)	—	(147)	(405)	(2,820)
Decrease (increase) in restricted cash	334	(1,040)	(1,033)	(50)	(412)

Net cash provided by (used in) investing activities	318	(966)	(1,077)	(391)	(3,232)

Cash flows from financing activities:
Net cash transfer (to) from Liberate Technologies	(5,271)	3,844	4,849	24,222	29,039
Proceeds from issuance of common stock	3	61	61	15	515

Net cash provided by (used in) financing activities	(5,268)	3,905	4,910	24,237	29,554

Net decrease in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents, beginning of period	—	—	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—	$—	$—

Supplemental cash activities:
Cash paid for income taxes	$—	$—	$—	$10	$—
Cash paid for interest	$—	$—	$—	$—	$—
Supplemental non-cash activities:
Issuance of restricted stock units	$169	$185	$264	$—	$—

The accompanying notes are an integral part of these unaudited combined financial statements.

NON-NORTH AMERICA BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

Note 1. Description of Business and Basis of Presentation

Description of Non-North America Business

        The Non-North America Business develops and markets software and services primarily for digital cable systems outside of North America. Based on industry standards, the software enables cable operators to run multiple applications and services including interactive programming guides, high definition television, video on demand, personal video recorders and games on multiple platforms.

        On April 15, 2005, Liberate Technologies ("Liberate") entered into an Asset Purchase Agreement (the "Agreement") to sell substantially all of the assets relating to its Non-North America business (including certain customer contracts, patents and intellectual property) to SeaChange International, Inc. ("SeaChange"). Liberate will receive cash consideration of approximately $25.5 million in cash, as adjusted pursuant to the Agreement. The Agreement includes, among other things, a non-competition covenant whereby Liberate has agreed not to solicit or otherwise communicate with any customer of the Non-North America business for the purpose of inducing such customer to refrain from or to discontinue its relationship with SeaChange for a period of five years after the closing date. The Agreement is subject to Liberate stockholder approval and other customary closing conditions.

Basis of Presentation

        The unaudited combined financial statements presents the financial position, results of operations, cash flows and changes in owner's net investment relating to Liberate's Non-North America business as if that business had been conducted on a standalone basis for the three fiscal years ended May 31, 2004, 2003 and 2002 and the nine months ended February 28, 2005 and February 29, 2004 based on certain assumptions explained in greater detail below. These statements have been derived from the consolidated financial statements of Liberate using the historical results of operations and historical bases of the assets and liabilities of Liberate. All intercompany accounts and transactions have been eliminated in consolidation.

        Historically, Liberate has operated and accounted for its operations in one operating segment only. Accordingly, the assets that make up the Non-North America business have never been considered separately for any purpose, and historically Liberate has not prepared separate financial statements for these assets. Therefore, in preparing financial statements for the Non-North America business, the following assumptions were used:

  a)
  The revenues for the Non-North America business include all license, royalty and service revenues from Liberate's customers located outside of North America.

  b)
  The cost of revenues for the Non-North America business includes all direct costs related to Liberate's U.K. professional services group and the cost of licensing technology related to the Non-North America software platform. The costs of the professional services group primarily consisted of salaries and other related expenses.

  c)
  The operating expenses for the Non-North America business include the following:

  i)
  Research and development includes all direct costs related to the development of the Non-North America software platform which primarily include the costs of the employees;
  ii)
  Sales and marketing costs include an allocation of Liberate's centrally managed sales and marketing costs. The allocation of sales costs was based on sales efforts, historically based on revenues and deferred revenues. During FY04 and FY05, the sales costs were evenly shared and allocated to the Non-North America business. The corporate marketing costs were evenly shared and allocated to the Non-North America business;

    iii)
    General and administrative costs primarily consist of salaries and other employee related expenses for finance, human resources and other professional fees directly related to the Non-North America business.

  d)
  There were no allocations for impairment of warrants or amortization of deferred costs related to warrants or offsets to revenue related to warrants, as these items are not related to the Non-North America business.

  e)
  There were no allocations of goodwill, intangible assets or deferred costs related to warrants made to the Non-North America business related to prior period acquisitions by Liberate, as these assets are unrelated to the business being sold to SeaChange.

  f)
  The amounts allocated to accounts receivable and to the allowance for doubtful accounts receivable to the Non-North America business were directly attributable to sales with Non-North America customers. These amounts are not included in the transferred assets to SeaChange and shall be retained by Liberate.

  g)
  The amounts allocated to deferred revenues to the Non-North America business were directly related to Non-North America customers.

  h)
  All legal expenses were related to corporate matters therefore there was no allocation of legal expenses to the Non-North America business.

  i)
  These financial statements do not include an allocation of certain corporate overhead expenses, primarily relating to certain head office personnel and facilities as they represent expenses of the underlying business not indicative of the costs associated with the Non-North America business.

        These assumptions reflect the judgment of Liberate's management in separating the financial statements of the Non-North America business from Liberate's remaining operations. These assumptions do not reflect measures historically used by Liberate to record the financial condition and results of operations of Liberate or any component of its business. The financial information included in these unaudited combined financial statements therefore does not necessarily reflect the financial condition or results of operations of the Non-North America business if that business had actually been operated as a separate, standalone entity. These unaudited financial statements do not indicate the financial condition of Liberate or its business for any future period.

        In this report, the words "fiscal" or "FY" followed by a year refer to Liberate's fiscal years, which end on May 31 of the specified year. The expressions "Q1," "Q2," "Q3," and "Q4" refer to Liberate's fiscal quarters, which end on August 31, November 30, the last day of February, and May 31 of each fiscal year.

Interim Financial Statements

        The combined interim balance sheet as of February 28, 2005 and statements of operations for the nine months ended February 28, 2005 and February 29, 2004 are unaudited and reflect all adjustments of a normal recurring nature, that in the opinion of management, are necessary to provide a fair statement of the financial position and the results of operations for the interim periods. These statements have been prepared on the same basis as the accompanying annual unaudited combined financial statements. The results of operations for the nine months ended February 28, 2005 and February 29, 2004 do not necessarily indicate the results of operations to be expected for any other interim period or for the full fiscal year.

Note 2. Significant Accounting Policies

Bankruptcy Accounting

        On April 30, 2004, Liberate filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. While the Chapter 11 bankruptcy case was pending, Liberate prepared the unaudited condensed consolidated financial statements in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7").

        The provisions of SOP 90-7 do not significantly change the application of accounting principles generally accepted in the United States. However, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. On September 8, 2004, the bankruptcy court issued a ruling dismissing Liberate's bankruptcy case. Hence, as the Company is no longer in bankruptcy, the unaudited combined financial statements for the Non-North America business were not prepared under the provisions of SOP 90-7.

Use of Estimates

        The preparation of the unaudited combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. See Note 1. These estimates affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Foreign Currency Translation

        Until Q3 FY04, the functional currency of the Company's UK operation was the local currency. Accordingly, assets and liabilities were translated to U.S. dollars using period-end currency exchange rates and revenues and expenses were translated using average exchange rates during the period. The resulting unrealized foreign currency translation gains and losses were reported as a separate component in arriving at comprehensive income for the period. As of February 28, 2005, the cumulative translation loss in accumulated other comprehensive income, a component of Owner's Net Investments, was $2.2 million.

        During Q4 FY04, management determined that the conditions described in SFAS No. 52, "Foreign Currency Translation," for the translation of the UK operations using the local currency as the functional currency ceased to exist. Accordingly, starting in Q4 FY04, the functional currency of the UK operations is the U.S. dollar. The monetary assets and liabilities of these operations are re-measured into U.S. dollars at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities are re-measured at rates in effect as of management's determination in Q4 FY04. Revenues, expenses, gains or losses are re-measured at the average exchange rate for the period, other than depreciation and amortization, which are re-measured at the respective historical rates as their related assets. The resulting re-measurement gains and losses of these operations as well as gains and losses from foreign currency transactions are included in the unaudited combined statements of operations. The re-measurement loss for the nine months ended February 28, 2005 included in the unaudited combined statement of operations is $45,000. For the three months ended May 31, 2004 the re-measurement gain was $41,000.

        We conduct certain transactions in foreign currencies. Accordingly, we translate those transactions as they occur at the then-current exchange rate. We record the resulting realized foreign currency translation gains and losses in our unaudited combined statements of operations as a component of other expenses, net. For the nine months ended February 28, 2005 the foreign currency transaction loss was $15,000. For the three months ended May 31, 2004 the foreign currency transaction loss was $2,000.

Fair Value of Financial Instruments

        Due to their short maturities, the carrying value of the financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximates their fair market value.

Cash and Cash Equivalents and Investments

        Historically, Liberate has managed worldwide cash and cash equivalents on a centralized basis from its headquarters in California. Cash receipts associated with the Non-North America business have historically been collected by Liberate and Liberate has funded the disbursements for the Non-North America business by transferring funds to the Non-North America locations. SeaChange will not assume any cash or restricted cash of Liberate or the Non-North America business in conjunction with the asset acquisition.

Concentration of Credit Risk

        The financial instrument that potentially subjects the Non-North America business to concentration of credit risk primarily consist of accounts receivable. While customers are geographically dispersed, a substantial amount of the revenues for the Non-North America business has been generated from a few customers, whose receivables are typically unsecured. Liberate mitigates its credit risk associated with accounts receivable by performing ongoing credit evaluations of customers' financial conditions, and the unaudited financial statements include an allowance for potential credit losses. Historically, the Non-North America business has not experienced significant losses related to accounts receivable.

        The table below sets forth information relating to each customer that accounted for 10% or more of total revenues for the Non-North America business:

	For the nine months ended		Years ended May 31,
	February 28, 2005	February 29, 2004	2004	2003	2002
Customer A	26%	30%	30%	29%	34%
Customer B	*	41%	48%	37%	29%
Customer C	41%	19%	17%	*	13%
Customer D	*	*	*	11%	*
Customer E	22%	*	*	*	*
Customer F	11%	*	*	*	*

*
Less than 10%

        The table below sets forth information relating to each customer that accounted for 10% or more of gross accounts receivable balance of the Non-North America business:

		May 31,
	February 28, 2005
		2004	2003
Customer A	*	18%	26%
Customer B	68%	61%	52%
Customer C	31%	14%	*

*
Less than 10%

Property and Equipment

        Property and equipment has been recorded at cost, net of depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of two to five years. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful lives of the improvements using the straight-line method.

Impairment of Long-Lived Assets

        Under SFAS 142 and 144, we review long-lived assets to be held and used, including goodwill and intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We measure recoverability of long-lived assets by comparing their carrying value to an estimate of undiscounted future cash flows that they are expected to generate, which reflects the fair market value as defined under SFAS 142 and 144. Impairment reflects the amount by which the carrying value of the long-lived assets exceeds their fair market value.

Stock-Based Compensation

        The Non-North America business accounts for stock-based compensation in accordance with the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), to account for employee stock options. Under APB 25, no compensation expense is recognized upon the grant of an employee stock option unless the exercise price of the option is less than market price of the underlying stock at the date of grant.

        Under the provisions of APB 25, deferred stock-based compensation is recorded in connection with stock units based on the intrinsic value (fair market value) of the underlying shares at the date of grant. This value is then amortized over the vesting period of the stock unit as a compensation expense by functional classification of the award recipient.

        The following information regarding net loss and loss per share prepared in accordance with SFAS 123 has been determined as if employee stock options, stock units and shares issued under Liberate's 1999 Equity Incentive Plan had been accounted for using the fair value method prescribed by SFAS 123. The resulting effect on net loss and loss per share pursuant to SFAS 123 is not likely to be representative of the effects on net loss and loss per share pursuant to SFAS 123 in future periods, because future periods will include additional grants and periods of vesting.

        The compensation expense for the Non-North America business employees from their hire date is included in the compensation expense calculations below. The following table illustrates the effect on reported net loss and loss per share had the fair value recognition provisions of SFAS 123 been applied (in thousands):

	Nine months ended		May 31,
	February 28, 2005	February 29, 2004	2004	2003	2002
Net loss, as reported	$(1,733)	$(3,182)	$(3,057)	$(30,163)	$(26,732)
Adjustments:
Stock unit compensation expense included in reported net loss	169	185	264	—	—
Total stock-based employee compensation expense determined under fair value method for all awards granted since July 1, 1995, net of related tax effects	(166)	(190)	(297)	(31)	(3,112)

Pro forma net loss	$(1,730)	$(3,187)	$(3,090)	$(30,194)	$(29,844)

        The fair value of options, stock units and shares issued under the 1999 Equity Incentive Plan was estimated at the date of grant utilizing a Black-Scholes valuation model with the following weighted-average assumptions:

	Options			Stock Units					ESPP(1)
				Nine months ended
	Years ended May 31,					Years ended May 31,			Years ended May 31,
				February 28, 2005	February 29, 2004
	2004	2003	2002			2004	2003	2002	2004	2003	2002
Risk-free interest rate	1.62%	2.27%	4.32%	2.94%	2.41%	2.62%	—	—	—	2.08%	2.63%
Dividend yield	0%	0%	0%	0%	0%	0%	—	—	—	0%	0%
Volatility of common stock	46%	106%	82%	68%	47%	84%	—	—	—	94%	96%
Average expected life (in years)	2.26	2.81	4.98	2.63	2.98	2.98	—	—	—	0.50	0.50
Weighted average fair value	$0.94	$1.38	$5.57	$2.44	$3.70	$3.72	—	—	—	$2.47	$3.30

(1)
The ESPP has been suspended since January 2003.

Revenue Recognition

        Overview.    The revenues of the Non-North America business are derived from fees for licenses of Liberate's software products, royalties, consulting, maintenance and other services. The revenue recognition policies are in accordance with Statement of Position (SOP) No. 97-2, "Software Revenue Recognition", as amended by; SOP No. 98-9, "Software Revenue Recognition, With Respect to Certain Transactions" and the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" and Staff Accounting Bulletin No. 104, "Revenue Recognition".

        License and Royalty Revenue.    The software is licensed through Liberate's Non-North America direct sales force. License and royalty revenues consist primarily of fees earned from the licensing of its software, as well as royalty fees earned upon the shipment or activation of products that incorporate its software. In general, license revenues are recognized when a non-cancelable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed or determinable and collection is considered probable. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when media containing the licensed programs is provided to a common carrier. In the case of electronic delivery, delivery occurs when the customer is given access to the licensed programs. If collectibility is not considered probable, revenue is recognized when the fee is collected.

        Revenue is recognized using the residual method pursuant to the requirements of SOP 97-2, as amended by SOP 98-9. Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as licenses for software products, maintenance or consulting services. The determination of fair value is based on objective evidence, which is specific to the Company. The Company limits its assessment of objective evidence for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized under the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. However, if such undelivered elements consist of services that are essential to the functionality of the software, license and services revenues are recognized using contract accounting, pursuant to SOP No. 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". If license arrangements include the rights to unspecified future products, revenue is recognized ratably over the contractual or estimated economic term of the arrangement. Royalty revenues are recognized when a network operator reports that it has shipped or activated products or its rights to deploy such products expire.

        Service Revenues.    Service revenues consist of consulting, maintenance, and other services. Consulting and other service revenues, including non-recurring engineering and training, are recognized as services are performed. Where consulting services are performed under a fixed-price arrangement, revenues are generally recognized on a percentage-of-completion basis. Maintenance services include both updates and technical support. Maintenance revenues are recognized ratably over the term of the maintenance agreement, and generally range between 15% and 25% of the cumulative license fees and activation royalties incurred under the contract, depending upon the level of support being provided.

        Service revenues also include reimbursable expenses billed to customers in accordance with EITF No. 01-14, "Income Statement Characterization of Reimbursements Received for "Out-of-Pocket' Expenses Incurred," which generally requires that a company recognize travel expenses and other reimbursable expenses billed to customers as revenue. With the adoption of EITF 01-14, reimbursable expenses are recognized as service revenues when there is an agreement to bill the customer for the expenses, the expenses have been incurred and billed, and collection is probable.

Deferred Revenues

        Deferred revenue is primarily comprised of collections from and billings to customers for software arrangements which do not qualify for revenue recognition under the revenue recognition policy.

Software Development Costs

        Under the criteria set forth in SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product, which the Non-North America business has defined as the completion of beta testing of a working product. The period of time between establishing technological feasibility of the products and making them generally available has been short. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. After considering these factors, no software development costs have been capitalized to date.

Restructuring Costs

        Restructuring costs are recorded in accordance with EITF No. 94-03, "Liability Recognition of Certain Employee Termination Benefits and Other Costs Incurred in a Restructuring," and SAB No. 100, "Restructuring and Impairment Charges." Severance costs include those expenses related to severance pay, employee benefit obligations, and the acceleration of certain stock option grants in connection with terminated employees. The executive management approves the scope of any reductions in force. Facilities costs include obligations under non-cancelable leases for facilities that will no longer be occupied, as well as the cost associated with unrecoverable leasehold improvements. Other costs related to restructuring include the write-down of intangible assets and amounts expected to be paid in connection with terminated contracts. As of January 1, 2003, SFAS No. 146, "Accounting for Exit or Disposal Activities," was adopted which addresses accounting for and reporting costs associated with exit or disposal activities and nullifies EITF 94-03.

Income Taxes

        Deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to be reversed. Liberate is required to estimate our income tax liability in each of the jurisdictions in which it operates. This process requires Liberate to estimate the actual current tax exposures and assess the temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. Liberate regularly assesses whether it will likely be able to use these tax assets. If Liberate determines that it is not likely to be able to use them, Liberate will record a valuation allowance that offsets their full value.

Comprehensive Loss

        Comprehensive loss includes net losses and adjustments for foreign currency translation gains and losses that have been previously excluded from net loss and are reflected instead in the owner's net investment. Starting in Q4 FY04, the functional currency of the UK operation is the U.S. dollar. The monetary assets and liabilities of these operations are re-measured into U.S. dollars at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities are re-measured at historical rates. Translation gains or losses relating to prior periods have been recorded in "Accumulated Other Comprehensive Income (Loss)," a component of Owner's Net Investment.

        The following table sets forth the components of comprehensive loss (in thousands):

	Nine months ended
			Years ended May 31,
	February 28, 2005	February 29, 2004
			2004	2003	2002
Net loss	$(1,733)	$(3,182)	$(3,057)	$(30,163)	$(26,732)
Foreign currency translation adjustment	—	(1,879)	(1,879)	(854)	(132)

	$(1,733)	$(5,061)	$(4,936)	$(31,017)	$(26,864)

Recent Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board ("FASB") issued FAS No. 143, "Accounting for Asset Retirement Obligations." FAS 143 establishes financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The liability is accreted to its present value each period while the cost is depreciated over its useful life. Liberate adopted FAS 143 for the quarter ended November 30, 2003, and adoption did not materially affect the financial condition, results of operations, or cash flows of the Non-North America business.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities." SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that involuntarily terminated employees receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS No. 146 on January 1, 2003. SFAS No. 146 prospectively changes the timing of when restructuring charges are recorded from the commitment date to the date that liability is incurred. The adoption of SFAS No. 146 did not have a material effect on the financial condition or results of operations of the Non-North America business.

        In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements of FIN 45 are effective for financial statements of annual periods ending after December 15, 2002, but had no impact on the Company. The adoption of FIN No. 45 did not have a material effect on the financial condition or results of operations of the Non-North America business.

        In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on EITF No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Liberate adopted EITF No. 00-21 for the quarter ended November 30, 2003, and adoption did not have a significant impact on the financial statements of the Non-North America business.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities," and in December 2003 the FASB issued FIN 46-R, a revised interpretation of FIN 46. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46-R must be applied in the year ending December 31, 2004.

The adoption of this standard did not have an impact on the financial condition or results of operations of the Non-North America business, since the Company has not invested in any variable interest entities.

        In May 2003, the FASB issued FAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 for public companies. The adoption of FAS 150 did not have a material effect on the financial condition, results of operations, or cash flows of the Non-North America business.

        In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition." SAB 104 supersedes Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements ("SAB 101"). SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21. Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers ("the FAQ") issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. As a result, the adoption of this pronouncement did not have any impact on the combined financial statements of the Non-North America business.

        In April 2004, the EITF issued Statement No. 03-06 "Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share" ("EITF 03-06"). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and the Non-North America business earnings when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for fiscal periods beginning after March 31, 2004. The adoption of this standard did not have any impact on the resulting earnings per share of the periods presented for the Non-North America business.

        In December 2004, the FASB issued SFAS 123(R), "Share-Based Payment." SFAS 123 (R) addresses the accounting for share-based payment transactions with employees and requires companies to expense the value of employee stock options and similar awards. SFAS 123(R) requires stock based compensation of the share-based payment to be measured at fair value on the date that the company grants the awards to employees. The expense should be recognized over the vesting period for each option and adjusted for actual forfeitures that occur before vesting.

        In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107"). SAB 107 covers key topics related to the implementation of SFAS 123(R) which include the valuation models, expected volatility, expected option term, income tax effects of SFAS 123(R), classification of stock-based compensation cost, capitalization of compensation costs and disclosure requirements. Although we do not expect to grant any future options, the Company is currently assessing the impact SFAS 123(R) will have on our financial statements.

Note 3. Property and Equipment

        Property and equipment consisted of the following (in thousands):

	February 28,	May 31,
				Useful Life (in years)
	2005	2004	2003
Computer equipment	$2,630	$2,663	$8,314	3
Software	2,171	2,171	2,223	2
Office furniture and equipment	141	141	837	5
Leasehold improvements	401	401	833	*

	5,343	5,376	12,207
Less: accumulated depreciation and amortization	4,940	4,767	9,573

	$403	$609	$2,634

*
Typically the length of lease term

        Depreciation expense was $5.0 million, $3.9 million and $2.1 million for fiscal 2002, 2003 and 2004, respectively. For the nine months ended February 28, 2005 and February 29, 2004, depreciation expense was $232,000 and $1.7 million, respectively.

Note 4. Commitments and Contingencies

Operating Leases

        The Non-North America business currently has an operating lease for a facility that expires at through fiscal 2009. Future minimum lease payments under this operating lease as of February 28, 2005 are as follows (in thousands):

Years ending May 31,
2005	$81
2006	326
2007	336
2008	345
2009	263

$1,351

        Rent expense for the Non-North America business for the nine months ended February 28, 2005 and February 29, 2004 was $354,000 and $272,000, respectively. For the fiscal years 2004, 2003 and 2002, rent expense for the Non-North America business was $426,000, $388,000 and $491,000, respectively.

Indemnification Obligations

        In November 2002, the FASB issued FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee or indemnification. FIN 45 also requires additional disclosure by a guarantor in its interim and annual financial statements about its obligations under certain guarantees and indemnifications. The initial recognition and measurement provisions of FIN 45 are applicable for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Liberate adopted the recognition and measurement provisions of FIN 45 prospectively to guarantees issued or modified after December 31, 2002. The adoption of this standard did not have a material impact on the Non-North America business's combined results of operations or financial position.

        Our software license agreements typically provide for indemnification of customers for intellectual property infringement claims. To date, no such claims have been filed against us. Liberate also warrants to customers that software products operate substantially in accordance with specifications. Historically, minimal costs related to product warranties have been incurred, and accordingly, warranty costs have not been accrued for the periods presented.

Note 5. Stock Plans

        Liberate has adopted various stock plans over the years, as described below. The employees involved with the Non-North America business were eligible to participate in the plans. Any costs related to the employees involved with the Non-North America business are reflected in the accompanying financial statements.

1996 Stock Option Plan

        In October 1996, Liberate adopted the 1996 Stock Option Plan (the "1996 Plan"). This Plan, as amended, allowed for the purchase of up to 11,666,666 shares of Liberate common stock. The 1996 Plan permitted grants of both incentive and non-qualified stock options to employees and non-qualified stock options to consultants and directors. The exercise price of incentive stock options could not be less than the fair market value of the common stock on the grant date, as determined by Liberate's Board of Directors. The exercise price of non-qualified options could not be less than 85% of the fair market value on the grant date. The term of the incentive and non-qualified stock options was generally ten years from the date of grant or a shorter term as provided in the option agreement. Options generally vested over three to four years. As of the date of Liberate's initial public offering, all remaining shares available for grant under the 1996 Plan were transferred to the 1999 Equity Incentive Plan (see discussion in the next paragraph), and no further grants were made from the 1996 Plan.

1999 Equity Incentive Plan

        In May 1999, Liberate adopted the 1999 Equity Incentive Plan (the "1999 Plan"). The 1999 Plan authorizes grants of options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. Shares not yet issued under the 1996 Plan as of the date of Liberate's initial public offering (3,051,498 shares) became available for grant under the 1999 Plan. Each year on June 1, commencing on June 1, 2000, the number of shares available under the 1999 Plan is automatically increased by a number equal to the lesser of 6,000,000 shares or 5% of the outstanding common shares on such date, unless such increase is waived by Liberate's Board. The exercise price for all incentive stock options and nonstatutory stock options may not be less than 100% or 85%, respectively, of the fair market value of Liberate common stock on the date of grant. Options generally vest over three to four years and have a term of ten years.

        Stock option activity under the 1996 Plan and the 1999 Plan is summarized below for employees involved in the Non-North America business:

	Options outstanding	Options Exercisable	Weighted average exercise price
Balance at May 31, 2002	1,381,065	490,430	$8.90

Granted	597,596		2.43
Exercised	(2,332)		1.08
Cancelled	(1,342,431)		6.96

Balance at May 31, 2003	633,899	362,326	6.94
Granted	—		—
Exercised	(24,700)		2.48
Cancelled	(359,725)		7.40

Balance at May 31, 2004	240,747	188,482	6.87
Granted	—		—
Exercised	(1,667)		1.95
Cancelled	(31,359)		6.66

Balance at February 28, 2005	207,722	199,342	$6.66

        A summary of all outstanding and exercisable options, including those assumed in connection with Liberate acquisitions and the stock options issued outside of the stock plans, as of February 28, 2005 is summarized below for employees involved in the Non-North America business:

	Options outstanding
		Weighted average remaining contractual life (in years)		Options vested/exercisable
Range of exercise price	Number of options outstanding		Weighted average exercise price	Number of options exercisable	Weighted average exercise price
$2.25—$2.25	2,845	3.36	$2.25	2,845	$2.25
$2.70—$2.70	60,611	7.31	2.70	55,943	2.70
$3.75—$6.35	52,683	5.65	5.43	52,306	5.43
$8.47—$8.47	25,677	6.25	8.47	24,843	8.47
$9.10—$33.00	65,907	6.52	10.78	63,406	10.85

	207,722	6.45	$6.66	199,342	$6.72

Stock-based Compensation—Stock Units

        During fiscal 2004, Liberate implemented a program to grant restricted stock units ("RSUs") to certain employees and non-employee directors as part of our overall stock-based compensation. Each RSU entitles the holder to receive one share of Liberate common stock on the vesting date of the RSU. The RSUs granted to employees generally vest over a period of four years. Stock-based compensation representing the intrinsic value (fair market value) of the underlying shares at the date of grant of the RSUs is recognized evenly over the vesting period. On the vesting dates, the RSUs are settled by the delivery of shares of common stock to the participants. During the nine months ended February 28, 2005, Liberate granted 50,000 RSUs to employees involved in the Non-North America business. During the nine months ended February 28, 2005, 86,126 RSUs held by employees involved in the Non-North America business were cancelled due to employee terminations. As of February 28, 2005 there was a balance of $923,000 in deferred stock-based compensation related to RSUs held by employees involved in the Non-North America business in the owner's net investment for the

Non-North America business and there were 198,857 RSUs outstanding and unvested held by employees involved in the Non-North America business.

        In connection with the granting of stock units in fiscal 2004, Liberate recorded $1.3 million of deferred stock-based compensation for employees involved in the Non-North America business based on the fair value of the underlying shares of Liberate common stock at the date of grant, and such value is amortized over the vesting period as compensation expenses. Amortization of deferred stock-based compensation by functions was as follows (in thousands):

	Nine months ended
	February 28, 2005	February 29, 2004	Year ended May 31, 2004
Cost of revenues	$38	$46	$63
Research and development	65	95	138
Sales and marketing	66	44	63

	$169	$185	$264

        Liberate did not grant any stock units prior to fiscal 2004 and, accordingly, did not record any compensation expense related to stock units in fiscal 2002 and 2003.

1999 Employee Stock Purchase Plan

        In 1999, Liberate adopted the 1999 Employee Stock Purchase Plan ("1999 Purchase Plan"). A total of 1,666,666 shares of Liberate common stock were reserved for issuance under the 1999 Purchase Plan. In addition, starting on June 1, 2000, the available pool automatically increased each year by the lesser of 1,666,666 shares or 2% of the outstanding common shares on the date of the increase unless such increase is waived by Liberate's Board. The 1999 Purchase Plan permits eligible employees to acquire shares of Liberate common stock through periodic payroll deductions of up to 15% of base cash compensation. Each participant could purchase up to 1,500 shares in any offering period beginning before September 30, 2002, and up to 6,000 shares in any offering period beginning on or after October 1, 2002. The price at which the common stock could be purchased was 85% of the lower of the fair market value of Liberate common stock on the date immediately before the first day of the applicable offering period or on the last day of the respective offering period. Each offering period has a maximum duration of six months. The first offering period commenced on the effective date of the initial public offering and ended on March 31, 2000. As of February 28, 2005, 4,999,998 shares of Liberate common stock were reserved under the 1999 Purchase Plan, of which 3,858,963 shares were available for issuance. Employees involved in the Non-North America business purchased 9,116 shares of Liberate common stock in fiscal 2003. In January 2003, Liberate's Board of Directors suspended the 1999 Purchase Plan, and accordingly, no shares were purchased in the second half of fiscal 2003, in fiscal 2004 or in the first half of fiscal 2005.

Note 6. Excess Facilities Charges and Related Asset Impairment

        Our excess facilities charges consist primarily of costs associated with permanently vacating certain facilities and the related asset impairments.

        In fiscal 2004, we recorded excess facilities charges of approximately $1.5 million related to our sales office in the U.K. which we no longer occupied. As of May 31, 2004, we had an accrual of $1.1 million for excess facilites charges related to this vacant facility. Of the $1.1 million, $505,000 was included in current accrued liabilities, and $631,000 was classified as long-term excess facilities charges. These amounts are not included in the liabilities assumed by SeaChange and shall be retained by Liberate.

Note 7. Restructuring Costs

        Restructuring costs consists of severance costs which include severance pay and employee benefit obligations in connection with terminated employees. Historically, excess facilities costs have been accounted for separately from restructuring. See Note 6.

        In February 2002, Liberate announced the consolidation of its research and development activities into development centers located in California and in London, Ontario, Canada. As part of this consolidation, certain employees in the Horsham, Pennsylvania, and Murray City, Utah, offices were relocated to these development centers. The consolidation resulted in restructuring costs of $1.9 million attributable to the Non-North America business. During Q4 FY02, we paid $1.9 million against the accrued liabilities relating to restructuring.

        As part of Liberate's ongoing efforts to control costs, Liberate effected several reductions in force during fiscal 2003, resulting in a headcount reduction of 163 employees involved in the Non-North America business and restructuring costs of $5.6 million attributable to the Non-North America business. Cash payments made during fiscal 2003 were $5.3 million, leaving $300,000 in accrued liabilities which related to restructuring at May 31, 2003. In fiscal 2004 restructuring costs were $512,000 attributable to the Non-North America business. During fiscal 2004, we paid $809,000 which satisfied the remaining amounts in accrued liabilities. As of May 31, 2004 and February 28, 2005 there were no accrued liabilities related to restructuring costs.

Note 8. Income Taxes

        For the nine months ended February 28, 2005 and February 29, 2004 and for the fiscal years ended May 31, 2004, 2003 and 2002 the Non-North America business was not a separate taxable entity for federal, state or local income tax purposes and its net taxable income/losses were included in Liberate's consolidated tax returns. We performed an analysis of the Non-North America business's taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," on a separate tax return basis. Based on the analysis, we determined that the deferred tax assets/liabilities related to the Non-North America business are not significant for any of the periods presented.

Note 9. Segment Reporting and Geographic Information

        Revenues are classified by geographic region based on the country from which the sales order originates. Revenues by geographic region were as follows (in thousands):

	Nine months ended
			May 31,
	February 28, 2005	February 29, 2004
			2004	2003	2002
Europe, Middle East and Africa:
United Kingdom	$1,027	$3,975	$5,256	$10,490	$26,389
The Netherlands	873	1,135	1,468	1,435	5,461
Other	—	24	901	467	3,644
Asia Pacific (Australia, Japan, Korea, Other)	234	171	280	2,606	4,578

Total revenues	$2,134	$5,305	$7,905	$14,998	$40,072

Note 10. Retirement Plan

        We maintain a Group Personal Pension Plan for our UK employees. We contribute 6% of employees' base salaries to the Plan. For the nine months ended February 28, 2005 and February 29, 2004, our contributions to the Plan were $28,000 and $52,000, respectively. For the fiscal years 2004, 2003 and 2002, our contributions to the Plan were $63,000, $241,000 and $263,000, respectively.

Note 11. Subsequent Events

Special Dividend

        On March 25, 2005, the Board of Directors of Liberate declared a one-time special dividend of $2.10 per common share. The special dividend was payable to the holders of record on April 4, 2005 upon the closing of the sale of the Liberate's North America business to Double C Technologies, LLC (the "Double C") pursuant to the Asset Purchase Agreement with Double C. The Double C transaction closed on April 7, 2005. The special dividend, which was approximately $223 million, was paid on April 8, 2005. Liberate made equitable adjustments to outstanding awards under its existing equity based incentive plans in order to take account of the special dividend. The special dividend payment is reflected in the other adjustments of the unaudited pro forma condensed consolidated balance sheet as of February 28, 2005.

Sale of Non-North America Business

        On April 15, 2005, Liberate entered into an Asset Purchase Agreement (the "Agreement") to sell substantially all of the assets of its Non-North America business (including certain customer contracts, patents and intellectual property) to SeaChange International, Inc. ("SeaChange") Liberate will receive cash consideration of approximately $25.5 million in cash, as adjusted pursuant to the Agreement. The Agreement is subject to Liberate stockholder approval and other customary closing conditions.

ANNEX A

* * *

        The asset purchase agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Liberate Technologies or SeaChange International, Inc. Such information can be found elsewhere in this proxy statement and in the other public filings each of us makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

        The asset purchase agreement contains representations and warranties the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Liberate and SeaChange and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

* * *

ASSET PURCHASE AGREEMENT

         by and between

SEACHANGE INTERNATIONAL, INC.,

LIBERATE TECHNOLOGIES,

and

LIBERATE TECHNOLOGIES B.V.

Dated as of April 15, 2005

4.9	Legal Proceedings	A-33
4.10	Licenses; Compliance with Regulatory Requirements	A-33
4.11	Employee Benefits Matters	A-34
4.12	Labor and Employee Relations	A-35
4.13	Fairness Opinion	A-35
4.14	Recommendation of the Seller Board	A-36
4.15	Vote Required	A-36
4.16	Brokers	A-36
4.17	Transactions with Affiliates	A-36
4.18	No Investment Company	A-36
4.19	Insurance	A-36
4.20	Rights Agreement	A-36
4.21	No Alternative Proposal	A-37
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		A-37
5.1	Authority; No Conflicts; Governmental Consents	A-37
5.2	Proxy Statement	A-38
5.3	Litigation	A-38
5.4	Brokers	A-38
5.5	Capital Resources	A-38
ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS		A-38
6.1	Access to Information	A-38
6.2	Confidentiality	A-39
6.3	Public Announcements	A-40
6.4	Ordinary Conduct	A-41
6.5	No Solicitation	A-43
6.6	Insurance	A-45
6.7	Accounts Receivable	A-45
6.8	Non-Competition	A-45
6.9	Cooperation	A-46
6.10	Tax Matters	A-46

6.11	Waiver of Bulk Sales Requirement	A-47
6.12	Non Transferable Assets	A-47
ARTICLE VII LABOR AND EMPLOYEE BENEFIT MATTERS		A-48
7.1	Offers of Employment	A-48
7.2	Certain Liabilities	A-48
7.3	No Obligation to Maintain Employees or Plans	A-49
7.4	Post-Closing Solicitation of Business Employees	A-49
7.5	COBRA	A-49
7.6	Records	A-49
7.7	FICA	A-49
7.8	Restrictive Covenant	A-50
7.9	Assignment	A-50
7.10	Contracts of Employment	A-50
7.11	Informing Employees	A-51
7.12	Employee Equity Awards	A-51
ARTICLE VIII CONDITIONS PRECEDENT		A-51
8.1	Condition Precedent to the Obligations of Purchaser, Seller and the Netherlands Subsidiary	A-51
8.2	Conditions Precedent to the Obligations of Purchaser	A-51
8.3	Conditions Precedent to the Obligations of Seller and the Netherlands Subsidiary	A-52
ARTICLE IX TERMINATION		A-53
9.1	Termination by Mutual Consent	A-53
9.2	Termination by Either Purchaser or Seller	A-53
9.3	Termination by Seller	A-53
9.4	Termination by Purchaser	A-54
9.5	Effect of Termination and Abandonment	A-54
ARTICLE X GENERAL PROVISIONS		A-55
10.1	Assignment	A-55
10.2	Survival	A-55
10.3	No Third-Party Beneficiaries	A-55
10.4	Expenses	A-55

10.5	Equity Relief	A-56
10.6	Amendments	A-56
10.7	Notices	A-56
10.8	Interpretation; Exhibits and Schedules	A-57
10.9	Counterparts	A-57
10.10	Severability	A-57
10.11	Waiver of Compliance; Consents	A-57
10.12	Entire Agreement	A-57
10.13	Governing Law; Submission to Jurisdiction	A-58
10.14	Joint Participation in Drafting this Agreement; Construction	A-58
10.15	Further Assurances	A-59

Exhibits
Exhibit A	Form of Trademark License Agreement
List of Schedules
Schedule 1.1(a)(i)	Assigned Contracts
Schedule 1.1(a)(ii)	Business Employees
Schedule 1.1(a)(iii)	Non-North America Intellectual Property
Schedule 1.1(a)(iv)	North America Intellectual Property
Schedule 2.1(e)	Tangible Personal Property
Schedule 2.2(j)	Excluded Assets
Schedules 2.4(c) and (d)	Preliminary Schedule of Cash Consideration Adjustments
Schedule 6.4	Ordinary Conduct

ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 15, 2005, by and among SEACHANGE INTERNATIONAL, INC., a Delaware corporation ("Purchaser" which term shall include any Affiliate of SeaChange International, Inc. to which it has assigned any of its rights and obligations hereunder pursuant to Section 10.1), LIBERATE TECHNOLOGIES, a Delaware corporation ("Seller"), and LIBERATE TECHNOLOGIES B.V., a corporation organized under the laws of the Netherlands (the "Netherlands Subsidiary").

        WHEREAS, Seller and the Netherlands Subsidiary are engaged in the business of developing, marketing and selling software and related services for cable systems that are intended to enable cable operators to provide interactive television and other services in areas outside of North America;

        WHEREAS, Seller, Liberate Technologies Canada, Ltd. and Double C Technologies, LLC ("Double C") have entered into that certain Asset Purchase Agreement effective as of January 14, 2005 pursuant to which Seller has sold its North America Business (as defined herein and therein) to Double C, a true and correct copy of which has been delivered to Purchaser.

        WHEREAS, the parties hereto desire that Seller and the Netherlands Subsidiary sell, transfer, convey and assign to Purchaser all of the specified assets, properties, interest in properties and rights of Seller and the Netherlands Subsidiary used, held for use or intended to be used in the Non-North America Business, and that Purchaser purchase and acquire the same, subject to the assumption by Purchaser of the specified liabilities and obligations of Seller and the Netherlands Subsidiary identified in this Agreement that relate to the Non-North America Business, all upon the terms and subject to the conditions hereinafter set forth; and

        WHEREAS, immediately prior to the execution and delivery of this Agreement, as a condition and inducement to Purchaser's willingness to enter into this Agreement, each of David Lockwood and Lockwood Fund LLC, who each directly or indirectly beneficially owns shares of the Seller Common Stock, has executed and delivered to Purchaser a voting agreement, dated as of the date hereof (the "Voting Agreement").

        NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        1.1    Certain Defined Terms.

        As used in this Agreement, the following terms shall have the following meanings:

        "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term "control" (including its correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Alternative Proposal" means (A) any proposal (whether or not in writing and whether or not delivered to Seller's stockholders generally), other than (x) as contemplated by this Agreement or the Double C Agreement, (y) as otherwise proposed by Purchaser or its Affiliates or (z) solely with respect to the sale of all or part of the North America Business, regarding (i) a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving Seller, (ii) the issuance by Seller of any equity interest in or any voting securities of Seller which constitutes 20% or more of the total of such equity interests or voting securities of Seller, (iii) the acquisition in any manner, directly or indirectly, of 20% or more of the consolidated assets of Seller or the Netherlands Subsidiary or any equity interest of its Subsidiaries, (iv) the acquisition by any Person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act) which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Seller or (v) any transaction for any material portion of the Transferred Assets or the Non-North America Business or any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement; or (B) the occurrence of any of the transactions described in clauses (i) - (v) of (A) above or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        "Assigned Contracts" means those Contracts listed on Schedule 1.1(a)(i) hereto.

        "Bill of Sale" means the bill of sale in a form reasonably satisfactory to Purchaser and Seller pursuant to which title to the Transferred Assets will be conveyed by Seller and the Netherlands Subsidiary to Purchaser.

        "Business Employees" means all employees of the Seller and its Affiliates who are employed in and/or primarily provide services to the Non-North America Business and who reside in the United States or in Europe, all as set forth on Schedule 1.1(a)(ii).

        "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.

        "Commission" means the Securities and Exchange Commission and the staff of the Securities and Exchange Commission.

        "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding undertaking or commitment, whether written or oral, including any amendments and other modifications thereto.

        "Copyrights" means all registered or unregistered copyrights (including those in computer software and databases), and all registrations and applications to register the same and all renewals thereof, and all Moral Rights associated with such copyrights.

        "Customers" means NTL Communications Services Limited, Telewest Communications Group Limited, United Pan-Europe Communications, N.V., and their Affiliates.

        "Derivative Work" means any work, including any revision, modification, translation, abridgement, compilation, condensation, expansion or any other form in which a work may be recast, transformed or adapted, that is based on or incorporates source code or other intellectual property from the Non-North America Navigator Platforms.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Double C Agreement" means the Asset Purchase Agreement effective as of January 14, 2005 by and between Double C Technologies, LLC, Seller and Liberate Technologies Canada Ltd., and associated transaction documents.

        "Employee Benefit Plan(s)" means any and all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), whether or not subject to the provisions of ERISA, and all other benefit plans (including all employment, bonus, deferred compensation, old age, part-time, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, "phantom" stock, performance, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance or other plan, program, policy, agreements, arrangement or understandings (whether or not legally binding) whether or not subject to the provisions of ERISA) that are maintained or contributed to, or required to be maintained or contributed to, by Seller, the Netherlands Subsidiary or an ERISA Affiliate for the benefit of any current or former employee of Seller, the Netherlands Subsidiary or any ERISA Affiliate.

        "Employment Contracts" means Contracts, whether oral or written, relating to a Business Employee, including any communication or practice relating to a Business Employee which imposes any obligation on Seller or any of its Subsidiaries.

        "Equity Securities" has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any common stock, any limited partnership interest, any limited liability company interest and any other interest or security having the attendant right to vote for directors or similar representatives.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" means any entity that is required to be treated as a single employer together with Seller under Section 414 of the Code or 4001 of ERISA.

        "Europe" means the member states of the European Union as of the date hereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Excluded Leases" means all leases other than the San Mateo Lease, including without limitation (i) the Circle Star Lease Agreement dated April 27, 1999 by and between Circle Star Center Associates, L.P. and Network Computer, Inc. (former name of Liberate Technologies) (the "Circle Star Lease"), (ii) Sublease dated as of December 7, 2001, between Liberate Technologies and DemandTec Inc., (iii) Sublease dated as of November 1, 2002, between Liberate Technologies and di Carta, Inc., and (iv) Agreement of Assignment dated December 22, 2000 between Kobe Steel Europe Limited, Liberate Technologies B.V., and Liberate Technologies, relating to the Underlease of Third Floor of the building known as 174/177 High Holborn, London WC1, dated January 18, 1991 between Target Holdings Limited and Kobe Steel Europe Limited, and any amendments or addendums to, or any other agreements by the parties thereto relating to, any of the foregoing ("UK Lease").

        "GAAP" means accounting principles generally accepted in the United States applied in a manner consistent with the most recently published financial statements of the Person with respect to which the reference to GAAP is made.

        "Governmental Authority" means any nation or government, any federal, state, provincial, local, municipal, foreign (including supranational) or other political subdivision, any government or quasi-governmental entity of any nature, thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any administrative department, court, commission, board, bureau, agency, authority or instrumentality thereof.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "Indebtedness" means, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) every liability of such Person (A) for borrowed money, (B) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (C) for reimbursement of amounts drawn under letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (D) issued or assumed as the deferred purchase price of property or services (excluding accounts payable), (E) relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person, (F) secured by a Lien (other than Permitted Liens described in clauses (a), (b) and (c) of the definition of Permitted Liens), (G) relating to swaps, options, caps, collars, hedges, forward exchanges or similar agreements or (H) that would be reflected in a balance sheet prepared in accordance with GAAP; and (ii) every liability of others of the kind described in the preceding clause (i) that such Person has guaranteed or which is otherwise its legal liability.

        "Intellectual Property" means all of the following: (i) all Patents, (ii) all designs, methods, processes, technology and inventions and any derivatives thereof (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and enhancements thereof, (iii) all Trademarks, Internet domain names, URLs and applications therefor, (iv) all Copyrights and Moral Rights, (v) all mask works and all applications, registrations and renewals in connection therewith, (vi) all know-how, including, but not limited to, Trade Secrets, (vii) all computer software (including data and related documentation, fixes, new releases, enhancements, updates, additions and/or modifications, source code and object code), (viii) all platforms, applications, interfaces, products, systems and services, and (ix) all other proprietary rights including without limitation intellectual property, publicity and intangible property rights. In the case of Intellectual property owned or licensed by Seller, such Intellectual Property shall include without limitation (x) all copies and tangible embodiments of any of the Transferred Assets (in whatever form or medium), including any notebooks, logs, files (including without limitation any files maintained by Seller's Patent, Copyright, Trade Secret and Trademark counsel(s)), records, data or documentation relating to the Transferred Assets or the Excluded Assets, as applicable, and (y) all of Seller's and its Subsidiaries' books, records and ledger sheets associated with the Transferred Assets or the Excluded Assets, as applicable.

        "Law" means any foreign, federal, state, provincial or local statute, law, ordinance, regulation, administrative regulations, administrative act, rule, code, judgment, order, requirement or rule, including common law.

        "Legal Proceeding" means any private or governmental claim, action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation.

        "Liabilities" means any and all debts, liabilities, commitments and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, asserted or unasserted, liquidated or unliquidated, including those arising, reported or claimed under any Law, Legal Proceeding, Action or Governmental Order.

        "License Agreements" means all agreements (whether written or oral and whether with Seller or its Subsidiaries or any third parties), including license agreements, research agreements, development agreements, distribution agreements, non-disclosure agreements, confidentiality agreements, non-competition agreements, settlement agreements, consent to use agreements and covenants not to sue to which the Seller or any of its Subsidiaries is a party or otherwise bound, granting any right to make, use, sell, offer for sale, import, copy, distribute, modify, perform, display, disclose, market, or otherwise enforce, exploit or practice any Non-North America Intellectual Property or restricting any of the foregoing rights of Seller or its Subsidiaries.

        "Lien" means any mortgage, pledge, hypothecation, charge, assignment, encumbrance, easement, lease, sublease, covenant, right of way, option, claim, restriction, lien (statutory or other) or security interest.

        "Material Adverse Effect" on a Person means a material adverse effect on (i) the business, assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole or (ii) the ability of such Person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; "Material Adverse Effect" on the Transferred Assets means an Effect (as defined below) that materially and adversely affects the ownership, value, or use of the Transferred Assets in the aggregate, and a "Material Adverse Effect" on the Non-North America Business means an Effect that materially and adversely affects the business, assets or liabilities of the Non-North America Business; provided, however, in no event shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect") resulting from compliance with the terms and conditions of this Agreement or the Double C Agreement, (B) any Effect resulting from the announcement or pendency of the transactions contemplated hereby or the Double C Agreement, (C) any Effect that results from changes affecting the industry in which such Person, the Transferred Assets or the Non-North America Business, as applicable, operates generally or the United States or European economy generally (which changes in each case do not disproportionately affect such Person, the Transferred Assets or the Non-North America Business, as applicable, in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such Person, the Transferred Assets or the Non-North America Business, as applicable, in any material respect), (E) stockholder class action litigation arising from or relating to this Agreement or the Double C Agreement and (F) any failure by such Person or the Non-North America Business, as applicable, to meet published revenue or earnings projections, which failure shall have occurred in the absence of a material deterioration in the business or financial condition of such Person or the Non-North America Business, as applicable, that would otherwise constitute a Material Adverse Effect but for this clause (F). For the avoidance of doubt, compliance with (and the consequences thereof) the terms of this Agreement or the Double C Agreement shall not be taken into account in determining whether a Material Adverse Effect shall have occurred or shall be expected to occur for any and all purposes of this Agreement.

        "Moral Rights" means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author's reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

        "Nasdaq" means the National Market System of the Nasdaq Stock Market.

        Non-North America Business" means Seller's and its Subsidiaries' businesses other than the North America Business, including the business of developing, marketing and selling Non-North America Navigator Platforms and related services for cable systems that are intended to enable cable operators to provide interactive television services outside the United States, Canada and Mexico.

        "Non-North America Intellectual Property" means (i) all of Seller's and its Subsidiaries' Intellectual Property embodied in or associated solely with the Non-North America Navigator Platforms that is owned by or licensed to Seller and its Subsidiaries and used or held for use solely in connection with the Non-North America Business and (ii) all Intellectual Property set forth on Schedule 1.1(a)(iii) hereto, but excluding any of Seller's and its Subsidiaries' Registered North America Intellectual Property Rights issued or to be issued in the United States, Canada and/or Mexico with a priority date prior to April 7, 2005.

        "Non-North America Navigator Platforms" means (i) all of Seller's and its Subsidiaries' software, technology and associated documentation used or held for use solely in connection with the Non-North America Business and (ii) all software, technology and associated documentation set forth on Schedule 1.1(a)(iii) hereto, but excluding North America Navigator Platforms.

        "North America Business" means all the businesses conducted by Seller and its Subsidiaries in North America, including Seller's and its Subsidiaries' business of developing, marketing and selling North America Navigator Platforms and related services for cable systems that are intended to enable cable operators to provide interactive television services in the United States, Canada and Mexico, but excluding activities of Seller and its Subsidiaries in North America primarily related to its corporate functions or businesses conducted outside of the United States, Canada and Mexico.

        "North America Intellectual Property" means the Intellectual Property embodied in or associated with the North America Navigator Platform that is owned by or licensed to Seller and its Subsidiaries and used or held for use in connection with the North America Business, including the items set forth on Schedule 1.1(a)(iv) hereto and all of Seller's and all of its Subsidiaries' Intellectual Property issued or to be issued with a priority date prior to April 7, 2005 in the United States, Canada and Mexico regardless of whether such Intellectual Property relates to the North America Navigator Platform, but excluding Non-North America Intellectual Property set forth on Schedule 1.1(a)(iii).

        "North America Navigator Platforms" means all software, including source and object code, Seller's LMC card technology, and associated documentation (i) developed and marketed by Seller and its Subsidiaries under the name TV Navigator 2.x, Navigator 3.x and Navigator 5.x or (ii) developed or assigned for use in connection with the Open Cable Application Platform.

        "Patent Lawsuit" means the action titled OpenTV, Inc. v. Liberate Technologies, Case No. C-02-00655 SBA pending in the United States District Court for the Northern District of California, but only to the extent set forth in the complaint dated February 7, 2002.

        "Patents" means issued patents and pending patent applications (including provisional patent applications), and any and all divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, supplementary protection certificates, certificates of invention and similar statutory rights.

        "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes, assessments, and governmental charges or levies not yet due and payable; (b) Liens imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than thirty (30) days and (ii) are not in excess of $10,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

        "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        "Principal Customer Agreements" means the Assigned Contracts with the Customers set forth in Section 2(A) of Schedule 1.1(a)(i).

        "Registered Non-North America Intellectual Property Rights" mean any legal rights in any pending applications for, or registrations or issuances or grants of, any Non-North America Intellectual Property before any Governmental Authority responsible for issuing or registering any of the Non-North America Intellectual Property, other than those that have been formally abandoned or allowed to lapse by the Seller or its Subsidiaries in the ordinary course of business in accordance with the exercise of reasonable business judgment.

        "Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 and any subsequent re-enactment or modification thereof.

        "Retained Litigation" means all causes of action, claims, demands, rights and privileges of Seller and any of its Subsidiaries against (i) Source Suite Acquisition LLC, Source Suite LLC, Source Media, Inc., Insight Communications Company, Inc. (but only to the extent to which they are attributable to the period prior to Closing), (ii) former officers of Seller, or (iii) other third parties to the extent not relating to the

Transferred Assets or the Non-North America Business including causes of actions, claims and rights under or relating to insurance policies relating thereto.

        "San Mateo Lease" means the Office Lease Agreement dated December 12, 2003 between EOP-Peninsula Office Park, L.L.C. and Seller.

        "San Mateo Leased Property" means the real property located at 2655 Campus Drive, Suite 250. San Mateo, California 94403 (including all buildings, improvements and structures located thereon and all rights, privileges, easements and appurtenances thereto) leased to Seller pursuant to the San Mateo Lease.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Seller Common Stock" means the common stock, par value $0.01 per share, of Seller.

        "Seller Disclosure Letter" means the disclosure letter, dated as of the date hereof, delivered by Seller and the Netherlands Subsidiary to Purchaser.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other business entity controlled by such Person directly or indirectly through any other Subsidiary of such Person or in which such Person owns directly or indirectly through any other Subsidiary of such Person more than 50% of the outstanding common stock or other outstanding Equity Securities ordinarily entitled to vote in such Person. For the avoidance of doubt, the Netherlands Subsidiary shall be deemed a Subsidiary of Seller for purposes of this Agreement.

        "Tax" or "Taxes" means any and all taxes and other similar charges of any kind imposed by any governmental or taxing authority, including: federal, state, provincial, local or foreign income, gross receipts, net wealth, net worth, equity, sales, use, turnover, ad valorem, value-added, environmental, capital, unitary, intangible, franchise, profits, license, withholding, payroll, employment, social security (or similar), excise, severance, stamp, transfer, real estate transfer, occupation, premium, property, alternative or add-on minimum tax, customs duty or other tax or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed with respect thereto.

        "Tax Return" means any return, statement, report or form (including any related or supporting schedules, statements or information, and including any amendment thereof) filed or required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

        "Technology Cross-License Agreement" means that certain Technology Cross-License Agreement, dated as of April 7, 2005, by and between Seller and Double C.

        "Trade Secrets" means all categories of confidential information and trade secrets including without limitation as defined in the Uniform Trade Secrets Act, including confidential research and development, know-how, formulas, ideas, inventions and invention disclosures not part of a Patent or published patent application, compositions, manufacturing and production processes and techniques, methods, schematics, technology, data (including, but not limited to, all business and technical information, and information and data relating to research, development, analytical methods, processes, formulations and compositions), research summary data, research raw data, laboratory notebooks, procedures, proprietary technology and information, blueprints, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals.

        "Trademarks" means registered and unregistered trademarks, trade dress, service marks, logos and designs, trade names, internet domain names, commercial symbols, corporate names and all registrations renewals and applications in connection therewith together with all translations, adaptations, derivations and combinations thereof and all goodwill associated therewith.

        "Transaction Documents" means (a) this Agreement, (b) the Bill of Sale and (c) any agreement, certificate or similar instrument delivered by the parties at the Closing, including the instruments delivered under Section 2.5 and Section 2.6.

        "UK Contractors" means all these contractors providing personal services to Seller or the Netherlands subsidiary primarily in the United Kingdom as set forth in Schedule 1.1(a)(ii).

        "UK Lease" has the meaning ascribed above in "Excluded Leases."

        "UK Transferred Employees" means employees of Seller or the Netherlands Subsidiary who primarily carry out work in the United Kingdom as set forth in Schedule 1.1(a)(ii).

        "United States" means the United States of America, including its territories and possessions and including Puerto Rico.

        "VAT" means in relation to any jurisdiction within the European Union, the value added tax imposed by the Sixth Council Directive of the European Communities and any national legislation implementing that directive together with legislation supplemental thereto and, in relation to other jurisdictions, the equivalent tax (if any) in that jurisdiction.

        1.2    Additional Definitions.

        The following additional terms have the meaning ascribed thereto in the Section indicated below next to such term:

Defined Term	Section
Acquisition Proposal	3.1
Aggregate Consideration	2.7(a)
Agreement	Preamble
Assumed Liabilities	2.3(a)
Cash Consideration	2.4(b)(i)
Closing	2.4(a)
Closing Date	2.4(a)
COBRA Coverage	7.5
Contaminant	4.7(j)
Disabling Code	4.7(j)
Employee Receivables	6.8
Environmental Laws	4.10(b)
Excluded Assets	2.2
Excluded Liabilities	2.3(b)
Fairness Opinion	4.13
Final Report	2.4(f)
Governmental Consent	4.1(c)(ii)
Governmental Filing	4.1(c)(ii)
Government Authority Fee Schedule	2.5(i)
Injunction	3.3
Licenses	4.10(a)
Material Contract(s)	4.8(a)
Netherlands Subsidiary	Preamble
Netherlands Subsidiary Purchase Price	2.7(a)
Non-Transferable Asset	6.12(a)
Non-Solicitation Period	7.4(a)

Payroll Taxes	7.7
Permits	4.10(a)(i)
Preliminary Report	2.4(e)
Proxy Statement	3.2(a)
Purchaser	Preamble
Purchaser Expenses	9.5(a)(ii)
Records	2.1(h)
Representatives	6.2(a)
Required Consents	8.2(f)
Restricted Period	7.5(a)
Restricted Persons	6.5(a)
Restrictive Period	6.8(a)
Seller	Preamble
Seller Balance Sheet	4.2(b)
Seller Board	3.1
Seller Bylaws	3.1
Seller Charter	3.1
Seller Commission Filings	4.2(a)(ii)
Seller Financials	4.2(b)
Seller Rights Agreement	4.20
Seller Purchase Price	2.7(a)
Seller Special Meeting	3.1
Superior Proposal	6.5(b)
Termination Date	9.2
Trademark License Agreement	2.5(h)
Transferred Assets	2.1
Transferred Employees	7.1
Violation	4.1(c)(iv)
Voting Agreement	Recitals

        1.3    Terms Generally.

        The definitions set forth or referenced in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business day") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. References to the term "business day" shall mean any day that is not a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close. References to the terms "$" and "dollars" shall mean U.S. dollars.

ARTICLE II

CLOSING AND PURCHASE PRICE

        2.1    Sale and Transfer of the Assets.

        Subject to the terms and conditions of this Agreement, on the Closing Date, Seller and the Netherlands Subsidiary will sell, convey, transfer, assign and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Seller and the Netherlands Subsidiary, all of Seller's and the Netherlands Subsidiary's right, title and interest in and to all of the business, properties, rights, claims and assets (except the Excluded Assets) of Seller and the Netherlands Subsidiary set forth in this Section 2.1 (collectively, the "Transferred Assets"), with such changes, additions or deletions therein or thereto from the date of this Agreement to the Closing Date as may be expressly permitted under this Agreement. The Transferred Assets consist of:

          (a)   the Non-North America Navigator Platforms;

          (b)   the Non-North America Intellectual Property;

          (c)   the Assigned Contracts;

          (d)   the San Mateo Lease;

          (e)   all tangible personal property, including all plant, machinery, equipment, supplies, inventory, spare parts, tools, leasehold improvements, furniture, furnishings, software, hardware and vehicles, used, held for use or intended to be used to conduct the Non-North America Business, including without limitation such assets set forth on Schedule 2.1(e), except as otherwise provided in Section 2.2(j);

          (f)    all transferable licenses, permits, orders, approvals and other authorizations by, and any applications for any of the foregoing filed with, any Governmental Authority used, held for use or intended to be used in the Non-North America Business;

          (g)   except as provided in Section 2.2(l), all books and records (other than Tax records), relating to the Non-North America Business or the Transferred Assets, including sales literature, product information, employment records relating to the Business Employees and files and other information and/or data related to or used by Seller or the Netherlands Subsidiary or their other Subsidiaries in, or that arise out of, the operation of the Non-North America Business or the Transferred Assets (the "Records");

          (h)   all prepaid expenses, credits, deferred charges, prepaid items, advances and deposits, or portions thereof, arising out of or related to the Transferred Assets or the Non-North America Business;

          (i)    all causes of action, claims and rights against third parties that relate to the Transferred Assets or the Non-North America Business other than the Retained Litigation, including the right to sue and recover for past infringements of any rights under the Non-North America Intellectual Property (except any causes of action or claims against Seller, its Subsidiaries and distributors and customers relating to the North America Business) and including all warranties and guaranties received from vendors, suppliers or manufacturers with respect to the Transferred Assets or the Non-North America Business; and

          (j)    all goodwill appurtenant to the Transferred Assets or the Non-North America Business and the right to represent to third parties that Purchaser is the successor to the Non-North America Business.

        In furtherance of the foregoing, Seller shall cause the Netherlands Subsidiary to take all actions necessary to transfer and assign all of its right, title and interest in and to any of the Transferred Assets to Purchaser at the Closing, including the execution of instruments pursuant to Sections 2.5(b) and 2.5(e).

        2.2    Assets Not Transferred.

        Notwithstanding anything herein to the contrary, the following assets are not included in the Transferred Assets and shall be retained by Seller and the Netherlands Subsidiary and as applicable are subject to the Double C Agreement (the "Excluded Assets"):

          (a)   all of Seller's and its Affiliates' cash and cash equivalent items, including checking accounts, bank accounts, lock box numbers, certificates of deposit, time deposits, securities, and the proceeds of accounts receivable, including uncashed checks in payment thereof, received or accrued by Seller prior to the Closing Date, and all equity securities of any Person owned by Seller or any of its Affiliates;

          (b)   the North America Navigator Platforms;

          (c)   the North America Intellectual Property;

          (d)   all rights of Seller under the Excluded Leases;

          (e)   rights to or claims for refunds or rebates of Taxes and other governmental charges and the benefit of net operating loss carryforwards, carrybacks, credits or other tax attributes of Seller and the Netherlands Subsidiary;

          (f)    proprietary or confidential business information, records and policies that relate generally to Seller and the Netherlands Subsidiary and are not used, held for use, intended to be used in or otherwise necessary to conduct the Non-North America Business, including organization manuals, Tax records and related information;

          (g)   all causes of action, claims and rights against third parties with respect to the Retained Litigation and (unless and to the extent Purchaser becomes party to the Patent Lawsuit) the Patent Lawsuit;

          (h)   all other assets used exclusively in connection with Seller's corporate functions (including the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books and stock transfer records and other documents relating to the organization, maintenance, and existence of Seller as a corporation);

          (i)    all assets in respect of any Employee Benefit Plan, other than those, if any, assigned pursuant to Section 7.9;

          (j)    all tangible personal property not used, held for use or intended to be used in the Non-North America Business, wherever located, including all machinery, equipment, furniture, furnishings, software, hardware and vehicles, or all tangible personal property used specifically in connection with Seller's corporate functions and described on Schedule 2.2(j);

          (k)   all insurance policies and rights under the Employee Benefit Plans, other than the insurance contracts, if any, assumed pursuant to Section 7.9;

          (l)    all of Seller's books and records and other documents related to the sale of the Non-North America Business and negotiations with other parties;

          (m)  all accounts receivable, or portions thereof, attributable to or arising out of the Non-North America Business billed or accrued with respect to the period prior to the close of business on the Closing Date; and

          (n)   all other assets sold, or to be sold, in accordance with the terms of the Double C Agreement.

        2.3    Assumed and Excluded Liabilities.

          (a)   As of and after the Closing, and subject to consummation of the Closing, Purchaser shall assume, pay, discharge and perform the following obligations and Liabilities (collectively, the "Assumed Liabilities"): (i) the obligations and Liabilities of Seller and the Netherlands Subsidiary under or with respect to the Assigned Contracts and other Transferred Assets transferred to Purchaser at the Closing to be paid, discharged and performed after the Closing Date and which are, but only to the extent they are, attributable to the period after the Closing Date, provided that Purchaser shall not be responsible for any Liability of Seller or its Affiliates for Taxes (whether attributable to the period before or after the Closing Date) except as expressly provided in Sections 2.8, 2.9 and 2.10; (ii) obligations and Liabilities relating to the Transferred Assets in respect of which Purchaser received a credit to the Cash Consideration pursuant to Section 2.4 or 2.8; and (iii) obligations and Liabilities relating to COBRA Coverage pursuant to Section 7.5 or assumed pursuant to Section 7.9, if any.

          (b)   Notwithstanding anything herein or in any other Transaction Document to the contrary, and regardless of any disclosure to Purchaser, except for the Assumed Liabilities specifically set forth in Section 2.3(a) above, Purchaser shall not assume or have any responsibility for any obligation or Liability of Seller or the Netherlands Subsidiary or their Affiliates that is not an Assumed Liability, including, but not limited to, any obligations or Liabilities relating to (i) the Excluded Leases, (ii) the Retained Litigation, (iii) any Contract that is not an Assigned Contract, (iv) any Employee Benefit Plans (other than obligations and Liabilities relating to COBRA Coverage pursuant to Section 7.5 or assumed pursuant to Section 7.9, if any), (v) any other Excluded Asset, (vi) the conduct or operation of the North America Business and any other businesses of Seller and its Affiliates other than the Non-North America Business, or (vii) the conduct or operation of the Non-North America Business or the ownership of the Transferred Assets during the period prior to the close of business on the Closing Date (except for the obligations and Liabilities assumed pursuant to Section 2.3(a)(i) and (iii)) (collectively, the "Excluded Liabilities").

        2.4    Closing; Purchase Price.

          (a)   The closing (the "Closing") of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Ave., Palo Alto, California, at 6:00 a.m., San Francisco time on the third business day after and excluding the date on which the conditions to Closing set forth in Article VIII hereof (other than those conditions which by their nature are to be satisfied concurrently with the Closing) shall have been satisfied or waived or at such other place, time and date as agreed in writing by Purchaser and the Seller. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." The Closing shall be deemed to occur as of the close of business on the Closing Date.

          (b)   In consideration of the transfer of the Transferred Assets to Purchaser, and in reliance on the representations and warranties of Seller and the Netherlands Subsidiary contained in this Agreement, at the Closing, Purchaser shall (i) pay Seller and the Netherlands Subsidiary the aggregate amount of Twenty Five Million Five Hundred Thousand Dollars (US$25,500,000), which amount shall be adjusted as provided in this Section 2.4, Section 2.8 and Section 2.12(a), in cash (the "Cash Consideration") by wire transfer of immediately available funds to an account or accounts designated in writing by Seller no later than one business day prior to Closing and (ii) assume the Assumed Liabilities. The Cash Consideration shall be decreased by an amount equal to Six Hundred Fifty One Thousand Dollars (US$651,000) per month for the time period that elapses from the execution of this Agreement to the Closing Date, pro rated for the actual number of days in such period based on 30 days in a month.

          (c)   All expenses and other liabilities arising from the Non-North America Business up until the close of business on the Closing Date, including assessments levied against the Transferred Assets, salesperson advances, property and equipment rentals, amounts owing under the San Mateo Lease, sales taxes, applicable copyright or other fees, sales and service charges, and similar prepaid and deferred items shall be prorated between Purchaser, on the one hand, and Seller and the Netherlands Subsidiary, on the other hand, in accordance with the principle that Seller and its Affiliates shall be responsible for all expenses, costs and liabilities allocable to the conduct of the Non-North America Business for the period prior to the close of business on the Closing Date, and Purchaser shall be responsible for all expenses, costs and liabilities allocable to the conduct of the Non-North America Business for the period after the close of business on the Closing Date; provided that, Seller and its Affiliates shall be solely responsible for all intercompany accounts among Seller and its Affiliates. The Cash Consideration shall be increased or decreased as required to effectuate the foregoing proration of expenses and liabilities. This Section 2.4(c) is subject to the provisions of Sections 2.8, 2.9 and 2.12. A preliminary schedule that estimates such allocation, calculated in accordance with the foregoing, is attached hereto as Schedule 2.4(c).

          (d)   The Cash Consideration shall be decreased by an amount equal to (i) any customer payments and deposits received by Seller or the Netherlands Subsidiary prior to the close of business on the Closing Date but attributable to products or services to be provided by Purchaser after the close of business on the Closing Date (including any interest owing thereon), (ii) any other advance payments or deposits, to the extent any of the foregoing payments or deposits are attributable to products or services to be provided after the close of business on the Closing Date and (iii) the cost of all accrued vacation for Transferred Employees prior to the Closing Date, as provided for in Section 7.3 of this Agreement. A preliminary schedule that estimates all such payments, deposits and accrued vacation, calculated in accordance with the foregoing is attached hereto as Schedule 2.4(d).

          (e)   At least 10 business days prior to the Closing, Seller will deliver to Purchaser a report with respect to the Non-North America Business (the "Preliminary Report"), certified as to completeness and accuracy by Seller, showing in detail the preliminary determination of the adjustments referred to in Sections 2.4(c), 2.4(d), 2.4(e), 2.8, 2.9 and 2.10, which are calculated in accordance with such Section as of the Closing Date, together with any documents substantiating the determination of the adjustments to the Cash Consideration proposed in the Preliminary Report. The parties shall negotiate in good faith to resolve any dispute and to reach an agreement prior to the Closing Date on such preliminary adjustments to the Cash Consideration as of the Closing Date (provided that, in the absence of such agreement prior to the Closing Date, the Preliminary Report shall be used for determining any adjustments to the Cash Consideration at Closing) or thereafter in accordance with Section 2.4(f) below. The adjustments shown in the Preliminary Report, as adjusted by agreement of the parties, will be reflected as an adjustment to the Cash Consideration payable at the Closing.

          (f)    Within 90 days after the Closing Date, Purchaser shall deliver to Seller a report with respect to the Non-North America Business (the "Final Report"), showing in detail the final determination of any adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Report, together with any documents substantiating the final calculation of the adjustments proposed in the Final Report. If Seller shall conclude that the Final Report does not accurately reflect the adjustments and prorations to be made to the Cash Consideration in accordance with this Section 2.4, Seller shall, within 30 days after its receipt of the Final Report, provide to Purchaser its written statement of any discrepancies believed to exist. Purchaser and Seller shall use good faith efforts to jointly resolve the discrepancies within 30 days of Purchaser's receipt of Seller's written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review. If Purchaser and Seller cannot resolve the discrepancies to their mutual satisfaction within such 30-day period, Purchaser and Seller shall, within the following 10 days, jointly designate a national independent public accounting firm to be retained to review the Final Report together with Seller's discrepancy statement and any other relevant documents. The parties agree that the foregoing independent public accounting firm shall not be one that is regularly engaged by Purchaser or Seller. Such firm shall report its conclusions as to adjustments pursuant to this Section 2.4, which shall be conclusive on all parties to this Agreement and not subject to dispute or judicial review. The conclusion of such firm with respect to each discrepancy shall be within the range established for such item by the Final Report and Seller's discrepancy statement. If Purchaser or Seller is determined to owe an amount to the other, the appropriate party shall pay such amount thereof to the other within three business days after receipt of such determination. The cost of retaining such independent public accounting firm shall be borne equally by the parties.

        2.5    Seller's Deliveries at the Closing.

        At the Closing, Seller and the Netherlands Subsidiary shall deliver or cause to be delivered to Purchaser the following:

          (a)   a Bill of Sale executed by Seller and the Netherlands Subsidiary;

          (b)   such further bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary under applicable Law to vest in Purchaser all right, title and interest in, to and under the Transferred Assets and to evidence Purchaser's assumption of the Assumed Liabilities;

          (c)   an affidavit of Seller stating, under penalties of perjury, Seller's taxpayer identification number and that Seller is not a foreign person in accordance with Section 1445(b)(2) of the Code and the Treasury Regulations promulgated thereunder;

          (d)   the certificates contemplated by Section 8.2(b);

          (e)   short-form assignment agreements, in a form reasonably acceptable to Purchaser and suitable for recordation with applicable Governmental Authorities, executed by an authorized representative of Seller and the Netherlands Subsidiary, as applicable, that assign the Non-North America Intellectual Property to Purchaser:

          (f)    the financial statements required by Section 8.2(e);

          (g)   the Required Consents set forth in Section 8.2(f);

          (h)   the Trademark License Agreement substantially in the form attached hereto as Exhibit A (the "Trademark License Agreement") executed by Seller; and

          (i)    a list of all due dates in Seller's and the Netherlands Subsidiary ordinary course of business for filing with any Governmental Authority any documents necessary to secure, maintain and enforce Purchaser's rights in and to the Copyrights, Patents, and Trademarks included in the Transferred Assets, which due dates occur within ninety (90) days after the Closing Date (the "Government Authority Fee Schedule");

        2.6    Purchaser's Deliveries at the Closing.

        At the Closing, Purchaser shall deliver to Seller the following:

          (a)   the Cash Consideration as adjusted in accordance with 2.4(e);

          (b)   the executed assumption agreement, in a form reasonably satisfactory to Purchaser and Seller, evidencing Purchaser's assumption of the Assumed Liabilities;

          (c)   a certificate of an authorized officer of Purchaser pursuant to Section 8.3(b) hereof; and

          (d)   the Trademark License Agreement executed by Purchaser.

        2.7    Tax Allocation.

          (a)   It is the intent of Purchaser, Seller and the Netherlands Subsidiary that not more than $30,000 of the Cash Consideration (together, the "Aggregate Consideration") shall be allocated to the Transferred Assets of the Netherlands Subsidiary (the "Netherlands Subsidiary Purchase Price"), and the remainder of the Aggregate Consideration shall be allocated to the Transferred Assets of Seller (the "Seller Purchase Price").

          (b)   Purchaser, Seller and the Netherlands Subsidiary further agree (i) to use commercially reasonable efforts to agree upon an allocation of the Seller Purchase Price among the Transferred Assets of Seller and to agree upon an allocation of the Netherlands Subsidiary Purchase Price among the Transferred Assets of the Netherlands Subsidiary, in each case in accordance with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and (ii) if the parties agree to either such allocation, to use such allocation for all income Tax purposes, including the preparation and filing of each party's respective IRS Form 8594 (or any successor form) and any Tax Returns.

        2.8    Tax Proration.

        Any ad valorem, property or similar Taxes with respect to the Transferred Assets or the Non-North America Business shall be prorated on a per diem basis through the close of business on the Closing Date, with Seller being responsible for all of such prorated Taxes attributable to the period on or before the close of business on the Closing Date and Purchaser being responsible for all of such prorated Taxes attributable to the period after the close of business on the Closing Date. The Cash Consideration shall be increased or decreased as required to effectuate the resulting amount payable by Purchaser or Seller.

        2.9    Sales Taxes.

        Seller and Purchaser shall each pay fifty percent of all sales, use, excise, transfer, value added, and similar Taxes (for the avoidance of doubt, excluding VAT, income and capital Taxes) imposed by any Governmental Authority in any jurisdiction in connection with the transactions contemplated herein.

        2.10    VAT.

        All sums or other consideration payable by the Purchaser to the Seller pursuant to or in connection with this Agreement are exclusive of VAT. If the relevant Governmental Authority shall determine that VAT is chargeable pursuant to or in connection with this Agreement, the Seller shall notify the Purchaser of that determination within seven days of its being so advised by such Governmental Authority and the Purchaser shall pay to the Seller by way of additional consideration a sum equal to the amount of VAT determined by the Government Authority to be so chargeable within 14 days of the Seller notifying the Purchaser of that determination (against delivery by the Seller of an appropriate VAT invoice).

        2.11    Risk of Loss.

        Until the Closing, any loss of or damage to the Transferred Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller.

        2.12    Tax Reporting.

        Subject to any Tax elections agreed to be filed by the parties pursuant to the terms of this Agreement in order to reduce, mitigate or eliminate the amount of any Tax that could be imposed with respect to the transactions contemplated by this Agreement, all parties hereto intend that the sale and transfer of the Transferred Assets pursuant to this Agreement will be a fully taxable transaction. None of Purchaser, Seller, the Netherlands Subsidiary or any of their respective Affiliates will, subject to any such Tax elections that are agreed to be filed by the parties, take any position on any federal, state, provincial, local or foreign income or franchise Tax Return, or take any other Tax reporting position that is inconsistent with the treatment of the sale and transfer of such assets as a fully taxable transaction.

ARTICLE III

CERTAIN ACTIONS

        3.1    Seller Stockholder Meeting.

        Seller and its Board of Directors (the "Seller Board") shall take all action necessary in accordance with applicable Law and Seller's Sixth Amended and Restated Certificate of Incorporation (the "Seller Charter") and Amended and Restated Bylaws (the "Seller Bylaws") to duly call and hold, as soon as reasonably practicable after the date hereof, a meeting of the Seller's stockholders (the "Seller Special Meeting") for the purpose of considering and voting upon a resolution approving and adopting the transactions contemplated by this Agreement (the "Acquisition Proposal"). Subject to Section 6.5, the Seller Board will recommend that the Seller's stockholders vote in favor of approval and adoption of the Acquisition Proposal and Seller will use its reasonable best efforts to solicit from its stockholders proxies in favor of such approval and adoption and take all other action necessary or advisable to secure the vote or consent of the stockholders of Seller required by the DGCL, the Seller Charter, the Seller Bylaws or otherwise to effect the transactions contemplated hereby. Seller shall not require any vote greater than a majority of the votes entitled to be cast by the holders of the issued and outstanding shares of Seller Common Stock for approval of the Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Seller may adjourn or postpone the Seller Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Acquisition Proposal or, if as of the time for which the Seller Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Special Meeting.

        3.2    Proxy Statement.

          (a)   Preparation and Filing.    As promptly as practicable but in no event later than 30 calendar days after the date of this Agreement, Seller shall prepare and, subject to review and comment by Purchaser, file with the Commission a proxy statement (the "Proxy Statement") in connection with the transactions contemplated hereby. The Proxy Statement shall include the recommendation of the Seller Board in favor of approval and adoption of the Acquisition Proposal, except to the extent the Seller Board shall have withdrawn or modified its approval or recommendation of this Agreement or the transactions contemplated hereby as permitted by Section 6.5.

          (b)   Commission Comments; Amendments and Supplements.    Seller shall notify Purchaser promptly after the receipt of any comments of the Commission on, or of any request by the Commission for amendments or supplements to, the Proxy Statement and shall supply Purchaser with copies of all correspondence between Seller or any of its representatives and the Commission with respect to the Proxy Statement. Seller shall use its reasonable best efforts to respond to any comments from the Commission with respect to the preliminary Proxy Statement and to make any further filings (including amendments or supplements thereto or, if necessary or appropriate, amendments to any periodic report filed by Seller with the Commission) in connection therewith that Seller shall deem necessary, proper or desirable and shall cause the definitive Proxy Statement to be mailed to Seller's stockholders at the earliest practicable time. If at any time prior to the Closing Date, any event shall occur relating to Purchaser, Seller or any of their respective Subsidiaries or any of their respective officers, directors, partners or Affiliates which should be described in an amendment or supplement to the Proxy Statement, such party shall inform the other promptly after becoming aware of such event. Whenever Purchaser or Seller learn of the occurrence of any event which should be described in an amendment of, or a supplement to, the Proxy Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the Commission and, if required by applicable Law, disseminated to the persons and in the manner required.

        3.3    Reasonable Best Efforts.

        Subject to the terms and conditions of this Agreement and applicable Law, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in Article VIII to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their reasonable best efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing with the Commission of the Proxy Statement and any necessary amendments or supplements to any of the foregoing; (ii) using all reasonable best efforts to obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permissions or actions by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Authority or other Person; (iii) using all reasonable best efforts to cause to be lifted any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Authority (an "Injunction") of any type referred to in Sections 8.2(d) and 8.3(c); (iv) providing all such information about such party, its Subsidiaries and its officers, directors, partners and Affiliates to, and making all applications and filings with, any Governmental Authority or other Person as may be necessary or reasonably requested in connection with any of the foregoing; and (v) in general, consummating and making effective the transactions contemplated hereby; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction, or causing to be rescinded or rendered inapplicable any statute, rule or regulation, referred to in clause (ii) of this sentence, no party shall be required to pay any consideration (other than customary filing and similar fees), to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any of the foregoing or any other condition or requirement that limits, restricts or otherwise imposes requirements on the existence or operations of the parties or any of their respective Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
NETHERLANDS SUBSIDIARY

        Except as set forth in the Seller Disclosure Letter prepared by Seller and the Netherlands Subsidiary and delivered to Purchaser simultaneously with the execution hereof, the Seller and the Netherlands Subsidiary each hereby represents and warrants, jointly and severally, to Purchaser as follows:

        4.1    Authority; No Conflicts; Governmental Consents; Corporate Matters.

          (a)   Seller (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership of its properties makes qualification necessary, except where the failure to be so qualified would not reasonably be likely to have a Material Adverse Effect on the Seller. Seller has made available to Purchaser true and complete copies of the Seller Charter and Seller Bylaws in effect on the date hereof. No corporate action has been taken with respect to any amendment to the Seller Charter or the Seller Bylaws (except for any such amendments that have become effective and are reflected in the copies of the Seller Charter and the Seller Bylaws delivered by Seller to Purchaser as described in the preceding sentence) and no such corporate action is currently proposed. Seller's minute books, true and complete copies of which have been made available to Purchaser, contain the minutes (or draft copies of the minutes) of all meetings of directors and stockholders of Seller since January 1, 2002 until the date hereof, and (subject to the proviso below) such minutes accurately and fairly reflect in all material respects the actions taken at such meetings; provided, however, that Seller shall have no obligation to make available to Purchaser any draft minutes and shall be permitted to redact portions of minutes that relate to the sale of the North America Business or the Non-North America Business, or of the Seller or the Netherlands Subsidiary, and negotiations with the parties to this Agreement, their respective Affiliates and other parties, other than materials relating to negotiations with Customers.

          (b)   Each of Seller and the Netherlands Subsidiary has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents and, subject to Seller obtaining the approval of its stockholders specified in Section 4.15, to perform its obligations hereunder and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Seller and the Netherlands Subsidiary of this Agreement and the Transaction Documents and the consummation by each of Seller and the Netherlands Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by the Seller Board and the board of directors of the Netherlands Subsidiary, respectively, and by all other necessary corporate action on the part of each of Seller and the Netherlands Subsidiary, subject, in the case of the consummation by Seller and the Netherlands Subsidiary of the transactions contemplated hereby and thereby, to the approval of the Seller's stockholders described in the previous sentence. This Agreement has been duly executed and delivered by Seller and the Netherlands Subsidiary and is, and each of the Transaction Documents, when duly executed and delivered by Seller and the Netherlands Subsidiary, as applicable, will be, assuming due and valid authorization and delivery by Purchaser, in each case, a valid and binding obligation of Seller and the Netherlands Subsidiary, enforceable against Seller and the Netherlands Subsidiary, as applicable, in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (c)   The execution and delivery by each of Seller and the Netherlands Subsidiary of this Agreement does not and the execution and delivery of the Transaction Documents will not, and the performance by each of Seller and the Netherlands Subsidiary of its obligations hereunder or thereunder and the consummation by each of Seller and the Netherlands Subsidiary of the transactions contemplated hereby and thereby will not:

              (i)  assuming approval and adoption of the Acquisition Proposal by the Seller's stockholders as contemplated by Section 4.15, conflict with or violate the Seller Charter or the Seller Bylaws or the charter, bylaws or similar organizational documents of any Subsidiary of Seller;

             (ii)  require any consent, approval, order or authorization of or other action by any Governmental Authority (a "Governmental Consent") or any registration, qualification, declaration or filing with or notice to any Governmental Authority (a "Governmental Filing"), in each case on the part of Seller or any Subsidiary of Seller, except for (A) the Governmental Consents and Governmental Filings with foreign, state and local Governmental Authorities described in Section 4.1(c)(ii) of the Seller Disclosure Letter, and (B) the filing with the Commission of (1) the Proxy Statement as contemplated by Section 3.2 and (2) such reports under Sections 13(a), 13(d) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby;

            (iii)  except as described on Section 4.1(c)(iii) of the Seller Disclosure Letter, require, on the part of Seller or any Subsidiary of Seller, any consent by or approval or authorization of or notice to any other Person (other than a Governmental Authority), under any Assigned Contract;

            (iv)  conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination under, or acceleration of any obligation or any increase in any payment required by (any such conflict, violation, breach, default, right of termination or acceleration or increase, a "Violation"), any Contract; or

             (v)  assuming approval and adoption of the Acquisition Proposal by the Seller's stockholders as described in Section 4.15 and assuming that the Governmental Consents and Governmental Filings specified in subclause (ii) of this Section 4.1(c) are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Seller or any Subsidiary of Seller, or by which any of their respective properties or assets are bound.

          (d)   The Netherlands Subsidiary is a corporation, duly organized and validly existing under the laws of the jurisdiction in which it is organized and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which qualification is necessary, except where the failure to be so qualified would not reasonably be likely to have a Material Adverse Effect on the Seller. The Netherlands Subsidiary has all necessary power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted. Seller has heretofore made available to Purchaser true and complete copies of the certificate of incorporation and by-laws, or other comparable organizational and governing documents, of the Netherlands Subsidiary, each as currently in effect. The Netherlands Subsidiary is a directly, wholly-owned Subsidiary of Seller. The minute books of the Netherlands Subsidiary, true and complete copies of which have been made available to Purchaser, contain the minutes (or draft copies of the minutes) of all meetings of directors and stockholders (or their respective equivalents) of the Netherlands Subsidiary, and such minutes accurately and fairly reflect in all material respects the actions taken at such meetings; provided, however, that Seller shall have no obligation to make available to Purchaser any draft minutes and shall be permitted to redact portions of minutes that relate to the sale of the North America Business or the Non-North America Business, or of the Seller or the Netherlands Subsidiary, and negotiations with the parties to this Agreement, their respective Affiliates and other parties (but not including negotiations with Customers).

        4.2    SEC Filings; Financial Statements; Absence of Changes.

          (a)   Seller (i) has made available to Purchaser accurate and complete copies of all reports, registration statements, definitive proxy statements and other documents (including exhibits and in each case together with all amendments thereto) filed by Seller with the Commission on or after September 16, 2003 to the date of this Agreement, and (ii) agrees to timely file, and to make available to Purchaser promptly after the filing thereof true and complete copies of, all reports, registration statements, proxy statements and other documents (including exhibits and in each case together with all amendments thereto) (such reports, registration statements, proxy statements and other documents, together with any amendments thereto, are collectively referred to as the "Seller Commission Filings"). The Seller Commission Filings filed with the Commission constitute, and the Seller Commission Filings to be made after the date hereof and on or before the Closing Date will constitute, all of the documents (other than preliminary materials) that Seller was or will be required to file with the Commission from September 16, 2003, to the date hereof and the Closing Date, respectively. As of their respective filing dates (or if amended or superseded by a filing, then on the filing date of such amending or superseding filing), the Seller Commission Filings (i) were, and will be, prepared in accordance, and complied, or will comply, in all material respects, with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Seller Commission Filings and (ii) did not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes thereto) contained (or to be contained) in the Seller Commission Filings (the "Seller Financials"), as of their respective filing dates, (i) complied, or will comply, in all material respects with the published rules and regulations of the Commission with respect thereto, (ii) was, or will be, prepared in accordance with GAAP (except as may be indicated in the notes thereto) and (iii) fairly presented, or will fairly present, in all material respects the consolidated financial position of Seller as at the respective dates thereof and the results of Seller's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments; provided, however, that no representation is made with respect to any financial information included in the proxy statement relating to the transaction contemplated by the Double C Agreement or any filing made on Form 8-K relating thereto. The balance sheet of Seller contained in Seller's Form 10-Q for the quarter ended February 28, 2005 as filed with the Commission is hereinafter referred to as the "Seller Balance Sheet."

          (c)   Except as disclosed in the Seller Balance Sheet or as disclosed in Section 4.2(c) of the Seller Disclosure Letter, Seller and its Subsidiaries have no Liabilities required by GAAP to be set forth on a consolidated balance sheet that were not reflected or reserved against in accordance with GAAP in the Seller Balance Sheet which are, individually or in the aggregate, material to the Non-North America Business, results of operations or financial condition of Seller and its Subsidiaries, except for (i) liabilities incurred since the date of the Seller Balance Sheet in the ordinary course of business consistent with past practices that are not, individually or in the aggregate, material to the Non-North America Business or Seller and its Subsidiaries and (ii) Liabilities incurred pursuant to this Agreement. Except for lease payments due under the UK Lease that are not yet due and payable and Liabilities relating to the Business Employees incurred since the date of the Seller Balance Sheet in the ordinary course of business or other accounts payable incurred since the date of the Seller Balance Sheet in the ordinary course necessary for the operation of the business conducted by the Netherlands Subsidiary, the Netherlands Subsidiary has no Liabilities required by GAAP to be set forth on a consolidated balance sheet that were not reflected or reserved against in accordance with GAAP in the Seller Balance Sheet.

          (d)   Absence of Certain Changes, Events and Conditions. Except as otherwise disclosed in the Seller Commission Filings filed prior to the date of this Agreement or as set forth on Section 4.2(d) of the Seller Disclosure Letter, since February 28, 2005 through the date of this Agreement, there has not been any change, and no event has occurred and no condition exists, that individually or together with all other such changes, events and conditions, has had or is reasonably likely to have a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets.

          (e)   The financial model that estimates the operating expenses and receipts for the Non-North America Business that has previously been provided to Purchaser was prepared in good faith, is based upon reasonable assumptions based upon all material information regarding the matters set forth therein that are known to Seller, and represents Seller's current reasonable estimate of the future financial performance of the Non-North America Business.

        4.3    Proxy Statement.

        None of the information supplied or to be supplied by or on behalf of Seller for inclusion or incorporation by reference in, and that is included or incorporated by reference in the Proxy Statement or any amendment or supplement thereto, will, at the time of mailing of the Proxy Statement to the Seller's stockholders or at the time of the Seller Special Meeting or any other meeting of the Seller's stockholders to be held in connection with the transactions contemplated hereby, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The

Proxy Statement and the furnishing thereof by Seller will comply in all respects with the applicable requirements of the Securities Act, the Exchange Act and the DGCL.

        4.4    Taxes.

        (i) Each of Seller and the Netherlands Subsidiary has filed or caused to be filed in a timely manner (taking into account valid extensions of time to file) all income Tax Returns and all other material Tax Returns it was required to file with respect to the Transferred Assets and the Non-North America Business, and all such Tax Returns are correct and complete in all material respects; (ii) each of Seller and the Netherlands Subsidiary has paid or caused to be paid, or has made adequate provision on the most recent Seller Financials for the payment of, all Taxes shown as owing on any such Tax Return and all other material Taxes owed by such entity with respect to the Transferred Assets and the Non-North America Business (whether or not such Taxes are shown on any Tax Return); (iii) each of Seller and the Netherlands Subsidiary has duly and timely withheld, remitted and paid all Taxes required by Law to have been withheld and paid in connection with any amounts paid, credited or owing to any Persons; (iv) the Netherlands Subsidiary has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, required by Law to be collected by it and has duly and timely remitted, and will duly and timely collect and remit, to the appropriate Governmental Authority, any such amounts required by Law to be collected and remitted by it in respect of any matter, transaction or event arising prior to Closing; (v) none of the Tax Returns filed by Seller or the Netherlands Subsidiary with respect to the Transferred Assets or the Non-North America Business is currently being audited by any taxing authority, and there are no other examinations, requests for information or other administrative or judicial proceedings pending or threatened in writing with respect to any Taxes of Seller or the Netherlands Subsidiary that could materially and adversely affect Purchaser after the Closing; (vi) no taxing authority has asserted in writing any deficiency or claim for additional Taxes against, or any adjustment of Taxes relating to, Seller or the Netherlands Subsidiary with respect to Transferred Assets or the Non-North America Business; (vii) there are no outstanding Liens for taxes that have been filed by any taxing authority against any of the Transferred Assets except Liens for current Taxes that are not yet due and payable or being contested in good faith; and (viii) the Netherlands Subsidiary will not sell or otherwise transfer a "United States real property interest," within the meaning of Section 897(c) of the Code, to Purchaser (or an Affiliate of Purchaser) in connection with this Agreement.

        4.5    Assets Other than Real Property Interests.

          (a)   Seller and the Netherlands Subsidiary each has good, valid and marketable title to all of the Transferred Assets owned or held by it, in each case free and clear of all Liens except Permitted Liens. All Transferred Assets, including machinery and equipment, owned, leased or otherwise used by Seller or the Netherlands Subsidiary are in good operating condition and repair and are suitable and adequate for the uses to which they are being put. Upon the Closing, Purchaser will have good and transferable title to the Transferred Assets, free and clear of any Liens except Permitted Liens.

          (b)   With the exception of the Excluded Assets, the Transferred Assets comprise all the assets employed by Seller or its Subsidiaries in connection with the Non-North America Business. The Transferred Assets comprise all the assets necessary for the conduct of the Non-North America Business immediately following the Closing in substantially the same manner as currently conducted.

        4.6    Real Property Interests.

        Seller has made available to Purchaser a true and complete copy of the San Mateo Lease. The San Mateo Lease is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the landlord and Seller with respect to such property. Neither Seller nor, to the knowledge of Seller, any other party to such lease is in breach or default in any material respect of such lease, and, to the knowledge of Seller, no event has occurred that, with notice or lapse of time, or both, would constitute a material Violation under such San Mateo Lease. The Transferred Assets include no other real property interest of any kind.

        4.7    Intellectual Property.

        Notwithstanding anything to the contrary and other than Section 4.7(k), the representations and warranties of this Section 4.7 only apply to the Transferred Assets being conveyed to the Purchaser pursuant to Section 2.1 and the conduct of the Non-North America Business. Except as set forth in Section 4.7 of the Seller Disclosure Letter (where applicable):

          (a)   Ownership.    Section 4.7(a)(i) of the Seller Disclosure Letter sets forth a true and complete list of all Registered Non-North America Intellectual Property Rights and a description of the Non-North America Navigator Platforms that will be conveyed to the Purchaser as part of the Non-North America Intellectual Property, specifying as to each such Intellectual Property right, as applicable, (x) whether such Intellectual Property right is owned by, or licensed to, Seller or the Netherlands Subsidiary and assigned to Purchaser, (y) the owner of such Intellectual Property right, and (z) the jurisdiction by or in which such Intellectual Property right has been issued or registered or in which an application for such issuance or registration has been filed including the registration or application numbers thereof. The Seller is the sole owner of all Non-North America Intellectual Property purported to be owned by the Seller or its Subsidiaries and will provide Purchaser with good title to all Non-North America Intellectual Property, and after the Closing, Purchaser or its designee pursuant to Section 10.1 will exclusively own and, have the exclusive right to use the Non-North America Navigator Platforms and enforce all rights associated with such Non-North America Intellectual Property, subject to the Technology Cross-License Agreement and License Agreements that exist as of the Closing as set forth in Section 4.7(b) of the Seller Disclosure Letter. Except as set forth in Section 4.7(b) of the Seller Disclosure Letter, Seller has not granted to any Person not a party to this Agreement a license to any of the Non-North America Intellectual Property, nor are any of the Non-North America Intellectual Property licensed to Seller or any other Person or jointly owned by Seller and any other Person. Except for matters in prosecution before any Government Authority for registration of Intellectual Property of which there are no third party interference actions pending or threatened, none of the Non-North America Intellectual Property is the subject of any action seeking to deny, modify or revoke any related registration or application, there are no third party interference actions pending with respect to the matters in prosecution, and Seller has received no written or oral notice in which such action is threatened. Seller has the right to transfer or assign to Purchaser the Non-North America Intellectual Property free and clear of all encumbrances, and the Non-North America Intellectual Property assigned to Purchaser under this Agreement constitutes all of the Intellectual Property and technology used in or reasonably necessary to enable Seller or Purchaser to run the Non-North America Business as now conducted or contractually obligated by the Seller and its Subsidiaries under Customer agreements, to be conducted, including the design, development, manufacture, use, import, licensing and sale of the Non-North America Navigator Platforms. Except as set forth in Section 4.7(a)(ii) of the Seller Disclosure Letter, Seller has the right to make, use, sell, offer for sale, import, copy, distribute, modify, perform, display, disclose, market, or otherwise enforce, practice, lease, license or otherwise exploit the products and services of the Non-North America Business free from any royalty or other obligation to third parties. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any of the Intellectual Property rights in the Non-North America Intellectual Property. The Government Authority Fee Schedule delivered pursuant to Section 2.5(i) sets forth maintenance fees, responses to official action or other action that will become due within 90 days after the Closing Date.

          (b)   License Agreements.    Section 4.7(b) of the Seller Disclosure Letter sets forth a true and complete list of all License Agreements, specifying the name of the parties thereto, and whether the License Agreement is an inbound license or an outbound license. Each License Agreement is valid and binding on all parties thereto and enforceable in accordance with its terms and is assignable to

  Purchaser as provided herein. Seller and its Subsidiaries are in compliance with, and have not breached any terms of any such License Agreement and, to the knowledge of Seller, all other parties to such License Agreement are in compliance with, and have not breached any term of, such License Agreements. Seller has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are used or necessary to create, modify, compile, operate or support any software that is Non-North America Intellectual Property or is incorporated into the Non-North America Navigator Platforms. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any License Agreement. Following the Closing Date, the Purchaser will be permitted to exercise all of the Seller's rights under such License Agreement to the same extent the Seller would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Seller would otherwise be required to pay had such transactions contemplated hereby not occurred.

          (c)   Noninfringement.    The copying, modification, display, performance, disclosure, lease, sublicenses, sale, manufacture, offer for sale, importation or other use (collectively, the "Use") of the North America Navigator Platforms and North America Intellectual Property pursuant to the rights granted under the Technology Cross-License Agreement, the Non-North America Navigator Platform (and the Use thereof) and/or the conduct of the Non-North America Business as currently conducted and as contractually obligated by Seller to Customers to be conducted do not infringe or misappropriate any Intellectual Property right of any third party or violate any right of any third party (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction in which it currently conducts business, and to the knowledge of the Seller, any other jurisdiction, and neither Seller nor its Subsidiaries have received written or oral notice alleging anything to the contrary, nor to the knowledge of Seller is there a valid basis for a third party to allege any of the foregoing.

          (d)   Creation of Non-North America Intellectual Property.    All of the Non-North America Intellectual Property purported to be owned by Seller or the Netherlands Subsidiaries has been lawfully acquired or created by employees of Seller or its Subsidiaries acting within the scope of their employment or by independent contractors of Seller or its Subsidiaries who have executed agreements expressly assigning all right, title and interest in such Non-North America Intellectual Property to Seller or its Subsidiaries. Seller has provided to Purchaser true and correct copies of the forms for such assignments. No person who has provided to Seller or any of its Subsidiaries any Non-North America Intellectual Property owned by or licensed to Seller has ownership rights or license rights to improvements, enhancements or other modifications or derivatives made by or for the Seller in such Intellectual Property. No government, military or quasi governmental funding, facilities of a university, college, other educational institution or research center or funding from similar third parties was used in the development of any Non-North America Intellectual Property. In each case in which the Seller or any of its Subsidiaries has acquired, other than through a license, any Transferred Asset from any person, the Seller or its Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Transferred Asset (including all associated Intellectual Property and the right to seek past and future damages with respect thereto) to the Seller. Seller has recorded any assignment of registered Intellectual Property assigned to the Company with the relevant Governmental Entity in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded.

          (e)   Validity.    To the knowledge of Seller, all rights in the Registered Non-North America Intellectual Property (other than pending applications) are valid and enforceable and the Seller and its Subsidiaries have no knowledge of any facts or circumstances that would render any Intellectual Property invalid or unenforceable, and no written or oral notice has been received alleging anything to the contrary. All required maintenance or similar fees or annuities for Registered Non-North America Intellectual Property have been timely paid and all required affidavits and renewals due through the Closing Date have been filed or will be filed by the Closing Date, in connection with the Registered Non-North America Intellectual Property (including pending applications). To the knowledge of Seller and the Netherlands Subsidiary, there have been no acts or omissions that reasonably could be construed as inequitable conduct that would adversely affect the Patents within the Non-North America Intellectual Property. Neither Seller nor any of its Subsidiaries are a party to any source code escrow agreement that includes any portion of the Non-North America Navigator Platforms.

          (f)    Confidentiality.    No Trade Secret of the Non-North America Business has been disclosed to any third party other than pursuant to written non-disclosure agreements, and Seller and its Subsidiaries have used commercially reasonable efforts to preserve the secrecy of Trade Secrets and all Non-North America Intellectual Property or other information the value of which to Seller is dependent upon maintenance of the confidentiality thereof. Seller has disclosed or made available the source code and system documentation relating to the Non-North America Navigator Platform only to employees or consultants of Seller who required such disclosure or access and who have executed written confidentiality agreements governing their use of such source code and documentation. There is no unauthorized use, infringement or misappropriation of the Non-North America Intellectual Property by any current or former employee, officer, consultant or independent contractor of Seller or its Affiliates.

          (g)   No Infringers.    To the knowledge of Seller and the Netherlands Subsidiary, no third party, employee of Seller or its Subsidiaries or former employee of Seller or its Subsidiaries has infringed or misappropriated any Non-North America Intellectual Property.

          (h)   No Restrictions.    There are no settlements, forbearances to sue, consents, judgments or orders that do or may: (i) restrict Seller's or its Subsidiaries' rights to use any Non-North America Intellectual Property; (ii) restrict the conduct of the Non-North America Business in order to accommodate a third party's Intellectual Property, including entering into any agreement under which Seller or any of its Subsidiaries has granted any covenant not to sue, assert or exploit any Intellectual Property right of the Seller or any of its Subsidiaries, or entering into any agreement under which Seller or any of its Subsidiaries has granted any person the right to bring a lawsuit for infringement or misappropriation of any Non-North America Intellectual Property, (iii) permit third parties to use any Non-North America Intellectual Property other than existing License Agreements set forth in the Seller Disclosure Letter, or (iv) permit the rights of the Seller or its Subsidiary in any Non-North America Intellectual Property to lapse or enter the public domain. Each item of Seller Intellectual Property included in the Transferred Assets is free and clear of any liens, except for the License Agreements as set forth in Section 4.7(b) of the Seller Disclosure Letter and Seller's standard form end user agreements. Seller has provided to Purchaser a true and complete copy of form end user agreements. Seller has not transferred ownership of, or entered into any agreement under which it has Seller's the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Non-North America Intellectual Property.

          (i)    Open Source Code.    None of the software, technology and platforms included within the Non-North America Intellectual Property contain any software code that is licensed under any terms or conditions that require that any portion of the software included in such Non-North America Intellectual Property be (i) made available or distributed in source code form other than a source code escrow; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind other than permitted by applicable law; or (iv) redistributable at no charge.

          (j)    No Viruses.    Seller has taken reasonable precaution in using antivirus detection software to test and prevent the Non-North America Intellectual Property and Non-North America Navigator Platforms (but not including demonstration or evaluation products) from containing any disabling codes or instructions (a "Disabling Code"), and any material virus or other intentionally created, undocumented contaminant (a "Contaminant"), that may, or may be used to, provide unauthorized access, or unauthorized modifications or deletions, or otherwise damage or disable any Non-North America Intellectual Property or the Non-North America Navigator Platforms (or systems which they interact or interoperate with) or that may result in damage to any of the foregoing. Seller has also taken reasonable precaution in using antivirus detection software to test and prevent components used in or with the Non-North America Intellectual Property and Non-North America Navigator Platforms obtained from third person suppliers from containing any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any Non-North America Intellectual Property or the Non-North America Navigator Platforms (or systems which they interact or interoperate with) or that might result in damage thereto. Seller and the Netherlands Subsidiary have taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that its information technology systems utilized by Seller and the Netherlands Subsidiary in the operation of their business are free from Disabling Codes and Contaminants. Seller and the Netherlands Subsidiary have in place appropriate disaster recovery plans, procedures and facilities and have taken all reasonable steps to safeguard its information technology systems utilized by Seller and the Netherlands Subsidiary in the operation of their business and restrict unauthorized access thereto.

          (k)   Technology Cross-License; North America Intellectual Property.    The assignment of the Technology Cross-License by Seller to Purchaser will give Purchaser the right to use the North America Intellectual Property outside North America in accordance with the terms thereof including without limitation the right to develop products. All representations and warranties with respect to the North America Intellectual Property made by Seller to Double C in Section 4.7 of the Double C Agreement (except as otherwise set forth in the Seller Disclosure Letter thereof) are hereby made to Purchaser and are incorporated herein by reference, solely for and to the extent that such representations and warranties are applicable to Purchaser's exercise of its rights under the Technology Cross-License.

        4.8    Contracts.

          (a)   Seller has made available to Purchaser accurate and complete copies of each of the Assigned Contracts as of the date hereof (including exhibits, schedules, roadmaps, annexes and in each case, together with all amendments thereto), all of which are listed on Schedule 1.1(a)(i). Each of the Assigned Contracts is legal, valid, binding, enforceable and in full force and effect and is not subject to any material Violation. Section 4.8(a) of the Seller Disclosure Letter lists all Contracts (each Contract listed in Section 4.8(a) of the Seller Disclosure Letter, a "Material Contract", and collectively the "Material Contracts") that are material to the conduct of the Non-North America Business as presently conducted and to which Seller or any of its Subsidiaries is a party and that are:

              (i)  material Contracts entered into by Seller or its Subsidiaries that bind Seller or its Subsidiaries with respect to the Transferred Assets;

             (ii)  Contracts with television networks (including broadcast and cable networks), cable and direct broadcast system operators, manufacturers of televisions and set-top boxes and advertisers;

            (iii)  Contracts between Seller or an Affiliate of Seller, on the one hand, and any Subsidiary of Seller, on the other hand;

            (iv)  Contracts establishing any joint venture, partnership, strategic alliance, or other material collaboration;

             (v)  Contracts that limit, or purport to limit, the ability of Seller or any of its Subsidiaries to, compete in any line of business or with any Person or in any geographic area or during any period of time or that require Seller or any of its Subsidiaries to deal exclusively with a given Person in respect of a given matter;

            (vi)  Contracts for the sale of any Transferred Asset or the grant of any preferential rights to purchase any Transferred Asset or requiring the consent of any party to the transfer thereof;

           (vii)  Contracts in effect as of the date of this Agreement to which Seller or any of its Subsidiaries is a party and that are material to the conduct of the Non-North America Business, or the use or operation of the Transferred Assets, as presently conducted.

          (b)   Except as disclosed in Section 4.8(b) of the Seller Disclosure Letter, (i) neither Seller nor any of its Subsidiaries is in material default under the terms of any Material Contract or Assigned Contract or in the payment of any principal of or interest on any Indebtedness and (ii) to the knowledge of Seller and the Netherlands Subsidiary, no counterparty to any Material Contract or Assigned Contract is in material default thereunder.

          (c)   Seller has made available to Purchaser copies of all agreements between Seller or the Netherlands Subsidiary and their employees and/or Seller or the Netherlands Subsidiary and their independent contractors that relate to the creation of any of the Transferred Assets, including "work for hire" agreements.

          (d)   The Transferred Assets include all information and other materials that Purchaser may be required to return to any counterparty to any nondisclosure, confidentiality or other similar agreement included in the Assigned Contracts to the extent required by the terms thereof.

        4.9    Legal Proceedings.

        Other than the Patent Lawsuit and except as set forth in Section 4.9 of the Seller Disclosure Letter, as of the date of this Agreement, there is no (a) Legal Proceeding pending or, to the knowledge of Seller or the Netherlands Subsidiary, threatened in writing, against, involving or affecting the Non-North America Business or the Transferred Assets, (b) material judgment, decree, Injunction, rule, or order of any Governmental Authority against the Non-North America Business or the Transferred Assets, or (c) Legal Proceeding pending or, to the knowledge of Seller or the Netherlands Subsidiary, threatened in writing, against Seller or any Subsidiary of Seller that seeks to restrain, enjoin or delay the consummation of the transactions contemplated by this Agreement or that seeks damages in connection therewith. Seller has delivered or made available to Purchaser a true and complete copy of all pleadings and other filings related to the Patent Lawsuit.

        4.10    Licenses; Compliance with Regulatory Requirements.

          (a)   The Seller and its Subsidiaries hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, final and enforceable orders and approvals, domestic or foreign (collectively, the "Licenses"), required for or which are material to the ownership of the Transferred Assets and the operation of the Non-North America Business, except for those Licenses which the failure to hold would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets. Seller and each of its Subsidiaries are in compliance with, and have conducted their respective businesses so as to comply with, the terms of their respective Licenses and with all applicable Laws, except where the failure so to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets. Without limiting the generality of the foregoing, Seller and its Subsidiaries (i) have all material Licenses of Governmental Authorities required for the operation of the facilities being operated on the date hereof by Seller or any of its Subsidiaries (the

  "Permits"), (ii) have duly and currently filed all reports and other material information required to be filed with any Governmental Authority in connection with such Permits and (iii) are not in violation of any of such Permits, other than the lack of Permits, delays in filing reports or possible violations that have not had and, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets.

          (b)   Except as set forth in Section 4.10(b) of the Seller Disclosure Letter and as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Non-North America Business, (i) Seller and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, (ii) Seller and its Subsidiaries hold all Permits required under Environmental Laws necessary to enable them to own, lease or otherwise hold their assets and to carry on the Non-North America Business as presently conducted, (iii) there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending or, to the knowledge of Seller and the Netherlands Subsidiary, threatened directly against Seller or any of its Subsidiaries arising under any Environmental Laws, (iv) there is no ongoing remediation of or other response action to remove contamination or correct any material adverse environmental or indoor air quality violation, and, to the knowledge of Seller and the Netherlands Subsidiary, no Governmental Authority has proposed or, to the knowledge of Seller and the Netherlands Subsidiary, threatened in writing any such remediation or response against Seller or any of its Subsidiaries, at any real property currently leased or owned by Seller or any of its Subsidiaries, or resulting from any activity of Seller or any of its Subsidiaries, and (v) neither Seller nor any of its Subsidiaries has received any written notice that remains outstanding alleging a violation by or liability of Seller or any of its Subsidiaries, under any Environmental Laws. For purposes of this Agreement, the term "Environmental Laws" means any Law governing the management of hazardous or toxic substances, the protection of natural resources or wildlife, or public health and safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any state or foreign law counterpart.

        4.11    Employee Benefits Matters.

          (a)   A complete list of all Employee Benefit Plans that provide benefit coverage to Business Employees is contained in Section 4.11 of the Seller Disclosure Letter. Seller has made available to Purchaser a copy (or, with respect to any unwritten arrangement, a description) of each material Employee Benefit Plan that provides benefit coverage to Business Employees and the latest summary plan description.

          (b)   Each Employee Benefit Plan listed in Section 4.11 of the Seller Disclosure Letter is and has been maintained in compliance with its terms and the provisions of all applicable Laws, including ERISA and the Code, except where failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets. Within the six (6) years preceding the date hereof, none of Seller, the Netherlands Subsidiary or any ERISA Affiliate has ever sponsored or maintained an "employee pension benefit plan" subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. None of Seller, the Netherlands Subsidiary or any ERISA Affiliate has maintained or incurred any liability with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

          (c)   Except as provided in Section 7.9, there are no Employee Benefit Plans as to which Purchaser or any of Purchaser's Affiliates will be required to make any contributions or with respect to which Purchaser or any of Purchaser's Affiliates shall have any obligation or liability whatsoever.

          (d)   Section 4.11 of the Seller Disclosure Letter contains with respect to the Business Employees a complete and accurate list of all qualified beneficiaries, as defined under Section 4980B(g)(1) of the Code, as of the effective date of this Agreement (including qualified beneficiaries who are in the election period for continuation coverage but who have not yet elected continuation coverage), the date of the applicable qualifying event and the nature of the qualifying event relating to the duration of such coverage. There have been no failures with respect to the Business Employees to provide continuation coverage as required by Section 4980B(f) of the Code. Seller agrees to provide to Purchaser at Closing an updated list of the qualified beneficiaries with respect to Business Employees, as described above, effective as of the Closing Date.

          (e)   Except as set forth in Section 4.11 of the Seller Disclosure Letter, there is no Legal Proceeding pending or, to the knowledge of Seller and the Netherlands Subsidiary, threatened with respect to any Employee Benefit Plan covering Business Employees.

        4.12    Labor and Employee Relations.

          (a)   Section 4.12 of the Seller Disclosure Letter contains a complete list of all Business Employees, including a specific identification of the entity that employs them, listing the title or position held, work location, base salary, any commissions or other compensation payable to such employees and leave status (if applicable). Except as set forth on Section 4.12 of the Seller Disclosure Letter, neither the Seller nor any of its Subsidiaries is a party to or obligated under any employment, or consulting or other arrangement entered into or maintained for the benefit of its current or former employees, temporary or leased workers or independent contractors related to the Non-North America Business. Seller has made available to the Purchaser a true and correct copy of each employment related agreement of the Business Employees listed on Section 4.12 of the Seller Disclosure Letter. Each Business Employee, independent contractor and temporary or leased worker has been properly classified for employment tax and employee benefit plan purposes. Seller and each of its Affiliates is and has been in material compliance with all Laws relating to employment, including all such Laws relating to wages, hours, collective bargaining, discrimination, pay equity, employment equity, civil rights, safety and health and workers' compensation except where such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller or the Non-North America Business or the Transferred Assets or that could result in Liability to Purchaser or its Affiliates after the Closing. No employees of Seller or its Affiliates are covered by a collective bargaining agreement or similar arrangement. No labor union or other collective bargaining unit represents or claims to represent any of the Business Employees. There are no union campaigns being conducted or threatened with respect to Business Employees.

          (b)   Except as set forth in Section 4.12 of the Seller Disclosure Letter, there is no Legal Proceeding pending or, to the knowledge of Seller and the Netherlands Subsidiary, threatened with respect to any Business Employee.

          (c)   Except for those Employment Contracts listed in Section 4.12 of the Seller Disclosure Letter, there are no Employment Contracts which are not terminable on the giving of reasonable notice in accordance with applicable Law, nor are there any management agreements, retention bonuses or Employment Contracts providing for cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement that could reasonably be expected to result in any liability or obligation of the Purchaser..

        4.13    Fairness Opinion.

        The Seller Board has received the opinion of Allen & Company LLC to the effect that, as of the date hereof, the Cash Consideration is fair, from a financial point of view, to Seller (the "Fairness Opinion"). Seller has delivered to Purchaser a true and complete copy of the executed Fairness Opinion. Seller will include an executed copy of the Fairness Opinion in or as an annex to the Proxy Statement.

        4.14    Recommendation of the Seller Board.

        As of the date of this Agreement, the Seller Board, by vote at a meeting duly called and held, has approved this Agreement, determined that the transactions contemplated hereby are expedient and for the best interests of Seller and Seller's stockholders and has unanimously adopted resolutions (which resolutions have not, as of the date of this Agreement, been rescinded or modified) recommending approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Seller and directing that this Acquisition Proposal be submitted to a vote at the Seller Special Meeting.

        4.15    Vote Required.

        The only vote of stockholders of Seller required under the DGCL, the Seller Charter, the Seller Bylaws or otherwise in order to consummate the transactions contemplated by this Agreement, is the adoption and approval of the Acquisition Proposal by the affirmative vote of a majority of the total number of votes entitled to be cast by the holders of the issued and outstanding shares of Seller Common Stock voting as a single class, and no other vote or approval of or other action by the holders of any capital stock of Seller is required for such approval and adoption.

        4.16    Brokers.

        No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or any of its Subsidiaries that is or will become an Assumed Liability or will otherwise be payable by Purchaser.

        4.17    Transactions with Affiliates.

        Except as set forth in Section 4.17 of the Seller Disclosure Letter, no Affiliate of Seller or the Netherlands Subsidiary (other than each other) owns any property or right, tangible or intangible, that is used in the Non-North America Business.

        4.18    No Investment Company.

        Seller is not an "investment company" subject to the registration requirements of, or regulation as an investment company under, the Investment Company Act of 1940, as amended.

        4.19    Insurance.

        Seller has made available to Purchaser a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Non-North America Business. There is no material claim by Seller or its Subsidiaries pending under any of such policies or bonds relating to the Non-North America Business or the Transferred Assets as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums due under all such policies and bonds have been timely paid and Seller and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.

        4.20    Rights Agreement.

        Seller and the Seller Board have taken all necessary action under the Rights Agreement, dated as of May 12, 2003, as amended, by and between Seller and Equiserve Trust Company, N.A. (the "Seller Rights Agreement"), to (i) render the Seller Rights Agreement inapplicable to the sale of the Transferred Assets and the other transactions contemplated by this Agreement and the Voting Agreement, and (ii) provide that (A) Purchaser shall not be deemed an "Acquiring Person" (as defined in the Seller Rights Agreement) as a result of the execution, delivery and performance of this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby, and (B) no "Distribution Date" or "Stock Acquisition Date" (each as defined in the Seller Rights Agreement) shall be deemed to have occurred as a result of the execution, delivery and performance of this Agreement or any of the transactions contemplated hereby.

No Distribution Date or Stock Acquisition Date has occurred prior to the date hereof. Seller has provided Purchaser with a true and complete copy of the Seller Rights Agreement in effect on the date hereof.

        4.21    No Alternative Proposal.

        As of the date hereof, Seller has not received any Alternative Proposal that is currently effective and as of February 24, 2004, suspended all discussions relating to any such potential Alternative Proposals.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        The Purchaser hereby represents and warrants to Seller and the Netherlands Subsidiary as follows:

        5.1    Authority; No Conflicts; Governmental Consents.

          (a)   Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b)   Purchaser has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is, and, each of the Transaction Documents, when duly executed and delivered by Purchaser will be, assuming due and valid authorization by Seller and the Netherlands Subsidiary, in each case, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (c)   The execution and delivery by Purchaser of this Agreement does not and the execution and delivery of the Transaction Documents will not, and the performance by Purchaser of its obligations hereunder or thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby will not:

              (i)  conflict with or violate the certificate of incorporation of Purchaser;

             (ii)  require any Governmental Consent or Governmental Filing, in each case on the part of Purchaser, except for the Governmental Consents and Governmental Filings with foreign, state and local Governmental Authorities contemplated by or referred to in this Agreement, including Section 4.1(c)(ii) of this Agreement or Section 4.1(c)(ii) of the Seller Disclosure Letter;

            (iii)  give rise to any Violation of any Contract to which Purchaser is a party, by which Purchaser or any of its respective assets or properties is bound or affected or pursuant to which Purchaser is entitled to any rights or benefits;

            (iv)  assuming that the Governmental Consents and Governmental Filings specified in subclause (ii) of this Section 5.1(c) are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which any of its properties or assets are bound, except for such Violations that will not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

        5.2    Proxy Statement.

        None of the information concerning Purchaser supplied or to be supplied by Purchaser for inclusion or incorporation by reference in, and that is included or incorporated by reference in, the Proxy Statement or any amendment or supplement thereto, will, at the time of mailing to the Seller's stockholders or at the time of the Seller Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        5.3    Litigation.

        As of the date of this Agreement, there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Authority pending or, to the knowledge of Purchaser, overtly threatened against or involving Purchaser that is expected to have a Material Adverse Effect on Purchaser or that questions or challenges the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby.

        5.4    Brokers.

        No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser, that is or will be payable by Seller.

        5.5    Capital Resources.

        Purchaser has, and will have at the Closing Date, sufficient cash or access to cash to pay the Cash Consideration, as adjusted, to Seller.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

        6.1    Access to Information.

          (a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, upon reasonable notice, Seller and the Netherlands Subsidiary will (and will cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of Purchaser reasonable access during normal business hours to all properties, personnel, books and records relating to the Non-North America Business, the Transferred Assets and the Assumed Liabilities and furnish to such Persons such financial and operating data and other information concerning the Non-North America Business, the Transferred Assets and the Assumed Liabilities, as such Persons will from time to time reasonably request and instruct the officers, directors, employees, counsel and financial advisors of Seller and its Subsidiaries to discuss the Non-North America Business, the Transferred Assets and the Assumed Liabilities and otherwise fully cooperate with the other party in its investigation of the business of Seller and its Subsidiaries; provided, however, that any such access shall be conducted at a reasonable time under the supervision of personnel of the Seller or its Subsidiaries, as the case may be; provided, further, however, that neither Purchaser nor its representatives shall (i) have the right to conduct any intrusive environmental investigations of any nature including any soil, water, air or structural sampling at the Non-North America Business or any property related thereto; or (ii) subject to Article VII, communicate to Seller's employees, directly or indirectly, without the prior consent of Seller (which consent shall not be unreasonably withheld).

          (b)   At the Closing and for a reasonable time following Closing, not less than 6 months, Seller and the Netherlands Subsidiary shall make available to Purchaser copies of all books and records relating to the Non-North America Business, and sales literature, product information, employment records and files and other information and/or data related to or used by Seller and its Subsidiaries in, or that arise out of, the operation of the Non-North America Business and are not included in the Records, that the Purchaser may reasonably request.

          (c)   Subject to Section 6.4(e) and Section 10.15, nothing herein shall require the Seller to disclose any information to Purchaser if such disclosure would, in its reasonable judgment (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which it or its Affiliates is a party); provided, however, that Seller shall provide Purchaser with notice of the information so withheld and, to the extent requested by Purchaser, shall cooperate with Purchaser to implement such arrangements as may be necessary in order to permit such disclosure without resulting in the effects specified in clauses (i) and (ii).

        6.2    Confidentiality.

          (a)   Except as set forth in this Section 6.2(a) Purchaser shall keep, and shall cause all of its Affiliates, directors, officers, employees and agents (and its Affiliates' respective directors, officers, employees and agents) (such Affiliates and other Persons with respect to any party being collectively referred to as such party's "Representatives") to keep confidential, and Purchaser shall not and shall cause (including by enforcing the terms of any confidentiality or similar agreements) its Representatives to not, disclose any Seller Information. Purchaser and its Representatives shall use the Seller Information solely for the purpose of fulfilling the obligations and exercising the rights of Purchaser under this Agreement. Purchaser shall not use the Seller Information for commercial purposes or to obtain any competitive advantage with respect to Seller. Purchaser shall be responsible for any breach of the obligations set forth in this Section 6.2(a) by Purchaser or any of its Representatives. If Purchaser or any of its Representatives is required by Law or requested by a Governmental Authority to disclose any Seller Information, Purchaser shall provide Seller with prompt notice of any such request or requirement, so that Seller may seek an appropriate protective order or other appropriate remedy. Purchaser shall use all reasonable efforts, at Seller's sole expense, to assist Seller in obtaining a protective order. If, in the absence of such a protective order, Purchaser concludes, after consultation with counsel, that it is legally required to disclose Seller Information to any Governmental Authority, Purchaser or its Representatives may disclose only such information which such counsel advises is legally required to be disclosed to such Governmental Authority; provided, however, that (i) Purchaser shall give Seller reasonable advance written notice of the information to be disclosed and, at Seller's request and sole expense, seek to obtain assurances that it will be accorded confidential treatment, and (ii) neither Purchaser nor any of its Representatives shall be liable for any such disclosure unless such disclosure to a Governmental Authority was caused by or resulted from a previous disclosure by Purchaser or its Representatives not permitted by this Section 6.2(a). The obligations of Purchaser under this Section 6.2(a) with respect to Seller Information relating to (i) the Non-North America Business, shall terminate at Closing (it being understood that all proprietary information included among the Transferred Assets shall become the proprietary information of Purchaser at Closing) and (ii) anything other than the Non-North America Business, shall terminate upon the second anniversary of the Closing; provided that if this Agreement is terminated prior to Closing, such obligations shall terminate upon the second anniversary of such termination.

          (b)   Except as set forth in this Section 6.2(b), Seller shall keep, and shall cause all of its Representatives to keep confidential, and Seller shall not and shall cause (including by enforcing the terms of any confidentiality or similar agreements) its Representatives to not, disclose any Purchaser Information. After the Closing, Seller and its Representatives shall use the Purchaser Information solely for the purpose of fulfilling the obligations and exercising the rights of Seller under this Agreement. After the Closing, Seller shall not use the Purchaser Information for commercial purposes or to obtain any competitive advantage with respect to Purchaser. Seller shall be responsible for any breach of the obligations set forth in this Section 6.2(b) by Seller or any of its Representatives. If Seller or any of its Representatives is required by Law or requested by a Governmental Authority to disclose any Purchaser Information, Seller shall provide Purchaser with prompt notice of any such request or requirement, so that Purchaser may seek an appropriate protective order or other appropriate remedy. Seller shall use all reasonable efforts, at Purchaser's sole expense, to assist Purchaser in obtaining a protective order. If, in the absence of such a protective order, Seller concludes, after consultation with counsel, that it is legally required to disclose Purchaser Information to any Governmental Authority, Seller or its Representatives may disclose only such information which such counsel advises is legally required to be disclosed to such Governmental Authority; provided, however, that (i) Seller shall give Purchaser reasonable advance written notice of the information to be disclosed and, at Purchaser's request and sole expense, seek to obtain assurances that it will be accorded confidential treatment, and (ii) neither Seller nor any of its Representatives shall be liable for any such disclosure unless such disclosure to a Governmental Authority was caused by or resulted from a previous disclosure by Seller or its Representatives not permitted by this Section 6.2(b). The obligations of Seller under this Section 6.2(b) with respect to Purchaser Information relating to (i) the Non-North America Business and the Transferred Assets, shall terminate at the second anniversary of the Closing Date, (ii) any source code, shall survive indefinitely and (iii) the Purchaser's business, shall terminate at the second anniversary of the Closing Date; provided that such obligations under subsections (i) and (ii) shall terminate immediately if this Agreement is terminated prior to Closing.

          (c)   For purposes of this Section 6.2, "Seller Information" means all confidential or proprietary non-public information furnished by Seller or its Representatives to Purchaser or its Representatives before or after the date of this Agreement including, but not limited to, confidential or proprietary non-public information of, or relating to, the North America Business and the Non-North America Business, including all technical and proprietary information and information exchanged in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby (including information provided by Seller or its Subsidiaries pursuant to Section 3.3 and 6.1); provided, that Seller Information shall not include information which (A) was or becomes available to Purchaser on a non-confidential basis prior to its disclosure by Seller, (B) was or becomes generally available to the public other than as a result of a disclosure by Purchaser or its Representatives that is not permitted by Section 6.2(a), or (C) becomes available to Purchaser on a non-confidential basis from a source other than Seller, or any of its Representatives, provided that to the knowledge of Purchaser such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Purchaser or Seller.

          (d)   For purposes of this Section 6.2, "Purchaser Information" means all confidential or proprietary non-public information furnished by Purchaser or its Representatives to Seller or its Representative before or after the date of this Agreement including, but not limited to, confidential or proprietary non-public information relating to the Purchaser's business, the Non-North America Business and the Transferred Assets and further including without limitation all technical and proprietary information and information exchanged in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby; provided that Purchaser Information shall not include information which was or becomes generally available to the public other than as a result of a disclosure by Seller or its Representatives that is not permitted by Section 6.2(b).

        6.3    Public Announcements.

        Each party shall consult with, and use commercially reasonable efforts to accommodate the comments of, the other parties before issuing any press release or otherwise making any public statement (whether written or oral) with respect to this Agreement or the transactions contemplated hereby, unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the National Association of Securities Dealers, Inc. or the Nasdaq Stock Market (in which case the party issuing or making such press release or other public statement shall use its commercially reasonable efforts to consult with the other parties before issuing such press release or making such other public statement). Notwithstanding the preceding sentence, upon execution of this Agreement and upon the Closing, Seller and Purchaser will consult with each other with respect to the issuance of a joint press release with respect to this Agreement and the transactions contemplated hereby.

        6.4    Ordinary Conduct.

        Except as expressly contemplated by this Agreement, the Double C Agreement or as set forth in Schedule 6.4, from the date hereof until the earlier of the termination of this Agreement or the Closing, Seller and the Netherlands Subsidiary each covenants and agrees, unless expressly contemplated by this Agreement or unless Purchaser shall otherwise consent, which consent shall not be unreasonably withheld or delayed:

          (a)   to cause the operations of the Non-North America Business to be conducted in the ordinary course and consistent with past practice and in compliance in all material respects with all obligations under the Assigned Contracts and the San Mateo Lease, use commercially reasonable efforts to preserve all rights, privileges, franchises and other authority adequate or necessary for the conduct of the Non-North America Business substantially as currently conducted and use commercially reasonable efforts consistent with past practice to maintain good relationships with material licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with the Non-North America Business; provided, however, that no action by Seller or any Subsidiary of Seller with respect to matters specifically addressed by any provision of Section 6.4(b) shall be deemed a breach of this Section 6.4(a) unless such action would constitute a breach of any such provision of Section 6.4(b);

          (b)   give prompt notice to Purchaser of (i) the occurrence or non-occurrence of any event that would cause any of Seller's and the Netherlands Subsidiary's representations or warranties contained herein to be untrue and incorrect in any material respect as of the date hereof or untrue and incorrect in any material respect as of the Closing (except for changes permitted or contemplated by this Agreement), (ii) the occurrence of any event that will result, or is reasonably likely to result in the failure of any condition specified in Article VIII hereof to be satisfied, and (iii) any notice or other communication from a third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may materially violate the rights of or confer material remedies upon such third party; and

          (c)   that it will not, and will not permit any of its Subsidiaries to, take any of the following actions except as expressly contemplated by the Transaction Documents:

              (i)  (A) amend, alter or modify the organizational or governance documents of Seller or the Netherlands Subsidiary, or (B) take any action with respect to liquidation or dissolution of Seller or the Netherlands Subsidiary that would result in a liquidation or dissolution on or prior to the Closing Date;

             (ii)  transfer, issue, sell or dispose of any equity interest or other securities of the Netherlands Subsidiary or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests of the Netherlands Subsidiary;

            (iii)  sell, assign, transfer, lease, license or otherwise dispose of or agree to sell, assign, transfer, lease, license or otherwise dispose of any of the Transferred Assets, or any material assets or properties of the Non-North America Business;

            (iv)  transfer to any person or entity any rights to the Non-North America Intellectual Property;

             (v)  permit any of the Transferred Assets to become subject to any Lien (other than any Permitted Liens);

            (vi)  materially revalue any of the Transferred Assets or, except as required by GAAP, make any change in accounting methods, principles or practices with respect to the Transferred Assets;

           (vii)  make any Tax election or settle any controversy with a taxing authority if such election or settlement could have a material adverse effect on Purchaser, the Non-North America Business or the Transferred Assets after the Closing;

          (viii)  other than in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or transaction with any Affiliate of Seller with respect to the Non-North America Business other than as expressly contemplated by the Transaction Documents or any such agreement, arrangement or transaction that will terminate or be completed prior to the Closing;

            (ix)  (A) amend, modify or supplement in a manner adverse in any material respect to the Seller or its Subsidiaries or the Non-North America Business any Assigned Contract or (B) enter into, amend, modify or supplement any Contract, if such Contract would have been a Material Contract if it had been in existence on the date of this Agreement;

             (x)  amend, modify or change in any respect in a manner adverse in any material respect to the Seller or its Subsidiaries or the Non-North America Business, or terminate, any Material Contract or any provision or "roadmap" included in any Contract relating to the Non-North America Business in a manner adverse in any material respect to the Seller or its Subsidiaries or the Non-North America Business, except as required to perform obligations under such Contract;

            (xi)  acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material, individually or in the aggregate, to the Non-North America Business;

           (xii)  permit the Netherlands Subsidiary to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership association or other business organization or division thereof or otherwise acquire any assets (other than inventory);

          (xiii)  modify, amend, terminate or permit the material lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to the San Mateo Leased Property;

          (xiv)  except in the ordinary course and consistent with past practice, and with the prior written notice to Purchaser, (A) grant to any Business Employee any increase in compensation or benefits, (B) grant or pay to any Business Employee any severance or termination pay or increase in any manner the severance or termination pay of any Business Employee, except as may be required by applicable Law or pursuant to Contracts existing on the date hereof, (C) with respect to any individual that would become a Transferred Employee, enter into any employment contract (other than "at-will" employment contracts), collective bargaining agreement or similar arrangement, written or oral, or modify the terms of any existing such contract, agreement or arrangement, (D) take any action to accelerate the vesting or payment of any compensation or benefit to any Business Employee under any Employee Benefit Plan or award thereunder or (E) adopt, amend, modify or terminate any Employee Benefit Plan (or any plan that would be an Employee Benefit Plan if adopted) for the benefit of any of the Business Employees, except in each case as may be required by applicable Law or under Contracts existing on the date hereof;

           (xv)  other than in the ordinary course of business consistent with past practice, terminate (other than for cause and subject to Article VII) the employment of any Business Employee or hire any employees to become Business Employees;

          (xvi)  take any action that would or is reasonably likely to result in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VIII not being satisfied, or would make any representation or warranty of Seller or the Netherlands Subsidiary contained herein inaccurate in any material respect at, or as of any time prior to, the Closing, or that would materially impair the ability of Seller or the Netherlands Subsidiary to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or

         (xvii)  enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.4(c).

          (d)   Seller shall cause its Subsidiaries to take all actions necessary to effectuate the transactions contemplated by this Agreement, including causing the Netherlands Subsidiary and Seller's other Affiliates, if applicable, to transfer and assign any Transferred Assets owned or held by the Netherlands Subsidiary or such Affiliate to Purchaser in accordance with the terms of this Agreement.

        6.5    No Solicitation.

          (a)   From and after the date hereof until the earlier of the effective time of the Closing or the termination of this Agreement in accordance with its terms, Seller agrees that it shall not, nor shall it permit any of its Subsidiaries or Affiliates to, nor shall it authorize or permit any officer, director, employee, agent or representative (including any investment banker, attorney, accountant or other adviser) of Seller or any of its Subsidiaries (the "Restricted Persons") to, directly or indirectly, or otherwise (i) solicit, initiate, encourage or otherwise facilitate any inquiries or the submission of any proposals or offers from any Person that relates to any Alternative Proposal, (ii) participate in any discussions or negotiations regarding any Alternative Proposal, (iii) cooperate with, or furnish or cause to be furnished any non-public information concerning the business or assets of Seller or any of its Subsidiaries, to any Person in connection with any Alternative Proposal, (iv) approve, recommend or permit Seller or any of its Subsidiaries to enter into an agreement or understanding with any Person relating to any Alternative Proposal, (v) amend or grant any waiver or release of any standstill agreement that would reasonably be expected to lead to an Alternative Proposal or (vi) vote for, execute a written consent (or equivalent instrument) in favor of, or otherwise approve or enter into any agreements or understandings with respect to any of the foregoing; provided, however, that nothing contained in this Section 6.5 shall prevent Seller or the Seller Board from (A) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to an Alternative Proposal by means of a tender offer; provided that the Seller Board shall not recommend that the stockholders of the Seller tender their shares in connection with a tender offer, except to the extent that the Seller Board by vote determines in its good faith judgment that failure to make such a recommendation would result in a reasonable probability that the Seller Board would breach its fiduciary duties to Seller stockholders under applicable Law, after receiving the advice of outside legal counsel; or (B) making any disclosure to the stockholders of Seller, if the Seller Board by vote determines in its good faith judgment that failure to do so would result in a reasonable probability that the Seller Board would breach its fiduciary duties to Seller's stockholders under applicable Law, after receiving the advice of outside legal counsel. Seller agrees that it will take the necessary steps to promptly inform the Restricted Persons that might reasonably be expected to take the type of actions prohibited by this Section 6.5.

          (b)   At any time prior to the time its stockholders shall have voted to approve the Acquisition Proposal, if the Seller is not otherwise in material violation of this Section 6.5, the restrictions set forth in Section 6.5(a) shall not prevent the Seller (or any Restricted Person), from engaging in discussions or negotiations with, or furnishing confidential information concerning Seller and its business and assets to, a Person who makes a written, unsolicited, bona fide Alternative Proposal after the Seller Board by vote determines in its good faith judgment (after consultation with Seller's outside legal counsel), that such Alternative Proposal is reasonably likely to lead to a Superior Proposal and that failure to take such action would result in a reasonable probability that the Seller Board would breach its fiduciary duties to Seller's stockholders under applicable Law for the purpose of determining whether such Alternative Proposal is a Superior Proposal (for purposes of this Section 6.5(b), to constitute a Superior Proposal such Alternative Proposal, (w) if relating to the issuance by Seller or any of its Subsidiaries of any equity interest in or any voting securities of Seller or such Subsidiary, must contemplate the issuance of more than 50% rather than 20% or more, of the total of such equity interests or voting securities, (x) if relating to the acquisition in any manner of any assets of Seller or its Subsidiaries, must contemplate the acquisition of more than 50%, rather than 20% or more, of the total of such assets, (y) if relating to the acquisition by any Person in any manner of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Seller, must contemplate the acquisition of more than 50%, rather than 20% or more, of the then outstanding shares of capital stock of Seller), and (z) if relating to any transaction for the Transferred Assets or the Non-North America Business, must contemplate the acquisition of all or substantially all, rather than a material portion, of the Transferred Assets or the Non-North America Business and the assumption of all or substantially all of the Assumed Liabilities, that, (A) is financially superior to the transactions contemplated hereby, taking into account any break-up fees or similar devices, expense reimbursement provisions and conditions to and timing of consummation, and is more favorable and provides greater value to all of the Seller's stockholders than this Agreement, as determined in good faith by the Seller Board after consultation with Seller's financial advisors, which shall be of national reputation, (B) will constitute a transaction for which financing, to the extent required, is then committed or which, in the good faith judgment of the Seller Board, is reasonably capable of being obtained and (C) if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the Person making the proposal, as determined in the good faith judgment of the Seller Board (after consultation with its outside legal counsel) (any such Alternative Proposal that (1) is a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving Seller, or (2) satisfies one of clauses (w), (x), (y) or (z) and, in the case of either (1) or (2), satisfies all of clauses (A), (B) and (C) above is herein referred to as a "Superior Proposal").

          (c)   Seller shall provide Purchaser (for at least three (3) business days following the receipt by Purchaser of a written notice from Seller of a Superior Proposal) an opportunity to propose an amendment to this Agreement to provide for terms and conditions no less favorable than the Superior Proposal, as determined by the Seller Board. Notwithstanding anything in this Agreement to the contrary, the Seller Board may change its recommendation to the stockholders of Seller with respect to this Acquisition Proposal only in the circumstance permitted under the following sentence. In connection with a bona fide Alternative Proposal that is a Superior Proposal and is received prior to the time the stockholders of Seller shall have voted to approve this Acquisition Proposal, the Seller Board may change its recommendation if (i) the Seller Board by vote determines in its good faith judgment that failure to do so would result in a reasonable probability that the Seller Board would breach its fiduciary duties to Seller's stockholders under applicable Law, after receiving the advice of its outside legal counsel, (ii) Seller has complied with its obligation under the first sentence of this Section 6.5(c) in all material respects and the Seller Board has considered in good faith and consistent with its fiduciary duties any proposed changes to this Agreement (if any) proposed by Purchaser, (iii) after taking into account any such proposed changes by Purchaser, such Alternative Proposal remains a Superior Proposal, and (iv) Seller has complied with its obligations under Sections 3.1 and 3.2 and this Section 6.5 in all material respects.

          (d)   Seller shall promptly advise Purchaser orally and in writing of any Alternative Proposal, or any inquiry, offer or proposal or request for information with respect to or which could reasonably lead to any Alternative Proposal (whether made directly to Seller or one of its advisers), the material terms and conditions of such Alternative Proposal or inquiry, offer, proposal or request, and the identity of the Person making any such Alternative Proposal or inquiry, offer, proposal or request. Seller shall keep Purchaser fully informed on a current basis of material developments with respect to the status and details of any such Alternative Proposal or inquiry, offer, proposal or request.

          (e)   Notwithstanding Section 6.5(b), Seller shall not provide any non-public information to a third party unless Seller provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms set forth in the Non-Disclosure Agreement between Seller and Purchaser dated as of July 15, 2004.

          (f)    Seller shall immediately cease and cause to be terminated any existing discussion or negotiations with any Persons (other than Purchaser) conducted prior to the date of this Agreement with respect to any of the foregoing and will exercise any rights under any confidentiality agreements with any such Persons to require the return or destruction of confidential information provided by Seller or its representatives to any such Persons.

        6.6    Insurance.

        Seller shall keep, or cause to be kept, all material insurance policies presently maintained relating to the Non-North America Business or the Netherlands Subsidiary, or the Transferred Assets, or replacements therefor, in full force and effect through the Closing. Following the Closing, Seller shall have no obligation to insure the Transferred Assets against any loss in or under any insurance policy of Seller or its Affiliates, and Purchaser shall have no rights or obligations with respect to any such policy.

        6.7    Accounts Receivable.

        From and after the Closing, Purchaser shall remit to Seller all accounts receivable attributable to or arising out of the Non-North America Business billed or accrued with respect to the period prior to the close of business on the Closing Date and other related items that are included in the Excluded Assets. Ten days prior to the Closing, Seller will deliver to the Purchaser a schedule setting forth the estimated amount of such accounts receivable as of the close of business on the Closing Date. Purchaser shall have no collection obligations with respect to any such accounts. In the event that after the Closing, Seller or the Netherlands Subsidiary receives any payment for accounts receivables from a Customer or other person attributable to or arising out of the Non-North America Business with respect to the period after the close of business on the Closing Date, Seller will promptly remit the amount of such payment to Purchaser.

        6.8    Non-Competition.

          (a)   Purchaser acknowledges and agrees that pursuant to Section 6.9 of the Double C Agreement, Seller and, following the Closing, Purchaser and its Affiliates as successor to the Non-North America Business, are subject to certain restrictive covenants providing that: (i) beginning on the closing date under the Double C Agreement and ending on the fifth (5th) anniversary thereof (the "Restrictive Period"), Seller, Purchaser and its Affiliates shall not, directly or indirectly, develop, market, license, grant forbearances not to sue, or grant any rights to or authorize the use of, any Non-North America Intellectual Property, including the Non-North America Navigator Platforms or any Derivative Work, for commercial use or deployment in the United States, Canada or Mexico; and (ii) subject to the foregoing provisions, Seller, Purchaser and its Affiliates shall be free to develop, market, license, grant forbearances not to sue, or grant any rights or authorize the use of, or otherwise exploit the Non-North America Intellectual Property, including the Non-North America Navigator

  Platforms, or any Derivative Work, for commercial use or deployment throughout the world. Purchaser hereby agrees that such restrictive covenants shall be binding on Purchaser and its Affiliates (and any of their respective successors in interest), and may be enforced directly by Double C (and its successors-in-interest) against Purchaser and its Affiliates (and any of their respective successors in interest). Purchaser (on behalf of itself and its Affiliates and any of their respective successors in interest) also agrees to be bound by the terms of the Technology Cross-License Agreement and agrees that it may be enforced directly by Double C (and its successors-in-interest).

          (b)   For a period of five (5) years following the Closing Date, Seller shall not, directly or indirectly, solicit or otherwise communicate with any customer of the Non-North America Business for the purpose of inducing such customer (or if the effect of such solicitation or communication shall be to induce such customer) to refrain from or to discontinue its relationship with the Purchaser. For the purpose of this Section 6.8(b), the term "customer" shall include without limitation customers who are parties to any of the Assigned Contracts.

          (c)   For a period of five (5) years following the Closing Date, and except with respect to investments held by Seller as of the date hereof which it continues to hold as of the Closing Date, Seller shall not, within Europe, acquire a financial interest in or be a principal, partner, member, officer, director, owner, agent, representative, employee or consultant to, directly or indirectly, any business the same as, similar to or in general competition with the Non-North America Business operated by Seller at or prior to the Closing.

          (d)   Seller acknowledges that pursuant to Section 6.9 of the Double C Agreement, Double C Technologies, LLC and its Affiliates shall not, during the Restrictive Period (as defined in Section 6.8(a)), directly or indirectly develop, market, license, grant forbearances not to sue, or grant any rights to or authorize the use of, any North America Intellectual Property, including the North America Navigator Platforms, or any successor thereto, for commercial use or deployment in Europe. Seller and Purchaser acknowledge and agree that Purchaser will after the Closing Date have the right to enforce such restrictive covenants against Double C Technologies, LLC (and its successors-in-interest) and its Affiliates (and any of their respective successors in interest).

        6.9    Cooperation.

        Upon Purchaser's written request, Seller and Purchaser will cooperate in using reasonable efforts to attempt to obtain consents required to transfer or assign any Assigned Contracts to Purchaser. Each party hereto shall cooperate with each other and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to facilitate the orderly transition of the Non-North America Business to Purchaser and to minimize any disruption to the respective businesses of Seller or the Non-North America Business that might result from the transactions contemplated hereby. Neither party shall be required by this Section 6.9 to take any action that would unreasonably interfere with the conduct of its business or incur extraordinary expenses.

        6.10    Tax Matters.

          (a)   The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return and the conduct of any Tax audit, litigation or other proceeding involving the Transferred Assets or the Non-North America Business. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties further agree (i) to retain all books and records with respect to Tax matters pertinent to the Transferred Assets and the Non-North America Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable period, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and, if any other party so requests, Seller, the Netherlands Subsidiary or Purchaser, as the case may be, shall allow the other party within a reasonable time to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

          (b)   Purchaser and Seller further agree to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or other Person, or to file any election or return, as may be necessary or helpful to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

        6.11    Waiver of Bulk Sales Requirement.

        Each of the parties waives compliance with any applicable bulk sales laws, including, without limitation, the Uniform Commercial Code Bulk Transfer provisions. Without limiting the generality of the foregoing, in respect of the purchase and sale of the Transferred Assets under this Agreement, Purchaser shall not require Seller or the Netherlands Subsidiary to comply, or to assist the Purchaser to comply, with such requirements.

        6.12    Non Transferable Assets.

          (a)   Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in this Agreement shall be construed as, or constitute, an attempt, agreement or other undertaking to transfer or assign to Purchaser any asset, property or right that would otherwise constitute a Transferred Asset, but that by its terms is not transferable or assignable to Purchaser pursuant to this Agreement without the consent, waiver, approval, authorization, qualification or other order of one or more Governmental Authorities or other Persons and if such consent, waiver, approval, authorization, qualification or other order is not obtained prior to the Closing and assuming Purchaser has, in the exercise of its sole discretion, elected to waive such consent, waiver, approval, authorization, qualification or other order as a condition to Closing (if such is a condition to Closing) (each, a "Non-Transferable Asset").

          (b)   From and after the Closing and, with respect to each such Non-Transferable Asset, until the earlier to occur of (i) such time as such Non-Transferable Asset shall be properly and lawfully transferred or assigned to Purchaser (ii) such time as the material benefits intended to be transferred or assigned to Purchaser have been procured by alternative means pursuant to Section 6.12(c) hereof and (iii) 6 months from the Closing, (A) the Non-Transferable Assets shall be held by the Seller in trust exclusively for the benefit of Purchaser, and (B) each of the Seller and Purchaser shall cooperate in any good faith, reasonable arrangement designed to provide or cause to be provided for Purchaser the material benefits intended to be transferred or assigned to Purchaser under each of the Non-Transferable Assets and, in furtherance thereof, to the extent permitted under the terms of each such Non-Transferable Asset and under applicable Law (1) Purchaser shall use commercially reasonable efforts to perform and discharge all of the liabilities and other obligations of the Seller under the terms of all such Non-Transferable Assets in effect as of the Closing at Purchaser's expense and (2) the Seller shall use commercially reasonable efforts to provide or cause to be provided to Purchaser all of the benefits of Seller under the terms of such Non-Transferable Assets in effect as of the Closing, including by promptly paying to Purchaser any monies received by the Seller from and after the Closing under such Non-Transferable Assets attributable to the performance of Purchaser thereunder.

          (c)   In the event that the Seller is unable to obtain any consent from any Person under any Non-Transferable Asset after the Closing Date through the use of commercially reasonable efforts, Purchaser shall be entitled to procure the material rights and benefits of the Seller under the terms of such Non-Transferable Asset in effect as of the Closing by alternative means, including, without limitation, by entering into new Contracts with third Persons or otherwise; provided, however, that in the event that the Purchaser shall exercise its rights under this Section 6.12(c) in respect of any Non-Transferable Asset, the obligations of the Seller and Purchaser under Section 6.12(b) in respect of such Non-Transferable Asset shall thereupon cease and expire. This Section 6.12 shall apply equally to the Netherlands Subsidiary with respect to any Non-Transferable Asset owned or held by the Netherlands Subsidiary.

          (d)   The parties further agree, to the extent permitted by applicable Law, (i) that any Non-Transferable Asset referred to in this Section 6.12 shall be treated for all Tax purposes as an asset of Purchaser or its Affiliates, as the case may be, from and after the Closing, and (ii) not to take any Tax reporting position (including on any Tax Return) inconsistent with such treatment, unless otherwise required to do so pursuant to a "determination," as defined in Section 1313 of the Code.

          (e)   Following the Closing Date, to the extent requested by Purchaser, Seller shall, and shall cause its Subsidiaries to, enforce its rights (at Purchaser's expense) pursuant to any nondisclosure, confidentiality or other similar agreement that relates to the Non-North America Business and is not included in the Assigned Contracts.

ARTICLE VII

LABOR AND EMPLOYEE BENEFIT MATTERS

        7.1    Offers of Employment.

        Not less than thirty (30) business days prior to the Closing Date, Purchaser or one of its Subsidiaries shall offer employment to all of the actively employed Business Employees listed on Section 4.12 of the Seller Disclosure Letter, such employment offers to become effective as of the Closing. The Business Employees who accept any such offer and become employees of Purchaser or its Affiliate as of the Closing, as of the first day they commence employment with Purchaser or its applicable Affiliates, shall be referred to as the "Transferred Employees." Effective as of the Closing, or upon commencement of employment with Purchaser or its applicable Affiliates, Purchaser or its applicable Affiliate shall provide each Transferred Employee with (i) a base salary no less favorable than the base salary in effect immediately prior to Closing, and (ii) health and welfare benefits comparable in the aggregate to those provided to such employees by Seller or the Netherlands Subsidiary as in effect immediately prior to Closing.

        7.2    Certain Liabilities.

        All debts and liabilities relating to all Business Employees, including any liabilities accrued under the Employee Benefit Plans, related to periods of employment prior to commencement of employment with the Purchaser or its applicable Affiliate, and including any severance costs with respect to termination of Business Employees in connection with the Closing, shall remain with and be paid by the Seller and its Affiliates. All claims, allegations, obligations, debts and liabilities relating to any Transferred Employees, that are attributable to their employment with Purchaser or its applicable Affiliate on or after the Closing shall be the exclusive responsibility of Purchaser or its applicable Affiliate. Notwithstanding the provisions of this Section 7.2, as of the Closing Date, Purchaser or its applicable Affiliate, whichever Person employs any Transferred Employee as of the Closing Date, shall credit each such Transferred Employee with the aggregate amount of vacation properly accrued under the vacation policy of Seller or the Netherlands Subsidiary. After the Closing Date, such Transferred Employees shall be entitled to utilize such vacation credits in accordance with the vacation policies maintained by the Purchaser or its applicable Affiliate, whichever is appropriate. Seller and the Netherlands Subsidiary agree to provide at Closing a schedule of the cost of all accrued vacation for Transferred Employees and the accrued vacation for each Transferred Employee listed therein as of the Closing Date.

        7.3    No Obligation to Maintain Employees or Plans.

        The terms of this Article VII shall not entitle any Business Employee to remain in the employment of Purchaser or one of its Affiliates or affect the right of Purchaser or one of its Affiliates to terminate any Transferred Employee at any time, or affect the right of Purchaser or one of its Affiliates to establish, modify or terminate any employee benefit plan or any benefit under any such plan at any time.

        7.4    Post-Closing Solicitation of Business Employees.

          (a)   From the date hereof until the Closing, Seller and the Netherlands Subsidiary each agrees that it and its Affiliates shall not solicit for employment (after the Closing) any Business Employee. Beginning on the Closing Date until one (1) year after the Closing Date (the "Non-Solicitation Period"), Seller and the Netherlands Subsidiary each agrees that it and its Affiliates shall not solicit for employment or employ any Transferred Employee. In addition, Purchaser agrees (i) not to solicit for employment or employ any former employees of Seller's North America Business that became employed by Double C or its Affiliate in connection with the Double C Agreement, for a period of one (1) year after the closing date of the Double C Agreement and (ii) that this covenant can be enforced directly by Double C and its Affiliates (or their successors-in-interest).

          (b)   Purchaser acknowledges that for a period of one (1) year after the Closing Date of the Double C Agreement, Double C agrees that it and its Affiliates shall not solicit for employment or employ any employee of the Non-North America Business.

          (c)   Purchaser acknowledges that the foregoing referenced restrictions with respect to solicitations of employment shall not apply to any solicitations conducted through a third-party professional agency regularly engaged in such solicitations or to any newspaper or other general solicitation or advertisement which, in any such case, is not directed at or focused on the applicable employees of Seller, Purchaser or their respective Affiliates.

        7.5    COBRA.

        Purchaser or its applicable Affiliate, whichever Person employs the Transferred Employees as of the Closing Date, shall provide continued health and medical coverage to the extent required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law ("COBRA Coverage") to all Transferred Employees (and their spouses, dependents and beneficiaries) with respect to all "qualifying events" (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering events described under the applicable Law whether they occur or occurred before, on or after the Closing Date. All other COBRA Coverage shall remain the obligation of Seller.

        7.6    Records.

        The Seller and the Netherlands Subsidiary shall make available to Purchaser all personnel records relating to the Business Employees to the extent permitted by applicable Law.

        7.7    FICA.

        If Purchaser is a successor employer to Seller within the meaning of Revenue Procedure 2004-53, Seller will transfer to Purchaser any records or copies thereof (including, but not limited to, IRS Forms W-4 and California Employee Withholding Allowance Certificates) relating to withholding and payment of United States federal, state, and local income, disability, unemployment, FICA, and similar taxes ("Payroll Taxes") with respect to wages paid by Seller during the 2005 calendar year to Employees. In accordance with Revenue Procedure 2004-53 and comparable state and local Payroll Tax laws, (i) Purchaser agrees to provide Employees with Forms W-2, Wage and Tax Statements, for the 2005 calendar year setting forth the aggregate amount of wages paid to, and Payroll Taxes withheld in respect thereof, to Employees for the 2005 calendar year by Seller and Purchaser as predecessor and successor employers, respectively, and (ii) Seller agrees to cooperate fully with Purchaser in connection therewith. Seller and the Netherlands

Subsidiary will transfer to Purchaser as of the Closing Date any records or copies thereof relating to withholding and payment on account of federal, income, employment insurance, social insurance, pension plan, workman's compensation and similar taxes and contributions with respect to wages paid by the Netherlands Subsidiary during the 2005 calendar year to Employees. Seller and the Netherlands Subsidiary agrees to cooperate fully with Purchaser in connection therewith.

        7.8    Restrictive Covenant.

        Each of the Seller and the Netherlands Subsidiary shall use its commercially reasonable efforts to have assigned to Purchaser all of Seller's and the Netherlands Subsidiary's rights, title and interest in and to any proprietary information, confidentiality, non-solicitation, non-competition or similar agreement entered into with any Business Employee where such agreement or restrictions or the benefit thereof are not novated to or otherwise vested in Purchaser by virtue of the Regulations. In the event that such agreements or restrictions cannot be assigned to Purchaser, Seller and the Netherlands Subsidiary shall take all necessary actions to enforce such agreements on behalf of Purchaser in accordance with the terms of such agreements. Following the Closing Date, Seller shall, and shall cause its employees to, comply with any restrictions included in any nondisclosure, confidentiality or other similar agreement included in the Assigned Contracts.

        7.9    Assignment.

        At the request of Purchaser, each of the Seller and the Netherlands Subsidiary shall use commercially reasonable efforts to have any insurance contracts related to any Employee Benefit Plan providing health, welfare or retirement benefits to Transferred Employees assigned to Purchaser at the Closing and shall provide to Purchaser upon request all relevant information with respect to any such Employee Benefit Plan. Notwithstanding the preceding, Purchaser shall not assume any obligation or liability arising prior to the Closing with respect to any assigned insurance contracts unless expressly agreed to in writing by the parties.

        7.10    Contracts of Employment.

          (a)   The parties acknowledge and agree that notwithstanding Section 7.1, pursuant to the Regulations the contracts of employment between Seller or the Netherlands Subsidiary and the UK Transferred Employees (other than as provided in Regulation 7 of the Regulations) will have effect after Closing as if originally made between Purchaser and the respective UK Transferred Employees and all rights, powers, duties and liabilities (other than any pension benefits or employee stock options or other equity awards granted by Seller to any UK Transferred Employees) of Seller or the Netherlands Subsidiary under them (other than as provided in Regulation 7 of the Regulations) shall be automatically transferred to Purchaser with effect from Closing.

          (b)   If for any reason the contracts of employment of all or any of the UK Transferred Employees are not automatically transferred to Purchaser on Closing pursuant to the Regulations or Directive 77/187 of the Council of the European Communities or if all or any of the UK Transferred Employees object to their transfer and, in either case, Seller or the Netherlands Subsidiary terminates his or their employment, Purchaser will forthwith offer employment to all or any such UK Transferred Employees on the same terms and conditions, including inter alia the same pay and benefits, as such UK Transferred Employees enjoyed as an employee of Seller or the Netherlands Subsidiary.

          (c)   Not less than thirty (30) business days prior to Closing, Purchaser or one of its subsidiaries shall offer a contract for services to all of the UK Contractors on fees and terms no less favorable than the fees and terms in effect immediately prior to Closing, such offers to become effective as at Closing.

        7.11    Informing Employees.

        Purchaser shall confirm in writing to each of the UK Transferred Employees on Closing in a form agreed with Seller and the Netherlands Subsidiary confirming that their employment shall continue with Purchaser and that the terms and conditions of employment will remain the same (save in connection with pension benefits and any employee stock options or other equity awards granted by Seller to any UK Transferred Employees).

        7.12    Employee Equity Awards.

        Seller shall retain responsibility for dealing with any accrued rights any Business Employees or UK Transferred Employees may have in any stock option or other equity award plans or warrants maintained by Seller for employees immediately prior to Closing and Purchaser shall have no obligation or liability with respect to such stock option or other equity award plans or warrants.

ARTICLE VIII

CONDITIONS PRECEDENT

        8.1    Condition Precedent to the Obligations of Purchaser, Seller and the Netherlands Subsidiary.

          (a)   The respective obligations of Purchaser, on the one hand, and Seller and the Netherlands Subsidiary, on the other hand, to effect the Closing are subject to the satisfaction at or prior to the Closing of the following condition, which, to the extent permitted by applicable law, may be waived by Purchaser or Seller (which waiver by Seller shall be binding on the Netherlands Subsidiary): the Acquisition Proposal shall have been approved and adopted by the requisite vote of the stockholders of Seller in accordance with applicable law, the Seller Charter and the Seller Bylaws.

        8.2    Conditions Precedent to the Obligations of Purchaser.

        The obligations of Purchaser to consummate the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing of each of the following additional conditions, unless waived by Purchaser:

          (a)   Accuracy of Representations and Warranties; Performance.    The representations and warranties of Seller and the Netherlands Subsidiary contained in Article IV disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, with only such exceptions as do not, individually, or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets. Seller and the Netherlands Subsidiary shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller and the Netherlands Subsidiary by the time of the Closing.

          (b)   Officers' Certificate.    Seller shall have delivered to Purchaser (i) a certificate, dated the Closing Date, signed on behalf of Seller by the Chief Executive Officer or Chief Financial Officer of Seller certifying as to the fulfillment of the conditions specified in Sections 8.1(a) and 8.2(a), and (ii) a certificate of the Secretary of Seller certifying (A) the incumbency of all officers of Seller having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and (B) the resolutions of the Seller Board referred to in Section 4.14 and any subsequent resolutions of the Seller Board with respect to the transactions contemplated hereby. The Netherlands Subsidiary shall have delivered to Purchaser a certificate of the Secretary of the Netherlands Subsidiary certifying (A) the incumbency of all officers of the Netherlands Subsidiary having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and

  (B) the resolutions of the Netherlands Subsidiary board of directors with respect to the transactions contemplated hereby.

          (c)   Material Adverse Effect.    Since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to the Non-North America Business or the Transferred Assets and no material adverse effect shall have occurred with respect to the ability of Seller and the Netherlands Subsidiary to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

          (d)   Absence of Injunctions.    No permanent or preliminary Injunction or restraining order or other order or decree by any court or other Governmental Authority of competent jurisdiction, or other legal restraint or prohibition, shall be in effect having the effect of making the transactions contemplated hereby illegal, preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would reasonably be expected to have a Material Adverse Effect on the Non-North America Business or the Transferred Assets or a Material Adverse Effect on Purchaser or its Affiliates.

          (e)   Audited Financial Statements.    Seller shall deliver to Purchaser prior to the Closing, the audited balance sheets prepared for the Non-North America Business as of May 31, 2004 and May 31, 2005 and the related audited income statements, statements of stockholders equity and statements of cash flows for the fiscal years then ended, together with the notes thereto and the reports thereon of Pricewaterhouse Coopers LLP relating thereto.

          (f)    Required Consents.    Seller shall have delivered to Purchaser written evidence of the receipt of the consents of any Customers required to consent to the transfer or assignment of License Agreements with such Customers ("Required Consents").

          (g)   Material Breach of Principal Customer Agreements.    Seller is not in material breach of any Principal Customer Agreement that has not been cured in accordance with the terms thereof having received written notice from the Customer of such material breach.

        8.3    Conditions Precedent to the Obligations of Seller and the Netherlands Subsidiary.

        The obligations of Seller and the Netherlands Subsidiary to consummate the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing of each of the following additional conditions, unless waived by Seller (which waiver by Seller shall be binding on the Netherlands Subsidiary):

          (a)   Accuracy of Representations and Warranties.    The representations and warranties of Purchaser contained in Article V, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, with only such exceptions as do not, individually, or in the aggregate, have or may reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.

          (b)   Officers' Certificates.    Purchaser shall have delivered to Seller (i) a certificate dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Purchaser certifying as to the fulfillment of the condition specified in Section 8.3(a) and (ii) a certificate of the Secretary of Purchaser certifying (A) the incumbency of all officers of Purchaser having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and (B) the resolutions of the Purchaser's Board of Directors with respect to the transactions contemplated hereby.

          (c)   Absence of Injunctions.    No permanent or preliminary Injunction or restraining order or other order or decree by any court or other Governmental Authority of competent jurisdiction, or other legal restraint or prohibition, shall be in effect having the effect of making the transactions contemplated hereby illegal, preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would reasonably be expected to have a Material Adverse Effect on Seller and its Affiliates taken as a whole (after giving effect to the Closing).

ARTICLE IX

TERMINATION

        9.1    Termination by Mutual Consent.

        This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after the approval by stockholders of Seller referred to in Section 8.1(a), by mutual written consent of Seller (which consent by Seller shall be binding on the Netherlands Subsidiary) and Purchaser.

        9.2    Termination by Either Purchaser or Seller.

        This Agreement may be terminated (upon notice from the terminating party to the other party) and the transactions contemplated hereby may be abandoned at any time prior to the Closing by either Purchaser or Seller (which termination by Seller shall be binding on the Netherlands Subsidiary) if (i) the Closing Date shall not have occurred on or before the date that is six (6) months after the date hereof, whether such date is before or after the date of approval by the stockholders of Seller (the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the direct or indirect cause of, or resulted in, the failure of the Closing Date to occur by the Termination Date; (ii) subject to (i) hereof and Seller's right to adjourn and postpone the Seller Special Meeting pursuant to Section 3.1 of this Agreement, the approval of the Acquisition Proposal by the stockholders of Seller shall not have been obtained at the Seller Special Meeting and at any duly held adjournment or postponement thereof; provided, that the right to terminate pursuant to this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement proximately contributed to the failure to obtain such approval of the stockholders of Seller; or (iii) any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable (whether before or after the approval by the stockholders of Seller).

        9.3    Termination by Seller.

        This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after the approval by stockholders of Seller referred to in Section 8.1(a), by action of the Seller Board (which termination by Seller shall be binding on the Netherlands Subsidiary):

          (a)   if (i) Seller is not in material breach of Section 6.5 or in material breach of any of the other terms of this Agreement, (ii) the Seller Board authorizes Seller, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Seller notifies Purchaser in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iii) Purchaser does not make, within two (2) business days of receipt of Seller's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Seller Board determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to the stockholders of Seller as the Superior Proposal;

          (b)   if Purchaser breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches any of its representations and warranties in any material respect, in each case that is not curable, such that the conditions set forth in Section 8.3(a) cannot be satisfied; or

          (c)   if (i) Seller has for a period of at least thirty (30) calendar days after notifying Purchaser of a material breach of a Principal Customer Agreement attempted with reasonable efforts to resolve or cure such material breach in accordance with the terms of such Principal Customer Agreement; (ii) Seller notifies Purchaser that such material breach continues to exist at the end of such period of at least thirty (30) calendar days; (iii) (iii) Seller and the Netherlands Subsidiary meet all conditions precedent under Article VIII other than Sections 8.2(a), (b), (c), (d), (e), (f) and (g) (and with respect to 8.2(a), only to the extent that the conditions contained therein are not satisfied as a result of a material breach of a Principal Customer Agreement); and (iv) Purchaser does not within five (5) calendar days after the notice pursuant to Section 9.3(c) waive the condition precedent contained in Section 8.2(g).

        9.4    Termination by Purchaser.

        This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after the approval by the stockholders of Seller referred to in Section 8.1(a), by Purchaser (i) if the Seller Board shall have (A) failed to recommend the Acquisition Proposal to the Seller's stockholders, (B) withdrawn or modified or qualified in a manner adverse to Purchaser its recommendation of the Acquisition Proposal (including by express communication to the Seller's stockholders or by refusing to call the Seller Special Meeting or mail the Proxy Statement or submit the matters to a vote of the Seller's stockholders), (C) failed to reconfirm its recommendation of this Agreement within five business days after a written request by Purchaser to do so, or (D) recommended to Seller's stockholders that they approve, accept or tender their shares in response to any Alternative Proposal; (ii) if Seller or any of the other Restricted Persons shall take any other action that results in a material breach of Section 6.5; (iii) if the Seller shall have entered into (or the Seller Board shall have authorized the Seller to enter into) a letter of intent, agreement in principle, acquisition agreement or other similar undertaking with respect to any Alternative Proposal; or (iv) if Seller or the Netherlands Subsidiary breaches or fails in any material respect to perform or comply with any of its covenants or agreements contained herein, or breaches any of its representations and warranties in any material respect, in each case that is not curable, such that the conditions set forth in Section 8.2(a) cannot be satisfied.

        9.5    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Article IX, this Agreement (other than as set forth in Sections 6.2, this Section 9.5 and Article X each of which shall survive the termination of this Agreement) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, (i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement, and (ii) in the event this Agreement is terminated by either Purchaser or Seller pursuant to Section 9.2(ii) or by Seller pursuant to Section 9.3(a) Seller shall reimburse Purchaser for all of its reasonable costs and expenses (including reasonable legal, consulting and accounting fees and disbursements) incurred by Purchaser in connection with this Agreement (the "Purchaser Expenses"); provided, Seller shall not be required to reimburse Purchaser for any such Purchaser Expenses exceeding $400,000. Seller shall promptly, but in no event later than ten business days after the date it receives notice from Purchaser setting forth the amount of such costs and expenses, pay such amount by wire transfer of same day funds to an account designated by Purchaser. Seller acknowledges that the agreements contained in this Section 9.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement.

          (b)   In the event that (x) an Alternative Proposal shall have been made to Seller or its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal with respect to Seller and, in each case, such Alternative Proposal shall not have been withdrawn and thereafter this Agreement is terminated by either Purchaser or Seller pursuant to Section 9.2(i) or (y) this Agreement is terminated by either Purchaser or Seller pursuant to Section 9.2(ii) or by Purchaser pursuant to Section 9.4, then Seller shall promptly but in no event later than five business days after the date of such termination, reimburse Purchaser for all Purchaser Expenses, provided, Seller shall not be required to reimburse Purchaser for any such Purchaser Expenses exceeding $400,000. Seller acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement.

ARTICLE X

GENERAL PROVISIONS

        10.1    Assignment.

        This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Seller or the Netherlands Subsidiary, on the one hand, or, Purchaser, on the other hand (other than following the Closing by operation of law or in connection with a merger or sale of substantially all the assets of Seller or Purchaser) without the prior written consent of the other; provided, that Purchaser may assign in whole or in part its rights and obligations hereunder to any Affiliate of Purchaser without the consent of any other party hereto, and it being acknowledged that Purchaser may assign its rights to acquire any Transferred Assets owned or held by the Netherlands Subsidiary and to employ employees of the Netherlands Subsidiary to a newly formed subsidiary of Purchaser; provided, further, that Purchaser shall remain liable for its obligations hereunder and any such assignee must satisfy any representations, requirements, obligations or covenants of the Purchaser in respect of any Tax elections or any other Tax matters.

        10.2    Survival.

        The covenants to be performed prior to the Closing set forth in this Agreement shall not survive the Closing and shall terminate, and be of no further force or effect, upon the Closing. The representations and warranties set forth in this Agreement shall not survive the Closing and shall thereafter terminate and be of no further force or effect. All covenants (i) involving the payment of funds or (ii) to be performed at and after the Closing set forth in this Agreement (including without limitation the covenants in Sections 6.2, 6.8 and 7.5) shall survive the Closing until fully performed in accordance with their terms.

        10.3    No Third-Party Beneficiaries.

        Except for the provisions of Sections 6.8 and 7.4, which are expressly for the benefit of, and intended to be enforceable by, Double C and its successors in interest, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied, including Article VII, which are statements of intent, shall give or be construed to give to any person or entity, other than the parties hereto and permitted assignees, any legal or equitable rights hereunder.

        10.4    Expenses.

        Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense.

        10.5    Equity Relief.

        The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages or the posting of a bond.

        10.6    Amendments.

        This Agreement may be amended by action of all the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Seller, but, after any such approval by the stockholders of Seller, no amendment shall be made which by law requires further approval by such stockholders of Seller without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        10.7    Notices.

        All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or telecopy (which is confirmed), or sent, postage prepaid, by registered, certified (return receipt requested) or express mail, or reputable overnight courier service (providing proof of delivery) and shall be deemed given when so delivered by hand, or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), to the parties at the following addresses (or at such other address for a party specified by like notice, provided that notice of a change of address shall be effective only upon receipt thereof) as follows:

          (i)    if to Purchaser, to:

      SeaChange International, Inc.
      124 Acton Street
      Maynard, Massachusetts 01754
      Attention: Chief Financial Officer
      Telephone: 978-897-0100
      Facsimile: 978-897-0132

      with a copy to (which shall not constitute notice):

      Choate, Hall & Stewart LLP
      Exchange Place
      53 State Street
      Boston, Massachusetts 02109
      Attention: William B. Simmons Jr., Esq.
      Telephone: 617-248-5095
      Facsimile: 617-248-4000

          (ii)   if to Seller or the Netherlands Subsidiary, to:

      Liberate Technologies
      2655 Campus Drive, Suite 250
      San Mateo, CA 94403
      Attention: General Counsel
      Telephone: 650-645-4000
      Facsimile: 650-645-4052

      with a copy to (which shall not constitute notice):

      Skadden, Arps, Slate, Meagher & Flom LLP
      525 University Ave.
      Palo Alto, California 94301
      Attention: Kenton J. King, Esq.
      Telephone: 650-470-4500
      Facsimile: 650-470-4570

        10.8    Interpretation; Exhibits and Schedules.

        The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

        10.9    Counterparts.

        This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the parties and delivered to the other party.

        10.10    Severability.

        Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

        10.11    Waiver of Compliance; Consents.

        Except as otherwise provided in this Agreement, any failure of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.11.

        10.12    Entire Agreement.

        This Agreement, including the exhibits hereto and the documents, schedules, certificates and instruments referred to herein, and the other Transaction Documents embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to transactions contemplated hereby.

        10.13    Governing Law; Submission to Jurisdiction.

          (a)   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

          (b)   Each of the parties: (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute that the parties fail to resolve arises out of this Agreement or any of the transactions contemplated hereby; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

        10.14    Joint Participation in Drafting this Agreement; Construction.

        The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. When a reference is made in this Agreement to the Seller Disclosure Letter, such reference shall be to the disclosure letter delivered by Seller on the date hereby and not to any supplement to, or change or modifications of, such disclosure schedule. The parties acknowledge that disclosure of information in one section of the Seller Disclosure Letter, with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates shall be deemed as proper disclosure for other sections or parts of the disclosure letter only to the extent such a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent.

        10.15    Further Assurances.

        Subject to the terms and conditions of this Agreement, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, Seller and the Netherlands Subsidiary each will, at its expense, execute and deliver, or cause to be executed and delivered, such documents to Purchaser as Purchaser may reasonably request in order to more effectively vest in Purchaser good title to the Transferred Assets (subject to Seller's and the Netherlands Subsidiary's representations and warranties hereunder) and to evidence the representations and warranties of Seller and the Netherlands Subsidiary hereunder. From time to time after the Closing Date, without further consideration, Purchaser will, at Purchaser's expense, execute and deliver such documents to Seller as Seller may reasonably request in order more effectively to consummate the sale of the Transferred Assets pursuant to this Agreement. Without limiting the foregoing, Seller and the Netherlands Subsidiary shall cooperate with any reasonable requests made by Purchaser in connection with the enforcement or defense of Purchaser's rights in the Transferred Assets. In addition, at Purchaser's expense, Seller agrees to cooperate with Purchaser in documenting past patent prosecution and litigation practice and strategy. Seller, at its own expense, will cause its counsel(s) to cooperate with Purchaser's counsel(s) with respect to the transfer of the Transferred Assets, including any files maintained by Seller's patent counsel that relate to the Transferred Assets. Seller hereby consents to the disclosure by Seller's patent counsel(s) to Purchaser of confidences and secrets that relate to the Transferred Assets.

Remainder of page intentionally left blank

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

LIBERATE TECHNOLOGIES
By:	/s/ DAVID LOCKWOOD
	Name:	David Lockwood
	Title:	Chairman and CEO
LIBERATE TECHNOLOGIES B.V.
By:	/s/ GREGORY S. WOOD
	Name:	Gregory S. Wood
	Title:	Executive Vice President and Chief Financial Officer
SEACHANGE INTERNATIONAL, INC.
By:	/s/ WILLIAM C. STYSLINGER III
	Name:	William C. Styslinger III
	Title:	President and CEO

Signature Page to Asset Purchase Agreement

ANNEX B

STOCKHOLDER VOTING AGREEMENT

        STOCKHOLDER VOTING AGREEMENT, dated as of April 15, 2005 (this "Agreement"), by and among SeaChange International, Inc. ("Purchaser") and the stockholders of Liberate Technologies ("Seller") identified as the signatories hereto (collectively, the "Principal Stockholders," and each a "Principal Stockholder").

        WHEREAS, in connection with the execution of this Agreement, Purchaser and Seller are entering into an Asset Purchase Agreement, dated as of April 15, 2005, by and among Purchaser, Seller and Liberate Technologies B.V. (the "Netherlands Subsidiary"), as amended from time to time in accordance with the terms thereof (the "Asset Purchase Agreement"), which provides for, among other things, the sale, transfer, conveyance and assignment by Seller and the Netherlands Subsidiary to Purchaser of all the specified assets, properties, interest in properties and rights of Seller and the Netherlands Subsidiary in the Non-North America Business (as defined in the Asset Purchase Agreement) in accordance with the terms of the Asset Purchase Agreement;

        WHEREAS, Purchaser would not enter into the Asset Purchase Agreement unless each Principal Stockholder were to enter into this Agreement;

        WHEREAS, each Principal Stockholder is the record or Beneficial Owner of the number of Owned Shares (as defined herein) set forth opposite such Principal Stockholder's name on Schedule I hereto;

        WHEREAS, the Board of Directors of each of Seller and the Netherlands Subsidiary has, prior to the date of execution of this Agreement, duly and validly approved and adopted the Asset Purchase Agreement; and

        WHEREAS, as a stockholder of Seller, each Principal Stockholder will benefit from the Asset Purchase Agreement.

        NOW, THEREFORE, in consideration of Purchaser's entry into the Asset Purchase Agreement, each Principal Stockholder agrees with each other and Purchaser as follows:

        1.    Certain Definitions.    Capitalized terms not expressly defined in this Agreement will have the meanings ascribed to them in the Asset Purchase Agreement. For purposes of this Agreement:

          (a)   "Beneficially Own," "Beneficial Owner" or "Beneficial Ownership" with respect to any securities means having voting power or investment power with respect to such securities (as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), except for those shares of Seller Common Stock which such Principal Stockholder has the right to acquire within 60 days.

          (b)   "Family Group" means, with respect to a Principal Stockholder that is a natural Person, such Person's spouse, descendants (whether natural or adopted), or siblings.

          (c)   "Permitted Transferee" means, with respect to a Principal Stockholder, (i) any member of such Stockholder's Family Group; (ii) the estate or any of the heirs or legatees of such Stockholder upon such Person's death; and (iii) any trust established and maintained for the benefit of (A) any Principal Stockholder that is a natural Person or (B) any member of such Stockholder's Family Group.

          (d)   "Seller Common Stock" means the common stock, par value $0.01 per share, of Seller.

          (e)   "Transaction" means the Asset Purchase Agreement, the sale of assets provided for therein and the consummation of the transactions contemplated thereby.

        2.    Representations and Warranties of Principal Stockholders.    Each Principal Stockholder represents and warrants as follows:

          (a)   He or it Beneficially Owns the number of shares of Seller Common Stock set forth on Schedule I attached hereto (the "Owned Shares"), free from any lien, encumbrance, proxy, voting trust, voting agreement, voting restriction, understanding, right of first refusal, limitation on disposition, adverse claim of ownership, or restriction whatsoever and with full and sole power to vote the Owned Shares without the consent or approval of any other person or entity;

          (b)   Except for the Owned Shares set forth on Schedule I, he or it does not Beneficially Own any other Seller Common Stock or hold any securities convertible into or exchangeable for Seller Common Stock;

          (c)   Except as set forth on Schedule I hereto, he or it is the record holder of the Owned Shares;

          (d)   This Agreement has been duly executed by each such Principal Stockholder and constitutes the valid and legally binding obligation of each such Principal Stockholder, enforceable against each such Principal Stockholder in accordance with its terms, except to the extent that (x) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally and (y) the availability of equitable remedies may be limited by equitable principles of general applicability;

          (e)   The execution, delivery and performance of this Agreement by each such Principal Stockholder and the proxy contained herein does not violate or breach, and will not give rise to any violation or breach of, such Principal Stockholder's certificate of formation or limited liability company agreement or other organizational documents (if such Principal Stockholder is not an individual), or any law, contract, instrument, arrangement or agreement by which such Principal Stockholder is bound;

          (f)    The execution, delivery and performance of this Agreement and the proxy contained herein do not, and performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign;

          (g)   The execution, delivery and performance of this Agreement by each such Principal Stockholder and the other signatories hereto and the proxy contained herein does not create or give rise to any right in such Principal Stockholder or, to such Principal Stockholder's knowledge, in any other signatory hereto or any other person, with respect to the Owned Shares or any other security of Seller (including, without limitation, voting rights and rights to purchase or sell any shares of Seller Common Stock or other securities of Seller) pursuant to any stockholders' agreement or similar agreement or commitment, other than any such right as is duly and validly waived pursuant to Section 6 of this Agreement; and

          (h)   The representations and warranties by each Principal Stockholder in Section 2(a) made herein are qualified in their entirety by the effects of applicable community property laws and the laws affecting the rights of marital partners generally.

        For all purposes of this Agreement, Owned Shares shall include any shares of Seller as to which Beneficial Ownership is acquired by a Principal Stockholder after the execution hereof.

        3.    Covenant to Vote.

          (a)   Each Principal Stockholder irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with Section 12 hereof:

            (i)    at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Seller Common Stock held during the term of this Agreement called to vote upon the Transaction, however called, such Principal Stockholder will, provided that such Principal Stockholder has received written notice from Purchaser within a reasonable period of time prior to any such meeting that Purchaser is unable to vote the Owned Shares subject to the irrevocable proxy set forth in Section 4 herein (the "Proxy") at the meeting, appear at the meeting or otherwise cause the Owned Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Owned Shares in favor of the Transaction;

            (ii)   such Principal Stockholder will execute and deliver (or cause to be executed and delivered) any written consent in favor of the Transaction with respect to all of the Owned Shares; and

            (iii)  such Principal Stockholder will not vote, or cause to be voted, any Owned Shares (or otherwise provide a proxy or consent or enter into another voting agreement with respect thereto) in favor of any other Alternative Proposal, nor vote the Owned Shares at a meeting of the holders of Seller Common Stock nor execute any written consent in lieu of a meeting of holders of Seller Common Stock if such vote or consent by the holders of Seller Common Stock would be inconsistent with or frustrate the purposes of the other agreements of such Principal Stockholder pursuant to the Asset Purchase Agreement or this Agreement.

          (b)   For purposes of clarity, each Principal Stockholder acknowledges that the covenant set forth in Section 3(a) applies even if the Board of Directors of Seller withdraws, modifies or qualifies in a manner adverse to Purchaser its recommendation regarding the Asset Purchase Agreement or the Transaction.

          (c)   Each Principal Stockholder hereby revokes any and all previous proxies with respect to such Principal Stockholder's Owned Shares.

        4.    Irrevocable Proxy.    Each Principal Stockholder hereby appoints Purchaser and any designee of Purchaser, each of them individually, each such Principal Stockholder's proxy and attorney-in-fact pursuant to the provisions of Section 212 of the Delaware General Corporation Law, as amended, with full power of substitution and resubstitution, to vote and act on each such Principal Stockholder's behalf and in each such Principal Stockholder's name, place and stead with respect to such Principal Stockholder's Owned Shares, at any annual, special or other meeting of the stockholders of Seller, and at any adjournment or postponement of any such meeting, held during the term of this Agreement and to act by written consent with respect to each such Principal Stockholder's Owned Shares, at all times during the term of this Agreement with respect to the matters referred to in, and in accordance with, Section 3(a) hereof. Each Principal Stockholder affirms that this proxy is coupled with an interest and shall be irrevocable. Each Principal Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Except in order to vote the Owned Shares in accordance with Section 3(a), each Principal Stockholder covenants and agrees not to grant any subsequent proxy with respect to such Principal Stockholder's Owned Shares, and further covenants and agrees that any such proxy, if granted, shall not be valid or effective.

        5.    Limitations on Transfer.    Each Principal Stockholder agrees that he or it will not, without the prior written consent of Purchaser, (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares or any securities convertible into or exchangeable for common stock of Seller, and (b) take any action that would prohibit, prevent or preclude such Principal Stockholder from performing its obligations under this Agreement, including, without limitation, the granting of a power of attorney with respect to the Owned Shares, depositing the Owned Shares in a voting trust or entering into any other stockholder voting agreements with respect to the Owned Shares, provided, however, that a Principal Stockholder may transfer any of its Owned Shares to a Permitted Transferee without the prior written consent of Purchaser if such Permitted Transferee executes a counterpart of this Agreement agreeing to be bound by this Agreement and agrees in writing to hold such Owned Shares (or interest in such Owned Shares) subject to all of the terms and provisions of this Agreement, provided that the Principal Stockholder shall remain liable under this Agreement in all respects. Each Principal Stockholder further agrees that this Agreement and each Principal Stockholder's obligations hereunder shall attach to such Principal Stockholder's Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Owned Shares may pass, whether by operation of law or otherwise, including without limitation such Principal Stockholder's heirs, guardians, administrators or successors. Each Principal Stockholder further covenants and agrees not to request that Seller register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Principal Stockholder's Owned Shares, unless such transfer is made in compliance with this Agreement and acknowledges that Purchaser and Seller may notify Seller's transfer agent of the terms hereof. Each Principal Stockholder agrees, if requested by Purchaser, that such Principal Stockholder shall tender its Owned Shares for the inscription of a legend consistent with this Agreement.

        6.    Consent to this Agreement.    Each Principal Stockholder hereby consents, for purposes of any stockholders' agreement or other agreement or commitment among the stockholders of Seller, to the execution, delivery and performance of this Agreement by each other Principal Stockholder (and waives any rights such Principal Stockholder would otherwise have pursuant to any such stockholders' agreement or other agreement or commitment by virtue of the execution, delivery or performance of this Agreement). Each Principal Stockholder further consents and authorizes Purchaser and Seller to publish and disclose in the Proxy Statement (including all documents filed with the Commission in connection therewith) its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

        7.    Specific Performance.    Each Principal Stockholder agrees that irreparable damage to Purchaser would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by each Principal Stockholder and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity, and that each Principal Stockholder waives the posting of any bond or security in connection with any proceeding related thereto.

        8.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart hereof has been executed and delivered by each party hereto (which delivery may be by facsimile).

        9.    Remedies Cumulative.    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Purchaser shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Purchaser.

        10.    No Waiver.    The failure of Purchaser to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any

Principal Stockholder hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by Purchaser of its right to exercise any such or other right, power or remedy or to demand such compliance.

        11.    Stockholder Capacity.    Each Principal Stockholder is executing this Agreement solely in his or its capacity as beneficial owner of the Owned Shares and not in its fiduciary capacity as a director or officer of Seller. Nothing herein shall prohibit, prevent or preclude such Principal Stockholder from taking or not taking any action in his capacity as an officer or director of the Company.

        12.    Termination.    This Agreement shall terminate upon the earlier to occur of (a) the Closing Date and (b) the date of termination of the Asset Purchase Agreement in accordance with its terms. Nothing in this Section 12 shall relieve or otherwise limit the liability of any party for breach of this Agreement.

        13.    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        14.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Purchaser. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        15.    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Principal Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Purchaser.

        16.    Entire Agreement.    This Agreement (together with the Asset Purchase Agreement and the other agreements and documents expressly contemplated hereby and thereby) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

        17.    Amendments.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Signature page follows

        IN WITNESS WHEREOF, each Principal Stockholder and Purchaser have duly executed this Stockholder Voting Agreement as of the date first above written.

SEACHANGE INTERNATIONAL, INC.
By:	/s/ WILLIAM C. STYSLINGER III
Name:	William C. Styslinger III
Title:	President and CEO
PRINCIPAL STOCKHOLDERS:
/s/ DAVID LOCKWOOD David Lockwood
LOCKWOOD FUND LLC
By:	/s/ DAVID LOCKWOOD
Name:	David Lockwood
Title:	Managing Member

SPOUSAL CONSENT

        I, the undersigned, being the spouse of David Lockwood, a stockholder of Liberate Technologies (the "Company"), hereby acknowledge that I have read and hereby approve that certain Stockholder Voting Agreement dated as of April 15, 2005 in favor of SeaChange International, Inc. (the "Voting Agreement"). I hereby agree to be irrevocably bound by the Voting Agreement and that any community property interest that I may have in the Owned Shares shall be similarly bound by the Voting Agreement. I hereby appoint my spouse, David Lockwood, as my attorney-in-fact with respect to the exercise of any rights or the performance of any obligations under the Voting Agreement.

Date: April 15, 2005
	Signature:	/s/ NAJA LOCKWOOD
Name (Printed): Naja Lockwood

Schedule I

Stockholder	Owned Shares
David Lockwood	5,107,201
Lockwood Fund LLC	8,225,700
TOTAL	13,332,901

ANNEX C

ALLEN & COMPANY LLC LETTERHEAD

April 15, 2005

Members of the Board of Directors
Liberate Technologies
2655 Campus Drive, Suite 250
San Mateo, California 94403

Ladies and Gentlemen:

        We understand that SeaChange International, Inc., a Delaware corporation ("Purchaser"), Liberate Technologies, a Delaware corporation ("Seller"), and Liberate Technologies B.V., corporation organized under the laws of the Netherlands (the "Netherlands Subsidiary"), propose to enter into an Asset Purchase Agreement, substantially in the form of the draft dated April 14, 2005 (the "Agreement"), pursuant to which, subject to the terms and conditions of the Agreement, among other things, Purchaser will purchase from Seller and the Netherlands Subsidiary all of the specified assets, properties, interest in properties and rights of Seller and the Netherlands Subsidiary in their Non-North America business (the "Non-North America Business") for $25.5 million in cash, subject to adjustment, and the assumption by Purchaser of specified liabilities and obligations of Seller and the Netherlands Subsidiary relating to the Non-North America Business (collectively, the "Consideration"). The sale by Seller and the Netherlands Subsidiary to Purchaser of the Non-North America Business and the assumption of such liabilities and obligations is referred to herein as the "Transaction." The terms and conditions of the Transaction are more fully set forth in the Agreement.

        You have requested our opinion, as of the date hereof, as to the fairness to Seller, from a financial point of view, of the Consideration to be received by Seller in the Transaction. In connection with this opinion, we have, among other things:

            (i)  reviewed the financial terms and conditions of the draft of the Agreement dated April 14, 2005, and certain related documents (which prior to the delivery of this opinion had not been executed by the parties thereto);

           (ii)  reviewed certain publicly available historical financial and operating results of Seller, as presented in documents filed by Seller with the Securities and Exchange Commission;

          (iii)  reviewed certain information, including financial performance and financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Seller, Netherlands Subsidiary and the Non-North America Business furnished to us by Seller;

          (iv)  held discussions with members of the senior management of Seller with respect to the matters described in clauses (ii) and (iii);

           (v)  reviewed general trends in the interactive television services industries;

          (vi)  analyzed the common stock price and valuation multiples of selected publicly traded companies that we deemed to be relevant;

         (vii)  reviewed the financial terms, to the extent publicly available, of certain sales and acquisitions which we believe to be generally comparable to the Transaction; and

        (viii)  considered such other factors and performed such other analyses as we have deemed appropriate.

        In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that was provided to us by Seller or its representatives, or that was otherwise reviewed by us. We have not assumed any responsibility for, and did not conduct, any independent verification of such information or any independent valuation or appraisal of any of the assets of Purchaser or Seller, including the Non-North America Business, or the solvency of Purchaser, Seller or any of their respective affiliates. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Non-North America Business. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Seller as to the future financial performance of Seller generally and the Non-North America Business in particular, and that such financial information is materially complete. We assume no responsibility for, and express no view as to, such forecasts or the assumptions on which they are based. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on the date hereof, and the information made available to us as of the date hereof. In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification by the parties thereto of any terms or conditions thereof material to our analysis, and that obtaining the regulatory and other approvals necessary in connection with the Transaction will not have an adverse effect on the ability of Purchaser, its affiliates or Seller to consummate the Transaction on the terms and subject to the conditions set forth in the Agreement. We also have assumed that there have been no changes made to the Agreement or any related documents from the drafts we reviewed for purposes of rendering our opinion material to our analysis, and that the representations and warranties of Purchaser and Seller contained in the Agreement are true and complete in all respects material to our analysis. We also have assumed that management of Seller is not aware of any information or facts that would make the information provided to us incomplete or misleading, and that there has been no material change to Seller's or Netherlands Subsidiary's assets, financial condition, results of operations, business or prospects since the date of Seller's last financial statements made available to us. We have relied on the advice of counsel and independent accountants to Seller as to all legal, financial reporting and accounting matters. In rendering our opinion, we have not attempted to assign any value to, any other arrangements being entered into by Seller, Netherlands Subsidiary, Purchaser and their respective affiliates in connection with the Agreement.

        We have acted as financial advisor to Seller in connection with the Transaction and will receive a fee for our services. In addition, Seller has agreed to indemnify us for certain liabilities arising out of our engagement. As part of our investment banking business, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. In addition, in the ordinary course of our business, we and our affiliates may have long or short positions, either on a discretionary or nondiscretionary basis, for our and our affiliates' own account or for those of our and our affiliates' clients, in the securities of Seller, Purchaser and/or their respective affiliates.

        Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Seller and our opinion is rendered to the Board of Directors of Seller in connection with its consideration of the Transaction. This opinion is not intended to, and does not, constitute a recommendation to any holder of Seller's common stock as to whether such holder should vote to approve any matter related to the Transaction. Our opinion does not address the relative merits of the Transaction as compared to any alternative business transaction that might be available to Seller, or Seller's underlying decision to pursue the Transaction.

        Furthermore, our engagement and the opinion expressed herein are not intended to confer rights or remedies upon Purchaser or any of its affiliates, or any stockholder of Seller or any other person or entity other than the Board of Directors of Seller. It is understood that this opinion is for the information of the

Board of Directors of Seller and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Seller with the Securities and Exchange Commission with respect to the Transaction.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by Seller in the Transaction is fair, from a financial point of view, to Seller.

Very truly yours,
ALLEN & COMPANY LLC
By:	/s/ JOHN JOSEPHSON
Name: John H. Josephson
Title: Managing Director

ANNEX D

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

        On April 15, 2005, Liberate Technologies ("Liberate") entered into an Asset Purchase Agreement (the "Agreement") to sell substantially all of the assets of its Non-North America business (including certain customer contracts, patents and intellectual property) to SeaChange International, Inc. ("SeaChange"). Liberate will receive cash consideration of approximately $25.5 million in cash, as adjusted pursuant to the Agreement. The Agreement includes, among other things, a non-competition covenant whereby Liberate has agreed not to solicit or otherwise communicate with any customer of the Non-North America business for the purpose of inducing such customer to refrain from or to discontinue its relationship wth SeaChange for a period of five years after the closing date. The Agreement is subject to Liberate stockholder approval and other customary closing conditions.

Pro Forma Financial Information.

        The following unaudited pro forma condensed consolidated financial information has been prepared based on the historical financial statements of Liberate after giving effect of (1) the sale to SeaChange of substantially all of the assets and the assumption by SeaChange of certain liabilities related to the Non-North America business, (2) the sale to Double C Technologies, LLC ("Double C") of substantially all of the assets and the assumption by Double C of certain liabilities related to the North America business which closed on April 7, 2005 and (3) the April 8, 2005 payment of a one-time special dividend of $2.10 per common share. The assumptions and adjustments related to these items are described in the accompanying notes to these unaudited pro forma condensed consolidated financial information.

        The unaudited pro forma condensed consolidated statements of operations give effect to the disposals of the Non-North America business and the North America business by Liberate as if each had occurred on June 1, 2001 and the unaudited pro forma condensed consolidated balance sheet gives effect to the disposals of the Non-North America business and the North America business by Liberate as if each had occurred on February 28, 2005. The unaudited pro forma condensed consolidated balance sheet as of February 28, 2005 also gives effect to the special dividend paid to stockholders on April 8, 2005 as if it had occurred on February 28, 2005. The unaudited pro forma condensed consolidated financial information was derived by adjusting the historical financial statements of Liberate for the removal of assets, liabilities, revenues and expenses associated with the Non-North America business, the North America business and the pro forma adjustments described in the footnotes. Upon completion of the sale of the Non-North America business, Liberate expects to record a gain from this transaction. The sale of assets by Liberate pursuant to the Agreement will be a taxable transaction for United States federal income tax purposes. Accordingly, Liberate will recognize a gain or loss with respect to the sale of assets pursuant to the Agreement in an amount equal to the difference between the amount of the consideration received for each asset over the adjusted tax basis in the asset sold. Although the sale of the Non-North America business is expected to result in a taxable gain to Liberate, we believe that a substantial portion of the taxable gain will be offset by current year losses from operations and available net operating loss carryforwards.

        The unaudited pro forma condensed consolidated financial information, including the notes thereto, should be read in conjunction with, the audited historical consolidated financial statements and notes thereto included in Liberate's Annual Report on Form 10-K for the fiscal year ended May 31, 2004, as filed with the Securities and Exchange Commission ("SEC") on August 16, 2004, the unaudited interim condensed consolidated financial statements and notes thereto included in Liberate's Quarterly Report on Form 10-Q for the quarter ended February 28, 2005, as filed with the SEC on

April 4, 2005 and the Definitive Proxy Statement on Schedule 14A related to the sale of the North America business filed with the SEC on March 9, 2005.

        The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the disposition occurred June 1, 2001 for statements of operation purposes and as of February 28, 2005 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The pro forma adjustments are based upon information and assumptions available at the time of filing this statement.

        The disposals of the North America and Non-North America businesses will be reported in the Liberate financial statements in the period in which each transaction is consummated. The North America business will be reflected as a discontinued operation in the period ending May 31, 2005. The sale of the Non-North America business, which is expected to be completed during the first quarter of fiscal 2006, will be reflected as a discontinued operation at that time.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of February 28, 2005
(In thousands)

	Historical Liberate	North America Business	Non-North America Business	Adjustments (See Note 3)		Pro Forma Ongoing Business
Assets
Current assets:
Cash and cash equivalents	$194,404	$—	$—	$(117,885)	(a,d)	$76,519
Accounts receivable, net	1,950	(497)	(1,453)	—		—
Prepaid expenses and other current assets	1,183	(470)	(125)	—		588
Other receivables	4,487	—	—	—		4,487

Total current assets	202,024	(967)	(1,578)	(117,885)		81,594
Property and equipment, net	1,613	(1,161)	(403)	—		49
Deferred costs related to warrants	896	(896)	—	—		—
Restricted cash	10,747	—	(1,161)	—		9,586

Total assets	$215,280	$(3,024)	$(3,142)	$(117,885)		$91,229

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,528	$(158)	$(50)	$—		$2,320
Accrued liabilities	15,748	(58)	(1,234)	6,079	(b)	20,535
Accrued payroll and related expenses	719	(349)	(112)	—		258
Short term deferred revenues	4,369	(4,017)	(352)	—		—

Total current liabilities	23,364	(4,582)	(1,748)	6,079		23,113
Long term excess facilities charges	18,214	—	(138)	—		18,076
Long term deferred revenues	9,156	(3,526)	(5,630)	—		—
Other long-term liabilities	2,416	—	—	—		2,416

Total liabilities	53,150	(8,108)	(7,516)	6,079		43,605

Commitments and contingencies (Note 4)
Stockholders' equity:
Common stock	1,061	—	—	—		1,061
Contributed and paid-in capital	1,502,811	(4,163)	(923)	—		1,497,725
Deferred stock-based compensation	(6,780)	4,163	923	—		(1,694)
Accumulated other comprehensive loss	(1,970)	(101)	2,190	—		119
Accumulated deficit	(1,332,992)	5,185	2,184	(123,964)	(a,b,c,d)	(1,449,587)

Total stockholders' equity	162,130	5,084	4,374	(123,964)		47,624

Total liabilities and stockholders' equity	$215,280	($3,024)	($3,142)	($117,885)		91,229

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended February 28, 2005
(In thousands, except per share data)

	Historical Liberate	North America Business	Non-North America Business	Adjustments	Pro Forma Ongoing Business
Revenues
License and royalty	$(883)	$1,809	$(926)	$—	$—
Service	2,783	(1,575)	(1,208)	—	—

Total revenues	1,900	234	(2,134)	—	—

Cost of revenues:
License and royalty	49	(41)	(8)	—	—
Service	2,716	(1,937)	(779)	—

Total cost of revenues	2,765	(1,978)	(787)	—	—

Gross margin	(865)	2,212	(1,347)	—	—

Operating expenses:
Research and development	12,107	(8,804)	(1,981)	—	1,322
Sales and marketing	1,692	(373)	(729)	—	590
General and administrative	9,921	(806)	(310)	—	8,805
Excess facilities charges and related asset impairment	6,108		—	—	6,108

Total operating expenses	29,828	(9,983)	(3,020)	—	16,825

Loss from operations	(30,693)	12,195	1,673	—	(16,825)
Interest Income, net	2,196	5	—	—	2,201
Other income (expense), net	245	(463)	60	—	(158)

Loss before income tax provision	(28,252)	11,737	1,733	—	(14,782)
Income tax provision	153	(142)	—	—	11

Net loss	$(28,405)	$11,879	$1,733	$—	$(14,793)

Basic and diluted net loss per share	$(0.27)				$(0.14)

Shares used in computing basic and diluted net loss per share	105,751				105,751

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended May 31, 2004
(In thousands, except per share data)

	Historical Liberate	North America Business	Non-North America Business	Adjustments	Pro Forma Ongoing Business
Revenues:
License and royalty	$(263)	$2,435	$(2,172)	$—	$—
Service	8,875	(3,142)	(5,733)	—	—

Total revenues	8,612	(707)	(7,905)	—	—

Cost of revenues:
License and royalty	597	(331)	(266)	—	—
Service	5,317	(2,994)	(2,323)	—	—

Total cost of revenues	5,914	(3,325)	(2,589)	—	—

Gross margin	2,698	2,618	(5,316)	—	—

Operating expenses:
Research and development	16,325	(9,452)	(4,863)	—	2,010
Sales and marketing	3,007	(204)	(1,604)	—	1,199
General and administrative	13,587	(2,664)	38	—	10,961
Restructuring costs	1,406	(64)	(512)	—	830
Amortization of deferred costs related to warrants	1,831	(1,831)	—	—	—
Impairment of deferred costs related to warrants	4,969	(4,969)	—	—	—
Amortization and impairment of intangible assets	22	—	—	—	22
Amortization of deferred stock-based compensation	10	—	—	—	10
Excess facilities charges and related asset impairment	4,022	—	(1,457)	—	2,565

Total operating expenses	45,179	(19,184)	(8,398)	—	17,597

Loss from operations	(42,481)	21,802	3,082	—	(17,597)
Interest Income, net	2,224	4	2	—	2,230
Other income (expense), net	530	(49)	30	—	511

Loss before income tax provision	(39,727)	21,757	3,114	—	(14,856)
Income tax provision	138	(165)	57	—	30

Net loss	$(39,865)	$21,922	$3,057	$—	$(14,886)

Basic and diluted net loss per share	$(0.38)				$(0.14)

Shares used in computing basic and diluted net loss per share	104,805				104,805

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended May 31, 2003
(In thousands, except per share data)

	Historical Liberate	North America Business	Non-North America Business	Adjustments	Pro Forma Ongoing Business
Revenues:
License and royalty	$6,501	$(2,275)	$(4,226)	$—	$—
Service	18,893	(8,121)	(10,772)	—	—

Total revenues	25,394	(10,396)	(14,998)	—	—

Cost of revenues:
License and royalty	1,315	(600)	(715)	—	—
Service	24,262	(19,458)	(4,578)	—	226

Total cost of revenues	25,577	(20,058)	(5,293)	—	226

Gross margin	(183)	9,662	(9,705)	—	(226)

Operating expenses:
Research and development	26,080	(5,006)	(20,620)	—	454
Sales and marketing	18,783	(2,432)	(11,802)	—	4,549
General and administrative	45,538	(1,712)	(922)	—	42,904
Restructuring costs	8,586	(1,509)	(5,595)	—	1,482
Amortization and impairment of intangible assets	1,670	—	—	—	1,670
Amortization of deferred costs related to warrants	3,837	(3,837)	—	—	—
Amortization of deferred stock-based compensation	1,299	—	(716)	—	583
Excess facilities charges and related asset impairment	25,094	—	—	—	25,094

Total operating expenses	130,887	(14,496)	(39,655)	—	76,736

Loss from operations	(131,070)	24,158	29,950	—	(76,962)
Interest Income, net	6,977	4	3	—	6,984
Other income (expense), net	(14,028)	(9)	200	—	(13,837)

Loss before income tax provision	(138,121)	24,153	30,153	—	(83,815)
Income tax provision	1,560	(185)	(10)	—	1,365

Net loss	$(139,681)	$24,338	$30,163	$—	$(85,180)

Basic and diluted net loss per share	$(1.34)				$(0.82)

Shares used in computing basic and diluted net loss per share	104,500				104,500

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended May 31, 2002
(In thousands, except per share data)

	Historical Liberate	North America Business	Non-North America Business	Adjustments	Pro Forma Ongoing Business
Revenues:
License and royalty	$32,251	$(13,839)	$(18,412)	$—	$—
Service	38,212	(16,553)	(21,659)	—	—

Total revenues	70,463	(30,392)	(40,071)	—	—

Cost of revenues:
License and royalty	2,091	(954)	(1,137)	—	—
Service	40,414	(33,119)	(7,295)	—	—

Total cost of revenues	42,505	(34,073)	(8,432)	—	—

Gross margin	27,958	3,681	(31,639)	—	—

Operating expenses:
Research and development	44,580	(4,659)	(39,665)	—	256
Sales and marketing	26,137	(4,974)	(15,037)	—	6,126
General and administrative	12,484	(283)	(846)	—	11,355
Restructuring costs	3,075	(151)	(1,877)	—	1,047
Amortization of deferred costs related to warrants	12,047	(12,047)	—	—	—
Impairment of deferred costs related to warrants	44,840	(44,840)	—	—	—
Amortization and impairment of intangible assets	220,742	—	—	—	220,742
Amortization of deferred stock-based compensation	1,669	—	(920)	—	749
Excess facilities charges and related asset impairment	9,904	—	—	—	9,904

Total operating expenses	375,478	(66,954)	(58,345)	—	250,179

Loss from operations	(347,520)	70,635	26,706	—	(250,179)
Interest Income, net	15,968	7	—	—	15,975
Other income (expense), net	(2,798)	36	26	—	(2,736)

Loss before income tax provision	(334,350)	70,678	26,732	—	(236,940)
Income tax provision	737	(113)	—	—	624

Net loss	$(335,087)	$70,791	$26,732	$—	$(237,564)

Basic and diluted net loss per share	$(3.16)				$(2.24)

Shares used in computing basic and diluted net loss per share	106,144				106,144

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

        The unaudited pro forma condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.

        The unaudited pro forma condensed consolidated financial information of Liberate has been prepared based on the historical consolidated balance sheet of Liberate as of February 28, 2005 and the historical consolidated statements of operations for Liberate for the years ended May 31, 2004, 2003 and 2002, and the nine months ended February 28, 2005, after giving effect to the adjustments and assumptions described below.

        Liberate and its Non-North America business employ accounting policies that are in accordance with generally accepted accounting principles in the United States. In management's opinion, all material adjustments necessary to reflect fairly the pro forma financial position and pro forma results of operations of Liberate have been made.

        The ongoing activity presented in these unaudited pro forma condensed consolidated financial statements represents Liberate's ongoing business and corporate assets, liabilities, revenues and expenses that will not be divested in the asset sale. The pro forma financial information is presented for illustrative purposes only, and is not necessarily indicative of the operating results and financial position that might have been achieved had the transaction described above occurred on the dates indicated, nor is it necessarily indicative of the operating results and financial position that may occur in the future.

Note 2. Pro Forma Assumptions

Non-North America business:

        The unaudited condensed consolidated financial information of Liberate's ongoing business has been prepared based on Liberate's historical consolidated financial records as of February 28, 2005 and for the years ended May 31, 2004, 2003 and 2002, and the nine months ended February 28, 2005, after giving effect to the following adjustments and assumptions:

  a)
  Amounts related to employees who will remain with the ongoing operations of Liberate, but that were historically recorded as part of the Non-North America business, have not been included in the Non-North America business financial information.

  b)
  Certain prepaid expenses and accrued liabilities that were historically recorded as part of the Non-North America business have not been included in the Non-North America financial information because they relate to Liberate's ongoing business and corporate operations.

  c)
  The costs of the Non-North America business only include costs associated with the business being sold, which primarily are as follows:

  i)
  the costs of Liberate's UK professional services group which primarily include the costs of employees and related overhead and the costs of licensing technology related to the Non-North America software platform;
  ii)
  Research and development costs which include all costs related to the development of the Non-North America software platform which primarily include the costs of employees and related overhead;
  iii)
  Sales and marketing costs which represents an allocation of Liberate's centrally managed sales and marketing costs. The allocation of such costs was completed on the basis of relative revenues during each period presented. The corporate marketing costs were evenly shared and allocated to the Non-North America business based on the total costs;

    iv)
    General and administrative costs primarily consist of salaries and other employee related expenses for finance and human resources in addition to other fees directly related to the Non-North America business.

  d)
  Cash and the associated interest income have not been included in the Non-North America business financial results because the balances will remain with Liberate. However, restricted cash related to certain facility leases is allocated to the Non-North America business.

Note 3. Other Pro Forma Adjustments

        The accompanying unaudited pro forma condensed consolidated financial information has been prepared as if the divestiture was completed on February 28, 2005 for balance sheet purposes and as of June 1, 2001 for statement of operations purposes and reflect the following pro forma adjustments:

  a)
  To reflect the asset sale consideration of $25.5 million cash from SeaChange, the asset sale consideration of $82.0 million cash from Double C Technologies and the payment of a one-time special dividend of $223.0 million or $2.10 per common share. See Note 7. The purchase price of the SeaChange asset sale will be decreased by an amount equal to $651,000 per month for the period from April 15, 2005 to the closing of the asset sale (pro rated for the actual number of days elapsed).

  b)
  To reflect the $2.1 million in estimated direct expenses, principally legal, accounting, printing and other professional fees of the SeaChange transaction and the $4.0 million in estimated direct expenses of the Double C transaction.

  c)
  To reflect the net proceeds and resulting gain on the respective asset sales (in thousands):

	North America	Non-North America
Total consideration	$82,000	$25,500
Transaction costs	(3,100)	(2,100)

Net total proceeds	78,900	23,400
Assets acquired by buyer	(1,591)	(528)
Liabilities assumed by buyer	8,088	6,091

Net proceeds in excess of net assets sold	$85,397	$28,963

  d)
  To reflect the cash payout of approximately $2.6 million for additional amounts related to the special dividend and the accelerated vesting of restricted stock units and stock options. The accelerated vesting was triggered by the sale of the North America Business to Double C.

        Liberate does not anticipate any significant taxes on the net gain from the sale transaction, due to available net operating losses and tax credits. Accordingly, no adjustment has been recorded, in the unaudited pro forma condensed consolidated financial statements, to reflect any tax effect on net gain arising from the disposal of the Non-North America business.

Note 4. Commitments and Contingencies

Operating Leases

        The ongoing business currently has an operating lease for a facility that expires through fiscal 2009. Future minimum lease payments under this operating lease as of February 28, 2005 are as follows (in thousands):

Years ending May 31,
2005	$4,736
2006	9,703
2007	9,526
2008	8,631
2009	9,875

$42,471

        Rent expense for the ongoing business for the nine months ended February 28, 2005 and February 29, 2004 was zero and $3.2 million, respectively. For the fiscal years 2004, 2003 and 2002, rent expense for the ongoing business was $5.7 million, $5.8 million and $6.4 million, respectively.

Note 5. Unaudited Pro Forma Earnings Per Share Data

        Basic and diluted pro forma earnings per share were calculated using the weighted average shares outstanding of Liberate for the years ended May 31, 2004, 2003 and 2002, and for the nine months ended February 28, 2005. For all periods presented, a net loss was recorded, therefore the net loss per share on a diluted basis is equivalent to basic net loss per share because the effect of including all outstanding stock options, stock units and warrants in the earnings per share calculation would be anti-dilutive.

Note 6. Litigation

        Liberate is party to several legal matters described in our Quarterly Report on Form 10-Q for the quarter ended February 28, 2005, as filed with the Securities and Exchange Commission on April 4, 2005. Pursuant to the Double C Agreement, Double C will assume the liabilities associated with the OpenTV patent litigation, OpenTV, Inc. v Liberate Technologies, pending in the U.S. District Court for the Northern District of California to the extent set forth in the complaint dated February 7, 2002 (including attorneys' fees and other costs of defending such action but only to the extent such attorneys' fees and costs arise or are incurred after April 7, 2005). However, for the periods presented, the historical legal expenses related to the OpenTV patent litigation are included in the pro forma statements of operations of the North America business. The other legal matters described in the Quarterly Report on Form 10-Q for the quarter ended February 28, 2005 will remain with Liberate.

Note 7. Special Dividend

        On March 25, 2005, the Board of Directors of Liberate declared a one-time special dividend of $2.10 per common share. The special dividend was payable to the holders of record on April 4, 2005 upon the closing of the sale of the Liberate's North America business to Double C Technologies, LLC (the "Double C") pursuant to the Asset Purchase Agreement with Double C. The Double C transaction closed on April 7, 2005. The special dividend, which was approximately $223 million, was paid on April 8, 2005. Liberate made equitable adjustments to outstanding awards under its existing equity based incentive plans in order to take account of the special dividend. The special dividend payment is reflected in the other adjustments of the unaudited pro forma condensed consolidated balance sheet as of February 28, 2005.

DETACH HERE

PROXY	PROXY

LIBERATE TECHNOLOGIES
2655 Campus Drive, Suite 250, San Mateo, CA 94403

This Proxy is Solicited on Behalf of the Board of Directors of Liberate Technologies
for the Special Meeting of Stockholders to be held on                        , 2005

        The undersigned holder of common stock, par value $.01, of Liberate Technologies ("Liberate") hereby appoints David Lockwood and Gregory S. Wood, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all common stock of Liberate that the undersigned stockholder would be entitled to vote if personally present at the Special Meeting of Stockholders (the "Special Meeting") to be held on                   ,                         , 2005, at     :    .m. local time, at the Hotel Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California, and at any adjournment or postponement of the Special Meeting. We first mailed this form of proxy and the accompanying Notice of Special Meeting and proxy statement to our stockholders on or about                        , 2005.

        This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted FOR approval and adoption of the sale of substantially all of the assets of our Non-North America business pursuant to the terms of the Asset Purchase Agreement by and among Liberate, Liberate Technologies B.V. and SeaChange International, Inc. and at the discretion of the proxies as to any other matters that may properly come before the Special Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of Liberate either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF OUR NON-NORTH AMERICA BUSINESS TO SEACHANGE INTERNATIONAL, INC. PURSUANT TO THE ASSET PURCHASE AGREEMENT.

PLEASE PROMPTLY MARK, SIGN, DATE, AND RETURN THIS CARD USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

LIBERATE TECHNOLOGIES
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE

☒ Please mark votes as in this example.	#LBA

LIBERATE TECHNOLOGIES

1.	To approve and adopt the sale of substantially all of the assets of Liberate Technologies' Non-North America business pursuant to the terms of the Asset Purchase Agreement, dated as of April 15, 2005, by and among Liberate, Liberate Technologies B.V. and SeaChange International, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The asset purchase agreement and the sale of substantially all assets of the Non-North America business were proposed by Liberate. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment thereof.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name, by President or other authorized officer. When signing as a partnership, please sign in partnership name, by an authorized person.

Signature:	Date:	Signature:	Date:

QuickLinks

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD , 2005
TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE ASSET SALE, THE ASSET PURCHASE AGREEMENT AND THE SPECIAL MEETING
THE SPECIAL MEETING OF LIBERATE STOCKHOLDERS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
ASSET SALE RISK FACTORS
THE ASSET SALE
THE ASSET PURCHASE AGREEMENT
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
OTHER MATTERS
INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS
NON-NORTH AMERICA BUSINESS Unaudited Combined Balance Sheets (In thousands)
NON-NORTH AMERICA BUSINESS Unaudited Combined Statements of Operations (In thousands)
NON-NORTH AMERICA BUSINESS Unaudited Combined Statement of Changes in Owner's Net Investment in Non-North America Business (In thousands)
NON-NORTH AMERICA BUSINESS Unaudited Combined Statements of Cash Flow (In thousands)
NON-NORTH AMERICA BUSINESS NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
  ANNEX A
ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II CLOSING AND PURCHASE PRICE
ARTICLE III CERTAIN ACTIONS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER AND THE NETHERLANDS SUBSIDIARY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS
ARTICLE VII LABOR AND EMPLOYEE BENEFIT MATTERS
ARTICLE VIII CONDITIONS PRECEDENT
ARTICLE IX TERMINATION
ARTICLE X GENERAL PROVISIONS
  ANNEX B
STOCKHOLDER VOTING AGREEMENT
SPOUSAL CONSENT
Schedule I
  ANNEX C
  ANNEX D
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Balance Sheet As of February 28, 2005 (In thousands)
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Nine Months Ended February 28, 2005 (In thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended May 31, 2004 (In thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended May 31, 2003 (In thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended May 31, 2002 (In thousands, except per share data)
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS